Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

XCERRA CORPORATION,

EVERETT CHARLES TECHNOLOGIES LLC,

MULTITEST ELECTRONIC SYSTEMS, INC.

and

FASTPRINT HONG KONG CO. LTD,

FASTPRINT TECHNOLOGY (U.S.) LLC,

and FASTTEST TECHNOLOGY INC.

Dated as of September 8, 2015

TABLE OF CONTENTS

			Page(s)

ARTICLE I PURCHASE AND SALE			1

Section 1.1.		Acquired Assets and Assumed Liabilities	1
Section 1.2.		Designated Purchasers	3

ARTICLE II PURCHASE PRICE; PAYMENT			3

Section 2.1.		Purchase Price	3
Section 2.2.		Payment	3
Section 2.3.		Purchase Price Allocation	5

ARTICLE III REPRESENTATIONS AND WARRANTIES			7

Section 3.1.		Representations and Warranties of Selling Parties	7

	(a)	Due Organization and Power	7
	(b)	Authority	7
	(c)	No Violation	8
	(d)	Financial Statements	8
	(e)	Tax Matters	8
	(f)	Absence of Certain Changes	9
	(g)	No Proceedings	9
	(h)	Compliance With Laws and Orders	9
	(i)	Licenses and Permits	9
	(j)	Environmental Matters	10
	(k)	Title to Acquired Assets; Sufficiency of Assets	10
	(l)	Real Property	11
	(m)	Material Contracts	12
	(n)	Employee Benefits	13
	(o)	Labor Matters	14
	(p)	Intellectual Property	15
	(q)	Product Warranty and Product Liability; Customer and Suppliers	18
	(r)	Certain Relationships	18
	(s)	Insurance	18
	(t)	Foreign Corrupt Practices Act	19
	(u)	Fees	19
	(v)	Government Contracts	19

Section 3.2.		Representations and Warranties of Buying Parties	20

	(a)	Due Organization and Power	20
	(b)	Authority	20
	(c)	No Violation	20
	(d)	Threatened Proceedings	21
	(e)	Financing	21
	(f)	Fees	21
	(g)	Designated Purchasers	21

Section 3.3.		No Other Representations or Warranties	21

i

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A - Asset Sellers

Exhibit B - Employment Offer Letter

Exhibit C - Escrow Agreement

Exhibit D - Preferred Supply Agreement

Exhibit E - At-Will Employment, Confidential Information and Invention Assignment Agreement

Exhibit F - Test Equipment Preferred Purchase & Supply Agreement

Exhibit G - Transition Services Agreement

Schedules

Schedule A - Assembly Employees

Schedule B - Key Employees

Schedule C - Operation Employees

Schedule D - Product Design and Development Employees

Schedule E - Quality Employees

Schedule F - Excluded Contracts

Schedule G - Outstanding Customer POs

Schedule H - Outstanding Multitest POs

Schedule I - Preliminary Title Report

Schedule 1.1(a)

Schedule 1.1(b)(i)

Schedule 1.1(b)(v)

Schedule 1.1(c)

Schedule 1.2

Schedule 2.2(a)

Schedule 2.3(a)

Schedule 3.1(a)(i)(A)

Schedule 3.1(a)(i)(B)

Schedule 3.1(c)(ii)

Schedule 3.1(c)(iii)

Schedule 3.1(d)(i)(A)

Schedule 3.1(d)(i)(B)

Schedule 3.1(e)

Schedule 3.1(f)

Schedule 3.1(g)

Schedule 3.1(h)

Schedule 3.1(i)(i)

Schedule 3.1(i)(ii)

Schedule 3.1(i)(iii)

Schedule 3.1(j)

Schedule 3.1(k)(i)

Schedule 3.1(k)(ii)

Schedule 3.1(l)(i)

Schedule 3.1(l)(ii)

Schedule 3.1(m)

Schedule 3.1(n)(i)

Schedule 3.1(o)(i)

Schedule 3.1(o)(ii)

Schedule 3.1(o)(iv)

Schedule 3.1(o)(v)

Schedule 3.1(p)(i)

Schedule 3.1(p)(ii)

Schedule 3.1(p)(iii)

Schedule 3.1(p)(iv)

Schedule 3.1(p)(vii)

Schedule 3.1(p)(viii)

Schedule 3.1(p)(xi)

Schedule 3.1(q)(i)

Schedule 3.1(q)(iii)

Schedule 3.1(r)

Schedule 3.1(s)

Schedule 3.1(t)

Schedule 3.2(c)(iii)

Schedule 3.2(c)(iv)

Schedule 4.2

Schedule 4.7(a)

Schedule 5.2(a)(i)(A)

Schedule 5.2(a)(i)(B)

Schedule 5.2(e)(i)

Schedule 5.2(e)(ii)

Schedule 8.2(g)

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and effective as of September 8, 2015 between Xcerra Corporation, a Massachusetts corporation (“Xcerra”), Everett Charles Technologies LLC, a Delaware limited liability company (“ECT”), and Multitest Electronic Systems, Inc., a Delaware corporation (“Multitest”) (ECT and Multitest, each a “Seller”, together the “Sellers”, and collectively with Xcerra the “Selling Parties”), on the one hand, and, on the other hand, FastPrint Hong Kong Co. Ltd., a private company limited by shares formed in Hong Kong (“FastPrint HK”), Fastprint Technology (U.S.) LLC, a Delaware limited liability company (“FastPrint LLC”), and FastTest Technology Inc., a Delaware corporation (“Buyer”) (Buyer, FastPrint HK, and FastPrint LLC, collectively, the “Buying Parties”) (each of the foregoing, a “Party” and, collectively, the “Parties”), with reference to the following facts:

WHEREAS, Sellers and certain of their foreign Affiliates as set forth on Exhibit A hereto (Sellers and such foreign Affiliates, collectively, the “Asset Sellers”), own certain assets and liabilities belonging or related to the Harbor Electronics Business (as defined below);

WHEREAS, the Asset Sellers are engaged in the research and development, design, fabrication, assembly, marketing, distribution, sale, support, maintenance and repair of printed circuit boards, and the provision of services and activities related thereto (the “Harbor Electronics Business”, which, for avoidance of doubt, excludes the design, layout, marketing, distribution, sale, support, maintenance and repair of printed circuit device under test load boards by Xcerra’s semiconductor test solutions group in connection with the sale of capital equipment (e.g., testers and/or handlers) by Xcerra or its Affiliates for the semiconductor automated test equipment (“ATE”) industry (the “Xcerra Excluded Business”));

WHEREAS, Buyer desires to purchase certain assets, constituting substantially all of the assets, and assume certain liabilities related to the Harbor Electronics Business from the Asset Sellers upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined above or defined in the context of the Section of this Agreement in which such terms first appear shall have the meanings set forth in Section 11.17.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1. Acquired Assets and Assumed Liabilities.

(a) Assets. Upon the terms, and subject to the conditions, set forth in this Agreement, and subject to the provisions of Section 1.1(c), at the Closing, Xcerra shall or shall cause each Asset Seller to sell and transfer to Buyer or its Designated Purchasers, as applicable, and Buyer or its Designated Purchasers shall purchase and accept from Xcerra or each such Asset Seller, as applicable, all right, title and interest in and to all of the assets, other than the Excluded Assets, used, held for use in or primarily related to the Harbor Electronics Business, tangible and intangible, real, personal and mixed, whether or not any such asset has any value for any accounting purpose or is carried or reflected on in the financial statements of the Harbor Electronics Business, including the assets more particularly described in Schedule 1.1(a) (collectively, the “Acquired Assets”), in each case free and clear of all Liens (other than Permitted Liens and, in the case of Acquired Real Property, Permitted Real Property Exceptions).

(b) Liabilities. Upon the terms set forth in this Agreement at the Closing, the Buying Parties shall assume and agree to pay, perform and discharge all of the following Liabilities (collectively, the “Assumed Liabilities”): (i) (A) the accrued personal days (“Accrued Personal Days”), and (B) the accrued salary, wages, bonuses, commissions and other compensation and vacation (collectively, the “Accrued Compensation”) (the Accrued Personal Days and Accrued Compensation, together, the “Accrued Employee Liabilities”) of all EU Asset Employees and all U.S. & China Asset Employees to the extent such Accrued Personal Days remain outstanding and such Accrued Compensation remains unpaid by any Asset Seller as of the Closing Date and are reflected in the balance sheet to be updated at Closing (together with such additional detail as is reasonably acceptable to the Parties at Closing) with respect to the Harbor Electronics Business and attached hereto as Schedule 1.1(b)(i); (ii) any and all Product warranty Claims and all Liabilities associated therewith, whether or not such Claims accrued prior to the Closing to the extent the aggregate amount of such Claims (“Assumed Warranties”) do not exceed the amount of the reserves therefor set forth in the Most Recent Balance Sheet (“Warranty Reserve”); (iii) all Outstanding Multitest POs A/P, (iv) all covenants and obligations of the Buying Parties, or any of them, under or arising out of this Agreement, including all covenants and obligations under or arising out of Schedule 5.2(e)(ii); and (v) subject to the provisions of Section 1.1(c), the mutually-agreed Liabilities which are set forth on Schedule 1.1(b)(v) hereto including the Contracts set forth thereon (such Contracts listed on Schedule 1.1(b)(v), collectively, the “Assumed Contracts”). Buyer shall satisfy its obligation to pay the Accrued Compensation with respect to the U.S. Transferred Employees terminated immediately prior to the Closing by payment to Xcerra or its designee(s) at Closing of an amount equivalent to the Accrued Compensation otherwise payable by Buyer hereunder with respect to the U.S. Transferred Employees, including Buyer’s portion of all Taxes thereon; provided that, with respect to the accrued and unpaid vacation of the U.S. Transferred Employees such amount shall only include the accrued and unpaid vacation for those U.S. Transferred Employees identified by Xcerra at Closing (collectively, the “Accrued U.S. Compensation Amount”), and Xcerra or its designee(s) shall remit such amount to such U.S. Transferred Employees upon their termination immediately prior to Closing, and Buyer shall honor and assume, pay, perform and discharge the accrued and unused vacation Liability with respect to all other U.S. Transferred Employees from and after the Closing Date in the Ordinary Course of Business. Notwithstanding the foregoing to the contrary, the Buying Parties shall not assume, nor be deemed to have assumed, and the applicable Asset Seller shall remain liable for and pay, perform and discharge, all of the Excluded Liabilities.

(c) Nonassigned Contracts. Notwithstanding anything to the contrary in this Agreement or any ancillary transaction document or instrument delivered or to be delivered at Closing, to the extent that any Assumed Contract comprising part of the Acquired Assets is not assignable to Buyer without the consent, approval, waiver, agreement or action of any other Person (other than Xcerra or its Affiliates), pursuant to the Assumed Contract or otherwise, there shall be no assignment or attempted assignment to Buyer of such Assumed Contract at the Closing under this Agreement in the absence of such Person’s consent, approval, waiver, agreement or action, unless otherwise agreed by the Parties in writing, and this Agreement shall not be deemed to constitute an assignment or attempted assignment thereof (each such asset, a “Nonassigned Contract”); provided that, nothing in this Section 1.1(c) shall have the effect of eliminating or otherwise qualifying the condition to the Buying Parties’ obligations set forth in Section 8.2(g). A list of the Assumed Contracts that are not assignable to Buyer without the consent, approval, waiver, agreement or action of any other Person, pursuant to the Assumed Contract or otherwise, is set forth on Schedule 1.1(c). In the case of each Nonassigned Contract, Xcerra shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the consent, approval, waiver, agreement or action of such Person to the assignment of such Nonassigned Contract to Buyer, and, to the extent reasonably requested by Xcerra, Buyer shall, and shall cause its Affiliates to, cooperate with such efforts; provided, that, for the avoidance of doubt, nothing in this Agreement shall require either Party or any of their respective Affiliates to pay any money to, commence or participate in any litigation, offer or grant any accommodation or undertake any Liability (in each case financial or otherwise) to any Governmental Entity or other third party. If any such consent, approval, waiver, agreement or action is not obtained from such Person prior to the Closing, without limiting any other obligation under this Section 1.1(c), then the Parties shall, to the extent permitted by applicable Law, agree to any reasonable arrangement requested by either Party whereby, from and after the Closing, (i) Xcerra provides or causes to be provided to Buyer the benefits intended to be assigned to Buyer arising from or relating to such Nonassigned Contract, and Xcerra agrees to enforce, upon the written request of Buyer and for the benefit of Buyer (at Buyer’s sole expense), any rights of Xcerra or its Affiliates in respect of such Nonassigned Contract, and (ii) Buyer pays, performs and discharges all of the Liabilities of Xcerra or its Affiliates, including reasonable attorneys’ fees and costs, arising from or relating to such Nonassigned Contract to the extent such Liabilities would otherwise (but for the absence of such consent, approval, waiver, agreement or action) constitute Assumed Liabilities under this Agreement, and Buyer agrees to indemnify Xcerra and its Affiliates with respect to any Losses incurred by Xcerra or its Affiliates as a result of Buyer’s failure to pay, perform and discharge such Assumed Liabilities; provided, however, that once such consent, approval, waiver, agreement or action is obtained (if ever), such Nonassigned Contract shall promptly be assigned by Xcerra or its Affiliates to Buyer at no additional cost to Buyer.

Section 1.2. Designated Purchasers. Buyer has or will designate the entities, as set forth on Schedule 1.2 (each such entity, a “Designated Purchaser”), to whom the EU Asset Employees, the U.S. & China Asset Employees located in China, and the Southeast Asian Employees shall be transferred and whom shall assume the Assumed Liabilities related thereto (or, with respect to the Southeast Asian Employees, the assumed Liabilities upon transfer to such Designated Purchaser(s) under the tri-partite transfer agreements as contemplated by Section 5.2(b)). Buyer may, upon written notice delivered to Xcerra not less than five (5) business days prior to the Closing Date, update Schedule 1.2 to further assign its rights and obligations, in whole or in part, under this Agreement with respect to such Transferred Employees whereupon such designees shall become Designated Purchasers for purposes of this Agreement. Notwithstanding the foregoing or any other term or provision of this Agreement to the contrary, but subject to Section 5.2(b) with respect to the Southeast Asian Employees, the Buying Parties shall be and remain jointly and severally liable for any and all obligations of Buyer or any such Designated Purchaser under this Agreement and under all documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant hereto.

ARTICLE II

PURCHASE PRICE; PAYMENT

Section 2.1. Purchase Price. In consideration for the Acquired Assets, Buyer or the Designated Purchasers shall at Closing, as set forth in Section 2.2 below, (i) assume the Assumed Liabilities as provided in Section 1.1(b), and (ii) pay to Xcerra or its designee(s) cash in an amount equal to Twenty Three Million Dollars ($23,000,000) plus the Accrued U.S. Compensation Amount (together, the “Cash Purchase Price”, and, together with the Assumed Liabilities, collectively, the “Purchase Price”).

Section 2.2. Payment. Subject to fulfillment or waiver of the conditions set forth in Article VI and Article VII, at the Closing:

(a) Buyer or the Designated Purchasers shall pay to Xcerra or its designee(s), in accordance with Schedule 2.2(a), by wire transfer of immediately available funds to the bank account or accounts specified by Xcerra in writing at least two (2) business days prior to the Closing Date, an aggregate amount equal to (i) Twenty Million Seven Hundred Thousand Dollars $20,700,000, (ii) plus the Accrued U.S. Compensation Amount, (iii) plus the Prepaid Amounts (collectively, the “Closing Payment”); and

(b) Buyer shall retain the sum of Two Million Three Hundred Thousand Dollars ($2,300,000) (the “Holdback Amount”) which, except as set forth below, shall be paid to Xcerra or its designee(s) (by wire transfer of immediately available funds, as designated by Xcerra) on the first anniversary of the Closing (the “Holdback Payment Date”). If Buyer has given Xcerra an Indemnification Notice pursuant to Article 9 prior to the Holdback Payment Date then:

(i) if the Indemnification Notice is given pursuant to Section 9.3 and, in its Response, Xcerra has agreed that Buyer is entitled to receive all of the Claimed Amount and authorized Buyer, in lieu of Xcerra’s payment in respect thereof, to offset the Holdback Amount by the amount of the Claimed Amount (or, if less, the Holdback Amount), then Buyer shall be entitled to so offset the Holdback Amount by the amount designated by Xcerra in its Response and Buyer shall remit the remaining Holdback Amount, if any, to Xcerra or its designee(s) on the Holdback Payment Date or, if later, upon receipt of Xcerra’s Response;

(ii) if the Indemnification Notice is given pursuant to Section 9.3 and, in its Response, Xcerra has agreed that Buyer is entitled to receive the Agreed Amount and authorized Buyer, in lieu of Xcerra’s payment in respect thereof, to offset the Holdback Amount by the amount of the Agreed Amount (or, if less, the Holdback Amount), then Buyer shall be entitled to so offset the Holdback Amount by the amount designated by Xcerra in its Response and, except as otherwise provided in Section 2.2(b)(iii) below, Buyer shall remit the remaining Holdback Amount, if any, to Xcerra or its designee(s) on the Holdback Payment Date or, if later, upon receipt of Xcerra’s Response;

(iii) if Section 2.2(b)(ii) above applies and the Agreed Amount is less than the Holdback Amount and the parties are unable to resolve the dispute as to the difference between the Claimed Amount and the Agreed Amount within sixty (60) days, and provided further that such dispute remains unresolved by the Holdback Payment Date (or the date upon which such sixty (60) day period expires, whichever is later) (the “Unresolved Dispute Holdback Payment Date”), then, notwithstanding any other term or provision of this Agreement, Buyer shall, by wire transfer of immediately available funds on the Unresolved Dispute Holdback Payment Date, deliver the remaining Holdback Amount (up to the Claimed Amount) to the Escrow Account, which, pending resolution of such dispute, shall be disbursed in accordance with the terms and conditions of the Escrow Agreement;

(iv) if the Indemnification Notice is given pursuant to Section 9.3 and, in its Response, Xcerra disputes that Buyer is entitled to receive any of the Claimed Amount and the Parties are unable to resolve the Dispute within sixty (60) days as provided in Section 9.3, and provided further that such Dispute remains unresolved by the Unresolved Dispute Holdback Payment Date, then, notwithstanding any other term or provision of this Agreement, Buyer shall, by wire transfer of immediately available funds on the Unresolved Dispute Holdback Payment Date, deliver the Holdback Amount to the Escrow Account, which, pending resolution of such Dispute, shall be disbursed in accordance with the terms and conditions of the Escrow Agreement;

(v) if the Indemnification Notice is given pursuant to Section 9.4(a) and Xcerra has assumed control of the defense with respect to the Third Party Claim pursuant to and in accordance with Section 9.4(b), including the acknowledgements and requirements thereof, and Xcerra is continuing to defend such Third Party Claim actively and in good faith on the Holdback Payment Date, Buyer shall remit the Holdback Amount to Xcerra or its designee(s) on the Holdback Payment Date; and

(vi) if the Indemnification Notice is given pursuant to Section 9.4(a) and Buyer has assumed control of the defense with respect to the Third Party Claim pursuant to and in accordance with Section 9.4(b), and such Third Party Claim remains unresolved by the Holdback Payment Date, then, notwithstanding any other term or provision of this Agreement, Buyer shall, by wire transfer of immediately available funds on the Holdback Payment Date, deliver the Holdback Amount to the Escrow Account, which, pending resolution of the Third Party Claim, shall be disbursed in accordance with the terms and conditions of the Escrow Agreement.

(c) Notwithstanding any other term or provision of this Agreement, except as provided in Section 2.2(b)(i) and Section 2.2(b)(ii) above, the Holdback Amount shall not be subject to offset by Buyer or any of the Buyer Indemnified Parties except pursuant to Xcerra’s prior written consent (in Xcerra’s sole and absolute discretion).

Section 2.3. Purchase Price Allocation.

(a) Agreed Allocation. Promptly following the mutual execution of this Agreement, Buyer agrees, at its sole cost and expense, to engage an independent third party appraiser reasonably acceptable to Xcerra and having at least fifteen (15) years’ experience as a duly licensed or certified appraiser of real estate in California (the “Certified Appraiser”) for purposes of conducting an appraisal of the Acquired Owned Real Property. At least five (5) business days prior to Closing, Buyer agrees to deliver the Certified Appraiser’s appraisal report (“Appraisal Report”) with respect to the Acquired Owned Real Property to Xcerra, and Buyer and Xcerra agree that the Purchase Price shall be allocated to the Acquired Owned Real Property as set forth on Schedule 2.3(a) to be attached hereto prior to Closing consistent with the value assigned to the Acquired Owned Real Property as set forth in the Appraisal Report. Notwithstanding the provisions of Section 2.3(b), the allocation of the Purchase Price to the Acquired Owned Real Property shall not be changed from the allocation set forth in Schedule 2.3(a). For purposes of this Agreement and the Preliminary Change of Ownership Report (Form BOE-502-A) to be delivered by Buyer pursuant to Section 4.9(c)(ii), the purchase price of the Acquired Owned Real Property hereunder shall be deemed to be the amount allocated to the Acquired Owned Real Property as set forth on Schedule 2.3(a) consistent with the value assigned to the Acquired Owned Real Property as set forth in the Appraisal Report.

(b) Post-Closing Allocation.

(i) Within sixty (60) days following the Closing, Buyer shall deliver to Xcerra (A) a schedule (the “Preliminary Allocation Schedule”) setting forth in reasonable detail (1) to the extent properly taken into account for tax purposes, the amount of Assumed Liabilities with respect to each Asset Seller and (2) an allocation of the sum of the Cash Purchase Price among the aggregate Acquired Assets sold by each Asset Seller and (B) with respect to each Asset Seller, a schedule further allocating among the Acquired Assets sold by such Asset Seller, an amount equal to the Assumed Liabilities with respect to such Asset Seller and the amount allocated to such Acquired Assets on the Preliminary Allocation Schedule (the schedule for each such Asset Seller, a “Preliminary Asset Allocation Schedule”). The allocation of the Cash Purchase Price contained in the Preliminary Allocation Schedule shall be based on the relative fair market values of the net fair market value of the aggregate Acquired Assets sold by each Asset Seller. Each Preliminary Asset Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder (modified or supplemented, to the extent agreed to by Xcerra and Buyer in writing, to take into account any similar provision of state, local or foreign Law, as appropriate).

(ii) Xcerra shall have an opportunity to review the Preliminary Allocation Schedule and each Preliminary Asset Allocation Schedule for a period of sixty (60) days. If Xcerra concurs with the Preliminary Allocation Schedule, Xcerra shall deliver a written statement to Buyer within such sixty (60) day period accepting the Preliminary Allocation Schedule (an “Allocation Acceptance Notice”), in which case the Preliminary Allocation Schedule shall upon such delivery be final and binding on the Parties. If Xcerra disagrees with any aspect of the Preliminary Allocation Schedule,

Xcerra shall deliver written notice thereof to Buyer prior to the expiration of such sixty (60) day period indicating in reasonable detail the basis for such disagreement (an “Allocation Dispute Notice”). If Xcerra delivers an Allocation Dispute Notice to Buyer, the Parties shall attempt in good faith to resolve the disagreements set forth in such Allocation Dispute Notice for a period of thirty (30) days (or such longer period as they may mutually agree in writing) after Buyer’s receipt of such Allocation Dispute Notice. If the Parties are able to resolve the disagreements set forth in the Allocation Dispute Notice prior to the expiration of such thirty (30) day period (or such longer period as they may mutually agree in writing), then the Parties shall reduce such resolution to writing, which upon the Parties doing so shall be final and binding on the Parties (the Preliminary Allocation Schedule, when final and binding pursuant to an Allocation Acceptance Notice or the resolution of an Allocation Dispute Notice, the “Final Allocation Schedule”). Each of Xcerra and Buyer shall (and each Party shall cause its respective Affiliates to) file all Tax Returns (and IRS Form 8594, if applicable) in a manner consistent with the Final Allocation Schedule, if any, and neither Xcerra nor Buyer shall (and neither Party shall permit its respective Affiliates to) take any position for Tax purposes (including before any Governmental Entity or in any judicial proceeding) inconsistent with the Final Allocation Schedule.

(iii) If Xcerra and Buyer are not able to resolve the disagreements set forth in the Allocation Dispute Notice within thirty (30) days (or such longer period as they may mutually agree in writing) after Buyer’s receipt of such Allocation Dispute Notice, then each of the Parties shall be entitled to allocate the Cash Purchase Price among the aggregate Acquired Assets sold by each Asset Seller in any manner it so determines in its sole discretion and neither shall have any obligation to the other with respect to any such allocation.

(iv) If the Parties agree on a Final Allocation Schedule and Xcerra concurs with one or more Preliminary Asset Allocation Schedules, Xcerra shall, within thirty (30) days of the Parties’ agreement on a Final Allocation Schedule, deliver with respect to each such Preliminary Asset Allocation Schedule a written statement to Buyer accepting the Preliminary Asset Allocation Schedule (each, an “Asset Allocation Acceptance Notice”), in which case such Preliminary Asset Allocation Schedule shall, with respect to the relevant assets, be final and binding on the Parties. If the Parties agree on a Final Allocation Schedule but Xcerra disagrees with any aspect of one or more Preliminary Asset Allocation Schedules, then within thirty (30) days of the Parties’ agreement on a Final Allocation Schedule, Xcerra shall deliver with respect to each such Preliminary Asset Allocation Schedule written notice thereof to Buyer indicating in reasonable detail the basis for such disagreement (each, an “Asset Allocation Dispute Notice”). The Parties shall attempt in good faith to resolve the disagreements set forth in any Asset Allocation Dispute Notice for a period of thirty (30) days (or such longer period as they may mutually agree in writing) after Buyer’s receipt of such Asset Allocation Dispute Notice. If the Parties are able to resolve the disagreements set forth in the Asset Allocation Dispute Notice prior to the expiration of such thirty (30) day period (or such longer period as they may mutually agree in writing), then the Parties shall reduce such resolution to writing, which shall be final and binding on the Parties (each Preliminary Asset Allocation Schedule, when final and binding pursuant to an Asset Allocation Acceptance Notice or the resolution of an Asset Allocation Dispute Notice, a “Final Asset Allocation Schedule”). Each of Xcerra and Buyer shall (and each Party shall cause its respective Affiliates to) file all Tax Returns (and IRS Form 8594, if applicable) in a manner consistent with each Final Asset Allocation Schedule, if any, and neither Xcerra nor Buyer shall (and neither Party shall permit its respective Affiliates to) take any position for Tax purposes (including before any Governmental Entity or in any judicial proceeding) inconsistent with any Final Asset Allocation Schedule. If, at the conclusion of the foregoing procedures, Xcerra and Buyer are not able to resolve the disagreements set forth in any Asset Allocation Dispute Notice, then each of the Parties shall be entitled to allocate, with respect to the assets to which such Asset Allocation Dispute Notice relates, the amounts allocated to such assets pursuant to the Final Allocation Schedule together with the associated Assumed Liabilities, as applicable, in any manner it so determines in its sole discretion and neither shall have any obligation to the other with respect to any such allocation. If the Parties do not agree on a Final Allocation Schedule, then, except to the extent the Parties agree in writing otherwise, each of the Parties shall be entitled to make an allocation among the assets to which each Preliminary Asset Allocation Schedule relates in any manner it so determines in its sole discretion and neither shall have any obligation to the other with respect to any such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Selling Parties. Each of the Selling Parties, jointly and severally, makes the following representations and warranties to the Buying Parties:

(a) Due Organization and Power. Each of the Selling Parties and the Asset Sellers is a company duly organized, validly existing and (in jurisdictions where such concept is applicable) in good standing under the laws of its jurisdiction of organization, which jurisdictions are listed in Schedule 3.1(a)(i)(A). Each of the Selling Parties has all requisite company power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by such Party pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each Asset Seller has all requisite company power and authority to enter into the documents and instruments to be executed and delivered by such Asset Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each of the foreign Asset Sellers is duly qualified or licensed to do business as a foreign entity in, and (in jurisdictions where such concept is applicable) is in good standing under the laws of, each jurisdiction listed with respect to such Asset Seller on Schedule 3.1(a)(i)(B), which jurisdictions constitute the only jurisdictions wherein, to the extent related to any Acquired Asset, Assumed Liability or Harbor Electronics Business, the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Selling Parties pursuant hereto and the consummation by Selling Parties of the transactions contemplated hereby and thereby have been duly authorized by the Selling Parties. The execution and delivery of the documents and instruments to be executed and delivered by any Asset Seller pursuant hereto and the consummation by such Person of the transactions contemplated hereby and thereby will be duly authorized by such Person upon delivery thereof, or consummation thereby, as applicable, by such Asset Seller. No other corporate act or proceeding on the part of the Selling Parties or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Selling Parties pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Assuming the due execution and delivery by the Buying Parties, this Agreement constitutes a valid and binding agreement of the Selling Parties, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting creditors’ rights generally, and by general equitable principles. When executed and delivered by each party thereto, the other documents and instruments to be executed and delivered by the Selling Parties or any Asset Seller pursuant hereto will constitute valid and binding agreements of such parties, as the case may be, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting creditors’ rights generally, and by general equitable principles.

(c) No Violation. Neither the execution and delivery by the Selling Parties or any Asset Seller, as the case may be, of this Agreement or the other documents and instruments to be executed and delivered by the Selling Parties and the Asset Sellers pursuant hereto, nor the consummation by the Selling Parties or any Asset Seller of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to the Selling Parties or any Asset Seller in any material respect, (ii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for (A) those identified on Schedule 3.1(c)(ii) and (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) subject to obtaining the consents referred to in Schedule 3.1(c)(iii), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, will result in the loss of a benefit or the imposition of a Liability under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens and Permitted Real Property Exceptions) upon any of the Acquired Assets under (A) any term or provision of the corporate charter, bylaws or similar organizational documents of the Selling Parties or any Asset Seller or (B) any Assumed Contract to which any Asset Seller (to the extent comprising part of the Acquired Assets or Assumed Liabilities) is a party, or any Permit held by any Asset Seller (to the extent comprising part of the Acquired Assets or Assumed Liabilities), except, in the case of clause (B), for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Financial Statements.

(i) Schedule 3.1(d)(i)(A) contains complete and accurate copies of the audited consolidated balance sheet of the Harbor Electronics Business as of December 31, 2014 and the related statements of income, stockholders equity and cash flows for the year then ended, and complete and accurate copies of the reviewed consolidated financial statements as of April 30, 2015 and for the four months then ended (collectively, the “Financial Statements”). April 30, 2015 is referred to as the “Most Recent Balance Sheet Date” and such balance sheet, the “Most Recent Balance Sheet”. Except as set forth in Schedule 3.1(d)(i)(B), the Financial Statements (x) were prepared in accordance with GAAP as in effect on the date of such Financial Statements and applied on a consistent basis in such Financial Statements and (y) fairly present, in all material respects, the financial position, results of operations and cash flows of the Harbor Electronics Business on a consolidated basis as of their respective dates and for the respective periods covered thereby.

(ii) All inventory included in the Acquired Assets, whether or not reflected on the Most Recent Balance Sheet, consists of a quality usable and saleable in the Ordinary Course of Business in all material respects, except for obsolete items and items of below-standard quality, all of which have been written-off, written-down to net realizable value or adequately reserved for, on the Most Recent Balance Sheet.

(e) Tax Matters. Except as set forth in Schedule 3.1(e):

(i) The Asset Sellers have timely filed all Tax Returns for or related to the Acquired Assets required to have been filed by them prior to the Closing Date and have paid or will pay prior to Closing all Taxes due and owing for or related to the Acquired Assets whether or not such Taxes were required to be shown on such Tax Returns, and all such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

(ii) No written claim has ever been made by a taxing authority in a jurisdiction where the Asset Sellers do not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction with respect to the Acquired Assets or the Harbor Electronics Business;

(iii) There are no pending, current or, to Xcerra’s Knowledge, threatened audits, examinations, claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes with respect to the Acquired Assets;

(iv) There are no liens for Taxes against the Acquired Assets, other than Taxes not yet due or payable;

(v) The Asset Sellers have not waived any statute of limitations in respect of Taxes attributable to Acquired Assets or entered into any agreement extending the period for assessment or collection of any such Taxes nor are they a party to any Tax allocation, indemnity or sharing agreement, nor have they requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority relating to Taxes attributable to the Acquired Assets which would have an effect with respect to any taxable period ending before, on or after the Closing Date; and

(vi) The Asset Sellers have complied in all material respects with all applicable legal requirements relating to the payment and withholding of Taxes from employees and other Persons.

(f) Absence of Certain Changes. Since the Most Recent Balance Sheet Date through the date hereof, (i) there has been no Material Adverse Effect and (ii) except as set forth in Schedule 3.1(f), the Harbor Electronics Business have been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Most Recent Balance Sheet Date through the date hereof, except as set forth in Schedule 3.1(f), none of the Asset Sellers (with respect to the Acquired Assets) has taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 4.2.

(g) No Proceedings. Except as set forth in Schedule 3.1(g), there are no outstanding Orders involving any Acquired Asset or Assumed Liability, and there are no pending or, to Xcerra’s Knowledge, threatened, (i) Proceedings involving Xcerra or any of its Affiliates seeking to prevent or delay the transactions contemplated hereby or (ii) Proceedings involving any Acquired Asset or Assumed Liability which, if decided adversely, would reasonably be expected to result in a Material Adverse Effect.

(h) Compliance With Laws and Orders. Except as set forth in Schedule 3.1(h), (i) no Asset Seller is conducting, or has conducted since December 1, 2013, any of the Harbor Electronics Business in violation in any material respect of any applicable Laws or Orders, and (ii) since December 1, 2013, neither Xcerra nor any of its Affiliates has received written or, to Xcerra’s Knowledge, any other notice indicating that any of the Harbor Electronics Business is not being, or has not been, conducted in all material respects in accordance with applicable Laws or Orders.

(i) Licenses and Permits. Schedule 3.1(i)(i) sets forth a list of all material Permits related to any Acquired Assets, Assumed Liabilities, Harbor Electronics Business, or Asset Sellers. Except as set forth in Schedule 3.1(i)(ii), each Asset Seller owns, holds or possesses all material Permits required for the conduct of the Harbor Electronics Business substantially as they are currently conducted. Each such material Permit is in full force and effect and each Asset Seller is currently, and has been since December 1, 2013, in material compliance with each such material Permit. To the Knowledge of the Xcerra, no suspension or cancellation of any such material Permit is threatened and there is no basis for believing that any such Permit will not be renewable upon expiration. Except as set forth in Schedule 3.1(i)(iii), all such Permits are assignable to Buyer and will comprise part of the Acquired Assets.

(j) Environmental Matters. Except as set forth in Schedule 3.1(j):

(i) the operations of the Harbor Electronics Business comply, and, since December 1, 2013, have complied, in all material respects, with all applicable Environmental Laws and all Permits required to be obtained with respect to such operations under applicable Environmental Laws (“Environmental Permits”);

(ii) since December 1, 2013, no Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of at or from the Acquired Real Property in a manner or in a quantity or condition that would reasonably be expected to give rise to any material Liability under any Environmental Law, and no Acquired Asset has any material Liability arising from the release of any Hazardous Substance into the environment;

(iii) To the extent related to any Acquired Asset, none of the Selling Parties is a party to or bound by any Order or other legally binding agreement with any Governmental Entity entered into in connection with any legal Liability arising under any Environmental Law that has not been satisfied or fulfilled in all material respects;

(iv) to Xcerra’s Knowledge, no facts, events or conditions relating to any property formerly (for which any of the Selling Parties would have Liability under Environmental Laws) or currently owned, leased or operated in connection with any Acquired Asset will prevent, hinder or limit continued material compliance with any Environmental Laws thereby, or give rise to any material investigatory, remedial or corrective obligations or other material Liability under any Environmental Laws on the part of any Acquired Asset;

(v) there are no existing or, to Xcerra’s Knowledge, threatened Proceedings instituted or pending that arise out of any alleged violation of or Liability under any Environmental Laws to the extent related to any Acquired Asset; and

(vi) the Selling Parties possess all material Environmental Permits required to operate the Harbor Electronics Business, and each Environmental Permit is in full force and effect.

(vii) the Selling Parties have made available to Buyer materially complete and accurate copies of all environmental assessment reports and audits relating to the Acquired Assets that the Selling Parties have in their possession or control.

Notwithstanding anything to the contrary contained herein, none of the representations and warranties contained elsewhere in this Section 3.1 shall relate to environmental matters, which are exclusively the subject of this Section 3.1(j).

(k) Title to Acquired Assets; Sufficiency of Assets. Xcerra and each Asset Seller, as applicable, has sole good and valid title to or, with respect to leased or licensed personal property, valid leasehold or licensed interests in, all of the Acquired Assets of Xcerra and such Asset Seller, as applicable, and, except as set forth on Schedule 3.1(k)(i), the Acquired Assets owned or purported to be owned by Xcerra and such Asset Seller, as applicable, are held free and clear of all Liens (other than Permitted Liens and, in the case of Acquired Real Property, Permitted Real Property Exceptions). Upon execution and delivery of the instruments of conveyance referred to in Section 8.2(b), Buyer or a

Designated Purchaser, as applicable, will become the true and lawful owner of, and receive good and valid title to, or a valid lease or license to use, all of the Acquired Assets other than the Nonassigned Contracts. Except for the services to be provided by Xcerra following the Closing pursuant to the Transition Services Agreement and except as set forth on Schedule 3.1(k)(ii), the Acquired Assets and Assumed Liabilities are sufficient for the conduct of the Harbor Electronics Business as presently conducted or as has been conducted since December 1, 2013. Each such tangible Acquired Asset is reflected in the Financial Statements (other than to the extent acquired since the date hereof in the Ordinary Course of Business), is in good operating condition and repair (subject to normal wear and tear) and is suitable in all material respects for the purposes for which it presently is used. Other than the Acquired IP and except as set forth on Schedule 3.1(k)(ii), no Intellectual Property owned by or licensed to Xcerra or any of its Affiliates is necessary or useful for the conduct of any of the Harbor Electronics Business as presently conducted or as has been conducted during the twelve (12) months preceding the date of this Agreement.

(l) Real Property.

(i) Schedule 3.1(l)(i) sets forth a true and complete list of (A) all real property leasehold and subleasehold interests or rights to use or occupy real property (the “Leases”) held by the Asset Sellers (the “Acquired Leased Real Property”) and the Asset Seller which holds such interest or right to use or occupy, and (B) all owned real property included in the Acquired Assets (the “Acquired Owned Real Property” and, together with the Acquired Leased Real Property, the “Acquired Real Property”) and the Asset Seller which owns such Acquired Owned Real Property. The Acquired Real Property constitutes all of the real property used in the Harbor Electronics Business.

(ii) Each Asset Seller identified in Schedule 3.1(l)(i) has valid leasehold or subleasehold interests or rights to use or occupy the Acquired Leased Real Property. Each Lease is legal, binding, valid, enforceable and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to adversely affect any Harbor Electronics Business in any material respect. None of the Asset Sellers, as applicable, or, to the Knowledge of Xcerra, any other party thereto, is in or, to the Knowledge of Xcerra, is alleged to be in, breach or default in any material respect under any Lease, nor does there exist any event or condition which, after notice, lapse of time or both, would result in any such breach or default by any Asset Seller or, to the Knowledge of Xcerra, any other party thereto. Except as set forth on Schedule 3.1(l)(ii), there are no disputes, oral agreements, forbearance programs, licenses, collateral assurances, undertakings, side agreements or concessions in effect as to any Lease. No Asset Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold under any Lease. No construction, alteration or other leasehold improvement work with respect to any Lease remains to be paid for or performed by any Asset Seller.

(iii) The Acquired Owned Real Property is not subject to any Order to be sold or condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and to the Knowledge of Xcerra, no such condemnation, expropriation or taking has been proposed.

(iv) Except for the Leases, there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the applicable Asset Seller) the right of use or occupancy of any portion of any Acquired Real Property.

(v) There are no outstanding options or rights of first refusal to purchase any Acquired Owned Real Property, or any portion thereof or interest therein.

(vi) To Xcerra’s Knowledge, all facilities located on any Acquired Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for their present use and in accordance with all applicable Laws.

(vii) No Asset Seller has received notice of and, to the Knowledge of Xcerra, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of any Acquired Owned Real Property.

(viii) To Xcerra’s Knowledge, the improvements constructed on any Acquired Owned Real Property are in good condition and proper order, free of roof leaks, insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects.

(ix) Xcerra has provided to the Buying Parties materially complete and accurate copies of all of the following materials relating to each parcel of Acquired Owned Real Property, to the extent in the possession or control of Xcerra or any of its Affiliates: surveys; as-built construction plans; construction contracts and warranties; appraisals; structural inspection, environmental assessment and similar reports.

(m) Material Contracts. Schedule 3.1(m) sets forth a list, as of the date hereof, (separately identifying applicable agreements by each subsection of this Section 3.1(m)) of each of the following types of Contracts to which any Asset Seller is a party, or to which any of their respective assets, rights or properties are subject or bound; provided, that in the case of the Asset Sellers, solely to the extent related to the Harbor Electronics Business or Acquired Assets (each, a “Material Contract”):

(i) any Contract (or group of related contracts) for the purchase (by any Asset Seller) of services, supplies, raw materials, components, equipment or other goods which, in the fiscal year ended December 31, 2014 involved, or in the fiscal year ending December 31, 2015 is reasonably expected to involve, the payment of more than $250,000;

(ii) any Contract (or group of related contracts) for the sale (by any Asset Seller) of any services or products which, in the fiscal year ended December 31, 2014 involved, or in the fiscal year ending December 31, 2015 is reasonably expected to involve, the payment of more than $250,000;

(iii) any agency, distributor, sales representative, franchise or similar agreements;

(iv) any Contract (or group of related contracts) for capital expenditures involving payments of more than $50,000;

(v) any Contract under which any Asset Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness in excess of $100,000 or under which it has imposed (or may impose) a Lien (other than Permitted Liens and, in the case of Acquired Real Property, Permitted Real Property Exceptions) on any of its material assets, rights or properties, tangible or intangible;

(vi) any Contract for the disposition of any material portion of the assets or business of the Harbor Electronics Business (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any employment Contract with a Current Employee involving Liability for payment of annual base wages or base salaries in excess of $100,000 after the date hereof, other than any offer letter used by any Harbor Electronics Business in the Ordinary Course of Business;

(viii) any Contract that (A) restricts the ability of the Harbor Electronics Business to enter into or engage in any market or line of business, (B) provides for “most favored nation” pricing terms or (C) establishes an exclusive sale or purchase obligation with respect to any Product or any geographic location;

(ix) any partnership, joint venture or other similar Contract;

(x) any personal property lease involving future Liability for rental payments in excess of $100,000;

(xi) any Contract material to the Harbor Electronics Business pursuant to which Xcerra or any of its Affiliates exploits Licensed IP, excluding off-the-shelf software that is available generally through retail stores or distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, or any software pre-installed in the Ordinary Course of Business as a standard part of hardware purchased from third parties;

(xii) any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind with any Governmental Entity, any prime contractor to a Governmental Entity or any subcontractor to any such Governmental Entity or prime contractor;

(xiii) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(xiv) any other Contract that is otherwise material to the Harbor Electronics Business.

Xcerra has provided to Buyer a complete and accurate copy of each Material Contract (as amended to date). Except as set forth in Schedule 3.1(m), each Material Contract and each Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Asset Seller that is party thereto and, to Xcerra’s Knowledge, the other party or parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and by general equitable principles. Except as set forth in Schedule 3.1(m), each Asset Seller and, to the Knowledge of Xcerra, each other party thereto is, and has been, in compliance in all material respects with each Material Contract and each Lease, in each case, to which it is a party, and there is no event or condition which, after notice or lapse of time or both, would result in any such noncompliance by any Asset Seller or, to the Knowledge of Xcerra, any other party thereto.

(n) Employee Benefits.

(i) Schedule 3.1(n)(i) contains a true and complete list of (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (2) any other written, unwritten, formal or informal employee benefit plan or agreement involving direct or indirect compensation other than workers’ compensation, unemployment compensation and other government programs, under which the Asset Sellers have or are reasonably expected to have any present or future Liability (directly or indirectly) with respect to the Harbor Electronics Business. All such employee benefit plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Seller Benefit Plans.”

(ii) Xcerra has delivered the following documents to the Buyer with respect to each applicable Seller Benefit Plan: (1) correct and complete copies of all documents embodying such Seller Benefit Plan, including (without limitation) all amendments not set forth in the plan document, (2) a written description of any Seller Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, and (4) the most current Internal Revenue Service (“IRS”) determination or opinion letters.

(iii) At no time has any Asset Seller been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) with respect to which Buyer could incur any Liability or obligation.

(iv) There are no unfunded obligations under any Seller Benefit Plan providing health or welfare benefits after termination of employment to any Current Employees, but excluding continuation of health coverage solely at the expense of the participant required to be continued under Section 4980B of the Code or other applicable Law, continuing coverage under COBRA, insurance conversion privileges under state Law, and other health coverage provided during any post-termination severance period of not more than three (3) years.

(v) No act or omission has occurred with respect to any Seller Benefit Plan that would reasonably be expected to subject Buyer to (A) any material fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code or (B) any contractual indemnification or contribution obligation, in each case, other than contributions or benefits payable pursuant to the terms of such Seller Benefit Plans.

(vi) Each individual who has received compensation for the performance of services for any Harbor Electronics Business has been reasonably classified as an employee or independent contractor in accordance with applicable Law.

(o) Labor Matters.

(i) Xcerra has provided to Buyer a true and complete list of all Current Employees, and, for each such Current Employee, the names of their employer companies, their positions (including whether full-time or part-time, regular, temporary, casual, probationary or spare), locations, current annual rates of compensation (including, as applicable, their current hourly or base salary rates and any portion of such annual rates attributable to bonus, commission and/or other compensation) and the countries in which they are employed; provided, however, that such list shall have been redacted if, and only to the extent, required by applicable Law. The Current Employees constitute all of the employees that are employed exclusively or primarily in, or that provide services exclusively or primarily to or on behalf of, any Harbor Electronics Business. Except as provided in Schedule 3.1(o)(i), (A) each Current Employee has entered into a confidentiality and assignment of inventions agreement with the Asset Seller by which he/she is or was employed, a complete and accurate copy or form of which has previously been provided to Buyer, and (B) no such Current Employee has excluded works or inventions from his/her assignment of inventions pursuant to such agreement. Schedule 3.1(o)(i) contains a list of each Current Employee of any Asset Seller who is a party to a non-expired non-competition agreement with the Asset Seller by which he/she is or was employed, a complete and accurate copy or form of which has previously been provided to Buyer. All of the agreements referenced in the two preceding sentences are assignable by the applicable Asset Seller to Buyer, and, except as such enforceability may be limited by general equitable principles, will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(ii) Except as set forth in Schedule 3.1(o)(ii), (A) no work stoppage, slowdown, labor strike or lockout against or by any Asset Seller is pending or reasonably anticipated or, to Xcerra’s Knowledge, threatened with respect to the Current Employees, nor has any Asset Seller engaged in a lockout or suffered any strike, picketing, slowdown or work stoppage by any group of Current Employees during the past twenty-four (24) months; (B) to Xcerra’s Knowledge, there are no activities, proceedings or attempts of any labor union to organize any Current Employees; (C) there are no Proceedings pending, or, to the Knowledge of Xcerra, threatened or reasonably anticipated relating to any labor, safety, wage and hour, employee classification, workers’ compensation, immigration, discrimination or any other employment related matters involving any Current Employees, including charges of unfair labor practices, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances, or discrimination complaints, except those which, individually or in aggregate, would not reasonably be expected to result in a Material Adverse Effect; (D) no Asset Seller is a party to, or bound by, any collective bargaining or works council agreement with respect to Transferred Employees and no collective bargaining agreement or works council agreement is being negotiated by any Asset Seller with respect to the Current Employees; and (E) each Asset Seller is currently, and, to the Knowledge of Xcerra, since June 1, 2014 has been, in material compliance with all applicable Laws in any jurisdiction relating to the employment of labor, including those related to wages, hours, employment discrimination, employee classification, occupational safety and health, workers’ compensation, immigration, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity.

(iii) No Asset Seller has received any communication since June 1, 2014 with respect to the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of any Asset Seller and, to the Knowledge of Xcerra, no such investigation is threatened or in progress.

(iv) To the Knowledge of Xcerra, each Current Employee employed in the United States is a citizen or permanent resident of the United States, except as set forth on Schedule 3.1(o)(iv), which also indicates immigration status for each individual listed on such Schedule and the date that work authorization is scheduled to expire. To Xcerra’s Knowledge, each Current Employee working in a country other than the one of which such employee is a national has a valid work permit or visa enabling him/her to work lawfully in the country in which such individual is employed.

(v) Except as set forth in Schedule 3.1(o)(v), there are no amounts of compensation outstanding as of the date hereof (including bonuses and other accrued liabilities) to any Current Employee of any Asset Seller (other than accrued amounts representing salary, bonus entitlements due for the current pay period, accrued vacation pay or for the reimbursement of legitimate business expenses).

(p) Intellectual Property.

(i) Schedule 3.1(p)(i) sets forth a complete list, as of the date hereof, of the following categories of (I) Acquired Owned IP, and (II) the Licensed IP (except, with respect to clause (II), for any such Licensed IP (y) consisting of off-the-shelf software that is available generally through retail stores or distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements (including any software pre-installed in the Ordinary Course of Business as a standard part of hardware purchased from third parties), or (z) with respect to which the grant of a right or license to, or the making available of, such Licensed IP is incidental to the subject matter of a Contract not primarily related to a grant of right or license to, or the making available of, such Licensed IP and which Licensed IP is not material to any of the Harbor Electronics Business): (1) all registered, applied for and material unregistered Trademarks; (2) all Patents; (3) all registered and applied for Copyrights; (4) all Internet domain names; and (5) all material Software. With respect to each such item of the Acquired Owned IP which is issued, granted or registered by or with any domestic or foreign Governmental Entity or Internet domain name registrar or for which an application therefor has been filed with any such Governmental Entity or Internet domain name registrar, Schedule 3.1(p)(i) sets forth, on an item-by-item and jurisdiction-by-jurisdiction basis, (w) the title of such item, (x) the application, registration or renewal numbers, (y) the jurisdiction where such Intellectual Property is registered or where such applications have been filed, and (z) the name of the current registrant, applicant or owner of record.

(ii) Except as otherwise set forth in Schedule 3.1(p)(ii) (A) Xcerra and the Asset Sellers are the sole owner of all right, title and interest in and to (free and clear of all Liens, except Permitted Liens) the Acquired Registered IP, and (B) each Asset Seller (1) is the sole owner of all right, title and interest in and to (free and clear of all Liens, except Permitted Liens) the Acquired Owned IP and (2) has the valid right to use all Licensed IP and each item of such Licensed IP will be available for use by the Buyer or the relevant Designated Purchaser(s) immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

(iii) Except as set forth on Schedule 3.1(p)(iii), (A) to Xcerra’s Knowledge , since July 1, 2009, no Person has asserted or threatened to assert, any claims (1) contesting the right of any Asset Seller to use, exercise, sell, license, transfer or dispose of Intellectual Property owned by or exclusively licensed in any field to an Asset Seller and used in any of the Harbor Electronics Business, or (2) challenging the ownership, validity or enforceability of any such Intellectual Property, (B) no Acquired Owned IP, or, to Asset Sellers’ Knowledge, any Licensed IP which is material to the operation of any of the Harbor Electronics Business and in which an Asset Seller has (or purports to have) an exclusive license or similar exclusive right in any field, or, to Asset Sellers’ Knowledge (but without a duty of inquiry), any Licensed IP which is material to the operation of any of the Harbor Electronics Business, is subject to any outstanding Order related to such Intellectual Property or restricting in any manner the licensing, assignment, transfer, use or conveyance of such Intellectual Property by any of the Asset Sellers or, following the Closing, Buyer or any of its Affiliates, and (C) to Asset Sellers’ Knowledge, no Person is infringing, violating or misappropriating any (1) Acquired Owned IP or (2) any Licensed IP in which an Asset Seller has (or purports to have) an exclusive license or similar exclusive right in any field (the foregoing clauses (1) and (2) collectively, the “Acquired Exclusive IP”),

(iv) Except as set forth in Schedule 3.1(p)(iv), (A) to Asset Sellers’ Knowledge none of the Asset Sellers (with respect to the Harbor Electronics Business) infringes, violates or misappropriates, and (B) the operation of any Harbor Electronics Business as conducted since January 1, 2014 has not infringed, violated or misappropriated, and does not infringe, violate or misappropriate, the Intellectual Property of any other Person. Schedule 3.1(p)(iv) lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any Patent is or may be required), received by Xcerra or any of its Affiliates, and Xcerra has made available to Buyer complete and accurate copies of all such complaints or claims which are relevant to any of the Harbor Electronics Business.

(v) All assignments to an Asset Seller of Registered IP included in the Acquired Owned IP have been properly executed and recorded. To Xcerra’s Knowledge, all issued Patents, registered Copyrights, registered Trademarks and Internet domain names included in the Acquired Owned IP, in the Acquired Exclusive IP which Xcerra or any of its Affiliates has the right to prosecute are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the applicable Asset Seller.

(vi) Xcerra and its Affiliates have taken reasonable measures to protect the proprietary nature of each Trade Secret included in the Acquired Assets. Neither Xcerra nor any of its Affiliates has licensed, distributed or disclosed to any Person, and to Xcerra’s Knowledge no other Person (including Xcerra’s or its Affiliates’ employees and contractors) has distributed or disclosed to any other Person, the source code for any Software that is both (A) included in the Products, and (B) material to any of the Harbor Electronics Business, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such source code of such Software by Xcerra, any of its Affiliates, any escrow agent or any other Person to any third party.

(vii) Schedule 3.1(p)(vii) lists all Open Source Materials that Xcerra or any of its Affiliates have incorporated into, combined with, or distributed with the Products and describes the manner in which such Open Source Materials have been incorporated into, combined with or distributed with the Products, including whether and how the Open Source Materials have been modified or distributed by Xcerra or any of its Affiliates.

(viii) Except as set forth on Schedule 3.1(p)(viii), each employee of Xcerra or any of its Affiliates and each independent contractor of Xcerra or any of its Affiliates has executed a valid and binding written agreement expressly assigning to the applicable Asset Seller all right, title and interest in (1) any inventions and works of authorship, whether or not patentable, included in the Acquired Owned IP and invented, created, developed, authored, identified, conceived, reduced to practice or otherwise created during the term of such employee’s employment or such independent contractor’s work for Xcerra or any of its controlled Affiliates, and (2) all Intellectual Property rights in such inventions and works of authorship.

(ix) Neither Xcerra nor any of its Affiliates has sought, applied for nor received any support, funding, resources or assistance from any Governmental Entity or quasi-governmental agency or funding source in connection with the exploitation of any Product or any Intellectual Property included in the Acquired Assets or the operation of any Harbor Electronics Business or any facilities or equipment used in connection therewith. No university or Governmental Entity has sponsored any research or development conducted by Xcerra or any of its Affiliates with respect to any Product, or any Intellectual Property included in the Acquired Assets or any Harbor Electronics Business or, to Asset Sellers’ Knowledge, has any claim of right to or ownership of or other Lien on any Acquired Companies IP or any Intellectual Property included in the Acquired Assets.

(x) No Software incorporated into, or combined with, the Products, and, to Xcerra’s Knowledge, no employee or independent contractor of Xcerra or any of its Affiliates has incorporated into or combined with, a Product or any Software that, contains any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance of, or otherwise permit unauthorized access to, hamper, delete information in or damage any such Product or any computer system or network with which any such Product interacts, directly or indirectly, other than any such system or network with which any third party purchaser of such Product is prohibited from allowing (or otherwise expressly instructed not to allow) such Product to interact, directly or indirectly, pursuant to the applicable Product’s specifications or the relevant written Contract pursuant to which Xcerra or its relevant Affiliate sells such Product.

(xi) Except as set forth in Schedule 3.1(p)(xi) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Xcerra and its Affiliates (A) have actively policed the quality of all goods and services sold, distributed or marketed under each of the Trademarks included in the Acquired Assets, which Trademarks are material to any of the Harbor Electronics Business, and (B) have enforced adequate quality control measures to prevent any such Trademarks that Xcerra or any of its Affiliates has licensed to others from being deemed abandoned in accordance with applicable Law.

(q) Product Warranty and Product Liability; Customer and Suppliers.

(i) Since January 1, 2014, none of the Asset Sellers have changed in any material respect the scope of its contractual obligations for warranties with respect to the return, repair or replacement of Products. A complete and accurate specimen copy of the form of each written warranty covering Products that has not yet expired has heretofore been made available to Buyer. Except as set forth on Schedule 3.1(q)(i), since January 1, 2014, none of the Products has been the subject of any campaign for replacement, field fix, retrofit, modification or recall, except for service calls made by employees of the Harbor Electronics Business in the Ordinary Course of Business. No Asset Seller has any material Liability to any customer in connection with any Product to provide the customer with any other Product on pre-negotiated terms, including for upgrades to other Products at prices below the Asset Seller’s published price for such services or products, except as contemplated by the express terms of the Material Contracts.

(ii) To Xcerra’s Knowledge, all Products manufactured, processed, distributed, shipped or sold by the Asset Sellers and any services rendered by Asset Sellers have been in conformity with all applicable contractual commitments and all expressed or implied warranties. The product warranty reserves on the Financial Statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which Xcerra has Knowledge.

(iii) Schedule 3.1(q)(iii) sets forth a list of (a) the top twenty (20) customers for the Harbor Electronics Business during Xcerra’s 2014 fiscal year and 2015 fiscal year and the amount of revenues accounted for by such customer during each such periods and (b) each supplier that is the sole supplier of any material product or service to any Harbor Electronics Business. No such customer or supplier that is party to a Contract with the Harbor Electronics Business has indicated in writing within the past year that it will terminate such Contract prior to the expiration thereof.

(r) Certain Relationships. Except as set forth in Schedule 3.1(r), none of the respective officers, directors or employees of Xcerra or any of its Affiliates (i) is, to the extent related to any Acquired Asset, Assumed Liability or Harbor Electronics Business, a party to or the beneficiary of any Contract with any Asset Seller (other than any employment or other similar Contract disclosed on the Schedules to Section 3.1(o)), (ii) has, to the extent related to any Acquired Asset, Assumed Liability or Harbor Electronics Business, any claim or cause of action against any Asset Seller, (iii) owes any money to, or is owed any money by (other than in the Ordinary Course of Business), to any Asset Seller, solely to the extent related to any Acquired Asset, Assumed Liability or Harbor Electronics Business, or (iv) has any interest in any asset, right or property used, held for use or useful in any of the Harbor Electronics Business.

(s) Insurance. Schedule 3.1(s) contains an accurate list of all policies of insurance held by or for the benefit of any Asset Seller, solely to the extent related to any Acquired Asset, Assumed Liability or Harbor Electronics Business, indicating as to each such policy the entity holding such policy and the entities covered by such policy. All such policies are valid and binding policies in full force and effect. All material claims eligible to be asserted by any Asset Seller, to the extent related to any

Acquired Asset, Assumed Liability or Harbor Electronics Business, under any such policy have been asserted on a timely basis. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, no Asset Seller, to the extent related to any Acquired Asset, Assumed Liability or Harbor Electronics Business, is liable for material retroactive premiums or similar payments, and, to the extent related to any Acquired Asset, Assumed Liability, each Asset Seller is otherwise in compliance with the terms of such policies in all material respects. True and correct copies of insurance loss runs with respect to the Harbor Electronics Business from December 1, 2013 have heretofore been provided to Buyer.

(t) Foreign Corrupt Practices Act. Except as set forth on Schedule 3.1(t), to the extent related to any Acquired Asset, Assumed Liability or Harbor Electronics Business, none of Xcerra or any of its other Affiliates (including, in each case, any of their respective officers, directors, agents, employees or other Persons acting on their behalf) has materially violated the United States and Foreign Corrupt Practices Act of 1977 or any comparable Law or offered or given anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official of a Governmental Entity or candidate for political office for the purpose of the following: (A) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function or (B) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist any Selling Party in obtaining or retaining business for, or with, or directing business to any Person.

(u) Fees. No Asset Seller has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation of this Agreement.

(v) Government Contracts. No Asset Seller has been, with respect to any Harbor Electronics Business, suspended or debarred from bidding on Contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Knowledge of Xcerra, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of an Asset Seller or Buyer (assuming that no such suspension or debarment will result solely from the identity of Buyer). No Asset Seller has been or is now being, with respect to any Harbor Electronics Business, audited or, to the Knowledge of Xcerra, investigated by the United States Government Accountability Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency (not including routine audits required by contract or regulation), the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Office of Inspector General of any Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of Xcerra, has any such audit or investigation been threatened (not including routine audits required by contract or regulation). To the Knowledge of Xcerra, there is no valid basis for (A) the suspension or debarment of any Asset Seller or Buyer from bidding on Contracts or subcontracts with any Governmental Entity or (B) any claim (including any claim for return of funds to any Governmental Entity) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. No Asset Seller has, with respect to any Harbor Electronics Business, any Contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

Section 3.2. Representations and Warranties of Buying Parties. Each of the Buying Parties, jointly and severally, makes the following representations and warranties to the Selling Parties:

(a) Due Organization and Power. Each of the Buying Parties is duly organized, validly existing and (in jurisdictions where such concept is applicable) in good standing under the laws of its jurisdiction of organization. Each of the Buying Parties has all requisite company power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by such Party pursuant hereto and to carry out the transactions contemplated hereby and thereby. Buyer is duly qualified or licensed to do business as a foreign corporation in, and (in jurisdictions where such concept is applicable) is in good standing under the laws of, each jurisdiction in which the ownership or leasing of Buyer’s assets and properties or the conduct of Buyer’s business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not, and would not reasonably be expected to, adversely affect Buyer’s ability to perform its obligations under this Agreement in any material respect. Buyer is a wholly-owned subsidiary of FastPrint LLC, and FastPrint LLC is a wholly-owned subsidiary of FastPrint HK.

(b) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Buying Parties pursuant hereto and the consummation by the Buying Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action of each of the Buying Parties. The execution and delivery of the documents and instruments to be executed and delivered by each of the Buying Parties or their Designated Purchasers pursuant hereto and the consummation by the Buying Parties and their Designated Purchasers of the transactions contemplated hereby and thereby will be duly authorized by the Buying Parties and their Designated Purchasers, when executed, delivered or consummated, as applicable. No other corporate, limited liability company, or private limited company act or proceeding, or other act or proceeding, on the part of the Buying Parties or their shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Buying Parties pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Assuming the due execution and delivery by the Selling Parties, this Agreement constitutes, and when executed and delivered by each Party thereto, the other documents and instruments to be executed and delivered by the Buying Parties pursuant hereto will constitute, valid and binding agreements of the Buying Parties, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally, and by general equitable principles.

(c) No Violation. Neither the execution and delivery by the Buying Parties of this Agreement or the other documents and instruments to be executed and delivered by the Buying Parties pursuant hereto, nor the consummation by the Buying Parties of the transactions contemplated hereby or thereby, (i) will violate any Law in any material respect, (ii) will violate any Order applicable to the Buying Parties, or either of them, (iii) will require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for those identified on Schedule 3.2(c)(iii), or (iv) subject to obtaining the consents referred to in Schedule 3.2(c)(iv), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, will result in the loss of a benefit or the imposition of a Liability under, or will result in the termination of, or accelerate the performance required by, (A) any term or provision of the corporate charter, bylaws or similar organizational documents of any of the Buying Parties or (B) any Contract to which any of the Buying Parties is a party or by which any of the Buying Parties or any of their assets or properties may be bound or affected, except, in the case of clause (B), for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s business or Buyer’s ability to perform its obligations hereunder. There are no outstanding Orders involving the Buying Parties or either of them and there are no Proceedings pending in any local, state, federal or foreign jurisdiction involving any of the Buying Parties that, in the case of any such Order or Proceeding, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

(d) Threatened Proceedings. To Buyer’s Knowledge, there are no Proceedings threatened in any local, state, federal or foreign jurisdiction involving any of the Buying Parties that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with any of the transactions contemplated hereby.

(e) Financing. Buyer will have sufficient funds available as and when needed to consummate the transactions contemplated hereby and to perform its obligations hereunder in accordance with the terms and conditions of this Agreement.

(f) Fees. Neither of the Buying Parties or any of their Affiliates (including any Designated Purchaser) has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation of this Agreement.

(g) Designated Purchasers. The representations and warranties contained in Sections 3.2(a) through 3.2(f) will be true and correct with respect to each Designated Purchaser to which Buyer hereafter assigns any of its rights or obligations under this Agreement in accordance with Section 1.2, such that the term “Buyer” or “Buying Parties” in each of the representations and warranties contained in Section 3.2 shall be deemed to include the term “Designated Purchaser.”

Section 3.3. No Other Representations or Warranties.

(a) The Parties acknowledge and agree that except for the representations and warranties contained in Section 3.1, none of the Selling Parties nor any Person acting on their behalf makes or has made any other express or implied representation or warranty, whether oral or written, to any of the Buying Parties regarding the Asset Sellers, Harbor Electronics Business, the Acquired Assets or any other matter.

(b) The Parties acknowledge and agree that except for the representations and warranties contained in Section 3.2, none of the Buying Parties nor any Person acting on their behalf makes or has made any other express or implied representation or warranty, whether oral or written, to any of the Selling Parties regarding Buying Parties or any other matter.

(c) Notwithstanding the foregoing, nothing in this Section 3.3 shall, in any way, limit any Party’s rights pursuant to this Agreement or in any other action with respect to claims that the other Party(ies) intentionally committed fraud under California Law, with the specific intent to deceive the other Party regarding the representations and warranties of such Party(ies) as expressly set forth herein (hereinafter, “Fraud”).

ARTICLE IV

COVENANTS PRIOR TO CLOSING

Section 4.1. Access to Information Concerning Properties and Records; Confidentiality.

(a) Xcerra shall, and shall cause each Asset Seller, and their respective officers, directors and employees, during the period commencing on the date of this Agreement and ending on the Closing Date (or the earlier termination of this Agreement), to, furnish or cause to be furnished to Buyer and its representatives, at reasonable times and upon reasonable advance notice, (a) such access, during normal business hours, to the offices and properties relating to the Harbor Electronics Business as Buyer may request and (b) such access to the Books and Records, Contracts, assets, personnel (subject to Schedule 5.2(e)(ii)), operations and information of the Harbor Electronics Business as Buyer may request; provided, however, that Xcerra and its Affiliates shall not be required to violate any obligation of confidentiality existing as of the date that such access is to be provided hereunder (it being agreed that Xcerra shall use commercially reasonable efforts to provide such access rights to Buyer in all applicable confidentiality agreements executed from and after the date hereof and that the Buyer agrees to be bound by all confidentiality obligations of Xcerra’s representatives set forth therein), applicable Order or applicable Law to which any such Person is subject or to waive any privilege which any such Person may possess in discharging the obligations set forth in this Section 4.1 (provided, that, in such event, Xcerra and its Affiliates shall reasonably cooperate with Buyer to seek an appropriate remedy to permit the access contemplated hereby). Promptly following the preparation thereof in the Ordinary Course of Business by Xcerra (and in any event not later than ten (10) business days after the end of such month), Xcerra shall furnish to Buyer an unaudited income statement of the Harbor Electronics Business for such month and a balance sheet of the Harbor Electronics Business as of the end of such month, prepared on a basis consistent with the Financial Statements. Buyer shall treat all information obtained from Xcerra, its Affiliates or their respective representatives in accordance with this Section 4.1 as Confidential Information under the Confidentiality Agreement, dated as of February 27, 2014, by and between the Parties (the “Confidentiality Agreement”), and Buyer shall continue to honor, and cause its representatives to honor, its obligations thereunder. From the date of this Agreement until the Closing Date, Buyer shall not contact or initiate or engage in discussions relating to the transactions contemplated by this Agreement with any customer, vender or lessor of Xcerra or any Harbor Electronics Business without the prior written consent of Xcerra; provided, however, that (i) such consent shall not be unreasonably withheld, conditioned or delayed and (ii) no such consent shall be required for contacts or discussions with existing customers or vendors of Buyer or its Affiliates or the engagement in non-substantive discussions with any customers, vendors or lessors of the Harbor Electronics Business who initiate contact with Buyer that do not pertain to the transactions contemplated by this Agreement beyond the information with respect thereto that is in the public domain or as to which Xcerra has previously consented. Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 4.1 shall be conducted in such a manner as to not interfere unreasonably with the operations of Xcerra or any Harbor Electronics Business, and Buyer shall not be permitted to undertake any environmental sampling or invasive testing without Xcerra’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and, for the avoidance of doubt, this provision shall not require Xcerra to take any action, or provide any information to Buyer, that would reasonably be deemed to transfer prematurely to Buyer operational control over either Harbor Electronics Business, or to constitute unlawful joint activity by Buyer and Xcerra, in violation of any applicable Law.

(b) Prior to the mutual execution of this Agreement, Buyer has conducted the feasibility studies and investigation that Buyer deems appropriate to determine the condition and status of the Acquired Real Property.

(i) Buyer is deemed to have represented to Xcerra that (i) Buyer has concluded whatever studies, tests, and investigations concerning the Acquired Real Property that Buyer desires, and (ii) Buyer has examined and approved the condition and all other aspects of the Acquired Real Property.

(ii) Buyer acknowledges that no warranties or representations other than those set forth in this Agreement have been made by Xcerra regarding the Acquired Real Property. Buyer specifically acknowledges and agrees that except for any warranties and representations set forth in this Agreement, Buyer is purchasing the Acquired Real Property on an “as is where is with all faults” basis and that except as set forth in this Agreement, Buyer is not relying on any warranties or representations of any kind whatsoever, express or implied, from the Selling Parties or any of their officers, directors, partners, employees, agents, and contractors as to any matters concerning the Acquired Real Property, including, without limitation: (i) the quality, nature, adequacy, and physical condition of soils; geology, and any groundwater; (ii) the size or boundaries of the Acquired Real Property; (iii) the existence, nature or adequacy of ingress and egress to the Acquired Real Property; (iv) the existence, nature or adequacy of utilities serving the Acquired Real Property, including without limitation, water, sewer, electric, gas, phone and cable service; (v) the nature, adequacy and quality of drainage on the Acquired Real Property, including the occurrence of any flooding, and the presence or adequacy of any sloughs or levees; (vi) the condition, size or adequacy of improvements on the Acquired Real Property; (vii) the present or future zoning or other legal status of the Acquired Real Property or any other private restrictions on use of the Acquired Real Property; (viii) the compliance of the Acquired Real Property or its construction, development or operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity; (ix) the development potential of the Acquired Real Property, and the Acquired Real Property’s use, habitability, merchantability or fitness, or the suitability, value or adequacy of the Acquired Real Property for any purpose; (x) the presence of Hazardous Materials (as such term is defined below) at, on, under or about the Acquired Real Property, or adjoining or neighboring property; (xi) the condition of title to the Acquired Real Property; and (xii) the economics of operation of the Acquired Real Property (collectively, all of the foregoing, except to the extent of any warranties and representations set forth in Article 3 of this Agreement, shall be hereinafter be referred to as the “Property Conditions”). The Buying Parties represents that, except to the extent of any warranties and representations set forth in Article 3 of this Agreement, each is relying solely on its own expertise and that of its consultants and advisors and is making and relying upon its own inspections of all aspects of the Acquired Real Property. Each of the Buying Parties hereby waives, releases, acquits and forever discharges each of the Selling Parties and their officers, directors, employees, agents, partners, and any other persons acting on or in behalf of the Selling Parties, and the heirs, successors and assigns of each of the foregoing, of and from any and all claims, liabilities, obligations, demands, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen (“Claims”), that it now has, or which may arise in the future, on account of or in any way growing out of or connected with the Property Conditions. Each of the Buying Parties expressly waives the benefits of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

/s/ M.L.
Buyer’s Initials

/s/ L.C.
FastPrint LLC’s Initials

/s/ X.Y.Q
FastPrint HK’s Initials

The provisions of this section shall survive the Closing.

Section 4.2. Conduct of Business Pending the Closing. Xcerra shall use its commercially reasonable efforts to, and to cause each Asset Seller to use its respective commercially reasonable efforts to, operate and carry on each Harbor Electronics Business in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact the current business organization of each Harbor Electronics Business, keep the tangible Acquired Assets in good working condition (subject to normal wear and tear), keep available the services of the current officers and employees of each Harbor Electronics Business and preserve the relationships of each Harbor Electronics Business with customers, suppliers and others having business dealings therewith. Without limiting the generality of the foregoing, except as set forth on Schedule 4.2, as expressly required by this Agreement or with prior written consent from Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Xcerra shall not, and, solely to the extent related to any Harbor Electronics Business, Acquired Asset or Assumed Liability, shall cause each Asset Seller not to:

(a) (i) incur or guarantee any Indebtedness other than in the Ordinary Course of Business, or grant or otherwise allow to exist any Lien (other than Permitted Liens or, in the case of Acquired Real Property, Permitted Real Property Exceptions) with respect to any Acquired Asset or any asset, right or property of any of the Asset Sellers, other than through intercompany borrowings from Xcerra or an Affiliate of Xcerra in the Ordinary Course of Business;

(b) sell, lease or otherwise transfer or dispose of any Acquired Assets or assets of any of the Asset Sellers, except for (i) the sale of inventory items in the Ordinary Course of Business, and (ii) the sale of any such assets that are obsolete or which have not been used in the Harbor Electronics Business during the twelve (12) months preceding the date hereof and do not have a value in excess of $150,000 for all such items in the aggregate;

(c) other than the Hyoki Jet Scrubber, (i) purchase or otherwise acquire any assets that are material, individually or in the aggregate, to any of the Harbor Electronics Business, except for purchases or acquisitions of inventory items in the Ordinary Course of Business, or (ii) make any capital expenditures other than any capital expenditure items that do not exceed $50,000 individually or $150,000 in the aggregate;

(d) open or close any facility or office;

(e) permit any Asset Seller to merge or consolidate with or into any other Person;

(f) sell, assign, transfer, license or sublicense any Acquired Owned IP, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;

(g) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, other than in the Ordinary Course of Business, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by any Asset Seller that would otherwise be expected (based on past practice) to be made in pre-Closing periods, or (iv) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (iv) in a manner outside the Ordinary Course of Business or contrary to generally accepted industry practices;

(h) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to materially alter its organizational or management structure;

(i) amend the certificate of incorporation, by-laws or other organizational documents of any Asset Seller;

(j) unless required to comply with GAAP or applicable Law, make any material change in accounting methods, principles, practices or policies used by the Asset Sellers;

(k) other than in the Ordinary Course of Business, terminate or modify in any material respect or amend in any material respect any Material Contract or Lease, or enter into any Contract that would be a Material Contract or a Lease if entered into as of the date hereof;

(l) (i) institute any Proceeding involving an amount in dispute in excess of $50,000 or (ii) settle any Proceeding, other than a settlement (A) involving an amount not in excess of $50,000 and (B) which does not contain any admission of fault or any other Liability;

(m) knowingly fail to take any action necessary to preserve the validity of any Acquired Owned IP or any Permit, in each case except as would not reasonably be expected to adversely affect the Harbor Electronics Business in any material respect;

(n) terminate any Current Employee other than for cause, or hire any new employees to work primarily on matters related to the Harbor Electronics Business, in each case with respect to such Current Employees (or prospective employees) with an annual base salary of more than $100,000;

(o) with respect to any Current Employee with an annual base salary of more than $100,000, (i) grant any increase in the compensation payable to or to become payable to or for the benefit of such employee, other than increases in base salaries and bonus opportunities in the Ordinary Course of Business, (ii) provide increased security or tenure of employment, or (iii) increase the amount payable upon termination of employment, except, in each case, as may be required pursuant to any Contract or sales compensation plans existing on the date of this Agreement and disclosed in Schedule 3.1(n)(i), or as required to comply with applicable Law;

(p) unless required by GAAP or applicable Law, (i) make or change any material Tax elections; (ii) settle or compromise any claim or assessment with respect to Taxes; (iii) enter into a closing agreement with respect to Taxes; (iv) file any amended Tax Return; (v) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (vi) change any Tax accounting method or period, in each case solely with respect to the Acquired Assets; or

(q) agree or enter into any agreement (in writing or otherwise) to do any of the foregoing.

Section 4.3. Further Actions. Subject to Section 4.4, the Parties shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate in good faith with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their reasonable best efforts to provide any required notifications, secure any required consents or seek the re-issuance of all licenses, permits (including Environmental Permits), consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties, in each case that are necessary for the consummation of the transactions contemplated hereby by such Party or any of its Affiliates or, in the case of Xcerra’s obligations under this Section 4.3, the continued operations of the Harbor Electronics Business; provided, that, for the avoidance of doubt, nothing in this Agreement shall require either Party or any of their respective Affiliates to pay any money to, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or Liability (in each case financial or otherwise) to any Governmental Entity or other third party, or waive any condition set forth in Section 6.1 (in the case of Buyer) or Section 7.1 (in the case of Xcerra).

Section 4.4. Certain Filings.

(a) Filings and Notices. Each Party shall make or cause to be made, at its own expense, as promptly as practicable following the date hereof all filings and notices with Governmental Entities that are necessary or required to be made by such Party to obtain all authorizations, consents, orders and approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, with respect to the Selling Parties, all filings and notices set forth on Schedule 3.1(c)(ii), and, with respect to the Buying Parties, all filings and notices set forth on Schedule 3.2(c)(iii); provided that, the Buying Parties agree to make any and all requisite filings with and as required by any Governmental Entity of China (the “PRC Governmental Filings”) within seven (7) days of the date of this Agreement. The Buying Parties shall keep the Selling Parties promptly informed about any material progress in making the PRC Governmental Filings and obtaining the requisite Governmental Entity approvals in China (the “PRC Governmental Approvals”), in particular, the Buying Parties shall provide the Selling Parties with a copy of any written approval issued by the relevant Governmental Entity which forms a part of the PRC Governmental Approvals within two (2) days upon issuance of such approval. If the Buying Parties fail to make the requisite PRC Governmental Filings within seven (7) days of the date of this Agreement or become aware that it is reasonably likely that any of the applicable PRC Governmental Approvals will not be obtained in a timely manner as contemplated hereby (and, in any event, prior to the Termination Date) or that conditions or obligations may be imposed by a Governmental Entity in China which could negatively affect the transactions contemplated hereunder, the Buying Parties shall notify the Selling Parties promptly. In such case, the Buying Parties shall take all commercially reasonable actions to obtain such PRC Governmental Approvals, including liaising with and contacting the relevant Governmental Entity in China, and, to the extent commercially reasonable, offering to the relevant Governmental Entity any commitments and conditions necessary in order to obtain the applicable PRC Governmental Approvals. The Selling Parties reserve the right to appoint outside legal counsel in China with respect to obtaining the applicable PRC Governmental Approvals by the Buying Parties. If the Selling Parties appoint such counsel, the Buying Parties and their advisers shall immediately grant such counsel for the Selling Parties access to all documents and information reasonably requested by the Selling Parties or such counsel and give such counsel the opportunity to liaise with the Buying Parties’ advisors and counsel with respect to the recommended steps in connection with the respective PRC Governmental Filings, and PRC Governmental Approvals process and related Proceedings.

(b) Additional Actions. Each Party shall respond as promptly as practicable to any requests for additional information made by any Governmental Entities with respect to all required filings and shall use its commercially reasonable efforts to obtain any required approvals of any Governmental Entities under applicable Laws. Notwithstanding anything in this Agreement to the contrary, neither Party nor any of its Affiliates shall have any obligation to defend or initiate any Proceeding in connection with any competition Law or propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets, rights, properties, businesses, product lines or otherwise take or commit to take any action that limits the freedom of action of such Party or any of its Affiliates with respect to, or its ability to retain, any business, product line, asset, right or property.

(c) Cooperation. With respect to any matters related to compliance with filing requirements under applicable Laws, each Party shall, except as may be restricted by applicable Law, (i) promptly inform the other Party of any substantive or otherwise material communication from any Governmental Entity regarding any of the transactions contemplated hereby, (ii) permit the other Party to review in advance any proposed substantive or otherwise material communication to any Governmental Entity, (iii) consult with the other Party prior to any meetings, by telephone or in person, with the staff of any Governmental Entity regarding the transactions contemplated hereby, and (iv) to the extent permitted by such Governmental Entity, such other Party shall have the right to attend and participate in any such meeting.

Section 4.5. Notification. Prior to the Closing, Xcerra shall promptly notify Buyer (in writing after any of the Selling Parties has notice thereof), and Buyer shall promptly notify Xcerra (in writing after any of the Buying Parties has notice thereof), and keep such other Party advised, as to (a) any Proceeding initiated against or by such Party or any of its Affiliates or, to the Knowledge of Xcerra or the Knowledge of Buyer, as applicable, threatened against such Party that challenges the transactions contemplated hereby or (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. Additionally, prior to the Closing, each Party shall promptly notify the other Party (in writing after such Party has notice thereof) as to (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or would be reasonably likely to cause any representation or warranty of such Party contained herein to be untrue or inaccurate in any material respect at any time at or prior to the Closing, or which, in the case of Xcerra, would constitute or would reasonably be expected to result in a Material Adverse Effect and (ii) any event which, in the case of Xcerra, would reasonably be expected to cause any of the conditions in Article VI not to be fulfilled or, in the case of Buyer, would reasonably be expected to cause any of the conditions in Article VII not to be fulfilled. The delivery of any notice pursuant to this Section 4.5 shall in no circumstance be deemed to (x) modify the representations, warranties, covenants or agreements hereunder of the Party delivering such notice or any Schedule, (y) modify any condition set forth in Article VI, or (z) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any other document or instrument executed and delivered in connection herewith or failure to satisfy any condition set forth in Article VI. Notwithstanding the foregoing to the contrary, however, the Selling Parties shall have the right to supplement or amend their Disclosure Schedules delivered with respect to their representations and warranties set forth in Section 3.1 from time to time on or before the Closing Date with respect to any matter that occurs after (but not on or prior to) the date hereof (each, a “Schedule Supplement”), and each Schedule Supplement shall be deemed to be incorporated into and supplement and amend the Selling Parties’ Disclosure Schedules and representations and warranties as of the Closing Date.

Section 4.6. Exclusivity.

(a) From the date hereof until the Closing Date (or earlier termination of this Agreement in accordance with its terms) (the “Exclusivity Period”), the Selling Parties shall not, and shall cause their Affiliates and any officers, directors, employees, representatives or agents of the Selling Parties or any of their Affiliates not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buying Parties or their representatives) concerning any acquisition, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets (other than in the Ordinary Course of Business) or similar business transaction involving any Harbor Electronics Business, Acquired Assets, or any Asset Seller, (ii) furnish any information concerning the business, properties or assets of the Harbor Electronics Business to any party (other than Buyer or its representatives) in connection with any such transaction or (iii) knowing receive information from, or engage in negotiations or enter into any agreement with any party (other than the Buying Parties or its representatives) concerning any such transaction.

(b) If, during the Exclusivity Period, the Selling Parties or any of their Affiliates receives any inquiry, proposal or offer of the nature described in Section 4.6(a), Xcerra shall, as soon as reasonably practicable after such receipt (and in any event, within three (3) business days), notify Buyer of such inquiry, proposal or offer, but shall not be required to disclose the identity of the other party or the terms of such inquiry, proposal or offer.

Section 4.7. Title Insurance.

(a) Xcerra shall, at Buyer’s sole cost and expense, use its reasonable best efforts to procure (or cause to be procured), at the Closing, with respect to each item of Acquired Owned Real Property located in the United States, an ALTA Owner’s policy of Title Insurance Form 2006 issued by Fidelity National Title Insurance Company (the “Title Company”) (and, if requested by Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to Buyer), in an amount equal to the value allocated to each parcel of Acquired Owned Real Property as set forth in Schedule 2.3(a) (including all improvements located thereon), insuring title to such real property substantially similar to the Title Insurance Policy (2013) attached hereto as Schedule 4.7(a) to be in Buyer or the applicable Designated Purchaser as of the Closing (subject only to Permitted Liens and, in the case of Acquired Real Property, Permitted Real Property Exceptions) (collectively, the “Title Policies”).

(b) Each title insurance policy obtained under Section 4.7(a) shall: (i) insure title to the real property and all recorded easements benefiting such real property, (ii) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1 (or the equivalent thereof), (iv) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the survey delivered pursuant to Section 4.8 with respect to such property, (v) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (vi) if the real property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all of the record parcels which are adjacent to one another, are contiguous to one another, and (vii) contain a “non-imputation” endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed “facts known to the insured” for purposes of the policy. Xcerra shall pay for the CLTA portion and Buyer shall pay for the ALTA portion of the title insurance premium and for all endorsements listed above and for any additional endorsements requested by Buyer.

Section 4.8. Surveys. With respect to each parcel of Acquired Owned Real Property as to which a title insurance policy is to be procured pursuant to Section 4.8, Xcerra shall deliver to Buyer within five (5) days from the mutual execution of this Agreement any surveys in the Selling Parties’ actual possession and Buyer may thereafter, at its sole cost and expense, update such surveys and cause the same to be certified to Buyer.

Section 4.9. Escrow.

(a) Real Property Escrow Holder. The parties appoint Title Company (in such capacity, “Real Property Escrow Holder”) to consummate the sale of the Acquired Real Property (“Real Property Escrow”) described in this Agreement. Xcerra and Buyer shall each execute, in a timely manner, escrow instructions that Real Property Escrow Holder may require, consistent with this

Agreement. In addition, Xcerra and Buyer designate Real Property Escrow Holder as the “real estate reporting person” for the sale of the Acquired Real Estate under Section 6045(e) of the Internal Revenue Code.

(b) Close of Escrow. The Real Property Escrow shall close concurrently with the Closing on the Closing Date. Conditions to the Close of the Real Property Escrow shall be the delivery of the items set forth in Section 4.9(c) and delivery by Title Company of a Commitment to issue the Title Policies to Buyer or the applicable Designated Purchaser, subject only to Permitted Real Property Exceptions. Close of the Real Property Escrow is deemed to have occurred when the foregoing conditions to the Close of the Real Property Escrow are satisfied and the grant deed conveying the Acquired Real Property is recorded in the official records of the County in which the Acquired Real Property is located, in accordance with the escrow instructions of Xcerra and Buyer.

(c) Items to be delivered to Escrow. On or before 3:00 p.m. on the business day before the Closing Date:

(i) Xcerra shall deliver or cause to be delivered to Real Property Escrow Holder:

(A) a duly executed Grant Deed of the Acquired Real Property for recordation by Real Property Escrow Holder on the Closing Date.

(B) a certificate that the applicable Selling Party is not a “foreign person” as defined in IRC Section 1445(f)(3).

(C) a certificate from the applicable Selling Party in compliance with California Form 593-w (California Real Estate Withholding Exemption Certificate).

(D) subject to Section 1.1(c), an Assignment and Assumption of Leases (“Assignment of Leases”) for each parcel of the Acquired Leased Real Property in the form approved by Buyer and applicable Asset Seller assigning each of the Acquired Leased Real Property Leases to Buyer free and clear of any Liens except for the Permitted Exceptions, executed and acknowledged by Xcerra, and with the applicable landlord consent signed by the requisite landlord or sublandlord.

(E) any additional documents customarily necessary to close the Real Property Escrow.

(ii) Buyer shall deliver to Real Property Escrow Holder a duly executed Preliminary Change of Ownership Report (Form BOE-502-A), Assignment of Leases and any additional documents customarily necessary to close the Real Property Escrow.

(d) Prorations.

(i) On the Closing Date, the items listed below shall be prorated, based on the actual number of days in the calendar month in which Closing occurs, as follows:

(A) Real property taxes, assessments and personal property taxes with respect to the Acquired Real Property shall be prorated based on the latest available tax information. The Selling Parties, as applicable, shall be responsible for taxes and assessments up to and including the day before Closing, and Buyer shall be responsible for taxes and assessments from and after Closing.

Buyer shall reimburse Xcerra or its designated Affiliates at Closing to the extent of any payments made with respect to taxes and assessments prior to the Closing that relate to post-Closing periods (the “Acquired Real Property Tax Prepayments”).

(B) Xcerra shall attempt to have all meters for utilities servicing the Acquired Real Property, including water, sewer, gas and electricity, read for the period up to and including the day before Closing. If a meter is not read for a specific utility, the billing shall be prorated based on the billing for the immediately preceding billing period. Additionally, at Xcerra’s option, either: (x) Buyer will pay to Xcerra an amount equal to the total of all utility deposits held by utility companies and applicable to the Acquired Real Property, and Xcerra will assign to Buyer all of its rights in such deposits; or (y) all utility deposits applicable to the Acquired Real Property shall remain the sole property of Xcerra or its Affiliates, and Xcerra may obtain their prompt return from the utility companies.

(C) Expenses of operating the Acquired Real Property (other than taxes and utility charges) shall be prorated as of Closing based upon the most current information provided by Xcerra.

(ii) If the parties discover any errors or omissions in the adjustments and prorations within one year after Closing, the parties shall promptly make the appropriate correction by a cash payment to the party entitled to it. An error or omission discovered after that period shall not be subject to adjustment, except in the case of a property tax refund. Any tax refunds received by Buyer which are applicable to the period prior to the Closing will be promptly paid by Buyer to Xcerra or its Affiliates, as applicable.

(e) Closing Costs. Subject to Section 5.1(b), all other costs of closing the Real Property Escrow shall be paid each by Buyer and Xcerra, or its applicable Affiliates, in accordance with the custom in the County in which the Acquired Real Property is located.

Section 4.10. Energy Disclosure. Each of Buying Parties acknowledges that the Selling Parties may be required to disclose certain information concerning the energy performance of the Acquired Real Property pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”). Each of the Buying Parties hereby acknowledges receipt of the Energy Star® Data Verification Checklist, as defined in the Energy Disclosure Requirements (the “Energy Disclosure Information”). The execution of this Agreement by each of the Buying Parties shall be deemed to be approval by each of the Buying Parties of the Energy Disclosure Information and the energy performance of the Acquired Real Property. The Energy Disclosure Information fully and completely discharges the Selling Parties, and each of them, from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of California Civil Code Section 1103.4 regarding non-liability of the Selling Parties for errors or omissions not within its personal knowledge shall be deemed to apply. None of the Selling Parties makes any representation or warranty regarding the energy performance of the Acquired Real Property or the accuracy of the Energy Star® ratings given to the Acquired Real Property.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1. Tax Matters

(a) Cooperation. From and after the Closing Date, the Parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or proceeding relating to any Tax Return. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Acquired Assets, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.1.

(b) Transfer Taxes. Transfer Taxes arising upon the purchase of the Acquired Assets and Harbor Electronics Business shall be paid equally (50/50) by each of Xcerra and Buyer (or their respective Affiliates). To the extent permitted by applicable Law and to the extent consistent with the business objectives of the transaction, Xcerra and Buyer shall cooperate fully in minimizing the Transfer Taxes, including through the electronic transfer of Acquired Assets to the extent practicable. Xcerra shall have complete authority to control, settle or defend any proposed adjustment to the Transfer Taxes, and the parties shall cooperate fully with each other in the defense or settlement of any proposed adjustment to the Transfer Taxes. Buyer shall pay Xcerra or its designated Affiliates fifty percent (50%) of any Transfer Taxes associated with the Acquired Assets at least fifteen (15) days prior to the due date of payment. The Parties shall cooperate in the filing of Tax Returns for such Transfer Taxes.

(c) Sales Tax Certificates. On or prior to the Closing Date, Buyer shall provide Xcerra with an appropriate resale certificate for sales tax purposes on the inventory to be acquired by Buyer under this Agreement.

(d) Filing of Tax Returns. Except as otherwise provided in this Agreement (including under Section 5.1(b)), Xcerra or its Affiliates shall be liable for all Taxes attributable to the ownership or sale of the Acquired Assets and operation of the Harbor Electronics Business for all taxable periods ending on or before the Closing Date (“Pre-Closing Taxes”). Xcerra shall timely file or cause to be filed all Tax Returns required to report Pre-Closing Taxes and shall timely pay or cause to be paid all Pre-Closing Taxes associated with such Tax Returns. Buyer shall be liable for all Taxes attributable to the ownership or sale of the Acquired Assets and operations of the Harbor Electronics Business for all taxable periods ending after the Closing Date (“Post-Closing Taxes”). Buyer shall timely file or cause to be filed all Tax Returns required to report Post-Closing Taxes and shall timely pay or cause to be paid all Post-Closing Taxes associated with such Tax Returns.

Section 5.2. Employee Matters.

(a) Transferred Employees.

(i) Subject to Section 5.2(e), except for the Southeast Asian Employees, who will not be offered employment with Buyer (or an Affiliate of Buyer) but rather will be offered employment with one or more Designated Purchaser third-party service providers (who are unaffiliated with Buyer), as set forth in Section 5.2(b) below, not later than twenty-eight (28) days from the date of this Agreement (the “Offer Deadline”) Buyer (or a Designated Purchaser that is an Affiliate of Buyer) shall make offers of employment to all Current Employees consistent with Section 5.2(a)(ii), including such individuals who are not actively at work on account of illness, disability or leave of absence (collectively, the “Asset Employees”). As between the Buying Parties and its Affiliates, on the one hand, and the Selling Parties and its Affiliates (including the Asset Sellers) on the other hand, unless otherwise mutually agreed by the Parties under the Transition Services Agreement, Xcerra and its Affiliates, as applicable, shall retain responsibility for short-term disability benefits for any individual receiving such benefits as of the Closing, and Xcerra and its Affiliates shall retain responsibility for long-term disability benefits for any individual receiving such benefits under a Seller Benefit Plan as of the Closing and any other individual who becomes entitled to receive long-term disability benefits as a result of an illness or injury incurred prior to the Closing. Such offers of employment shall be effective as of, and contingent upon, the Closing. The offers of employment for each such Asset Employee will supersede any prior agreements regarding the terms and conditions of employment between such Asset Employee and the applicable Asset Seller as in effect prior to the Closing, and, without limiting any application of such provisions and agreements otherwise provided by this Agreement or any other document or instrument executed and delivered in connection herewith, the Asset Sellers, subject to Closing, hereby waive any and all non-competition provisions or agreements to the extent they would otherwise apply to the employment of any Asset Employee by Buyer, effective as of the date of any such hiring; provided, that in no event shall any obligation of any Asset Employee under any prior agreement with any Asset Seller with respect to any Intellectual Property existing prior to the termination of such Asset Employee’s employment with the applicable Asset Seller be superseded, except that (y) all Asset Employees shall be permitted to disclose to Buyer all information in their possession or otherwise known by them which is exclusively or primarily (1) related to any of the Harbor Electronics Business, (2) information or other Intellectual Property included in any of the Acquired Assets or the Acquired IP or (3) exclusively or primarily related to any of the Asset Sellers and (z) each Asset Employee shall be permitted to assign to Buyer or any of its Affiliates or designees any Intellectual Property invented, created, developed, authored, identified, conceived or otherwise created by such Asset Employee after the termination of such Asset Employee’s employment with the applicable Asset Seller, as well as any Intellectual Property protecting inventions reduced to practice after the termination of such Asset Employee’s employment with the applicable Asset Seller but conceived prior to termination of such employment if such inventions exclusively or primarily relate to any of the Harbor Electronics Business. Schedule 5.2(a)(i)(A) lists those Current Employees of Asset Sellers located in the Philippines, Malaysia and Singapore (collectively, the “Southeast Asian Employees”), including their name, location and the name of their employer, which Schedule may be updated prior to Closing. Schedule 5.2(a)(i)(B) lists those Current Employees of Asset Sellers located in the U.S. and China, including their name, location and the name of their employer, which Schedule may be updated prior to Closing and, as of the Closing, identifies such Asset Employees who accept Buyer’s offer of employment (such Asset Employees who accept Buyer’s offer of employment, collectively, the “U.S. & China Asset Employees”). The Selling Parties shall terminate (or cause the applicable Asset Seller to terminate) each of the U.S. & China Asset Employees immediately prior to the Closing. With respect to those U.S. & China Asset Employees located in China, the employment documentation to be delivered by Buyer or its Designated Purchasers at Closing shall include tri-partite transfer agreements by and between the applicable Asset Seller(s), the U.S. & China Asset Employees located in China and the Buying Parties’ Designated Purchasers in a form reasonably acceptable to Xcerra.

(ii) Subject to Section 5.2(e), for a period not less than twelve (12) months after the Closing Date, Buyer (or an Affiliate of Buyer) shall provide each U.S. & China Asset Employee and each EU Asset Employee with a position, and base salary or base wages not less favorable than those in effect for such Transferred Employee immediately prior to the Closing and employee benefits, including Benefit Plans, substantially comparable in the aggregate to those provided by Xcerra or its Affiliates to each such employee in effect immediately prior to the Closing Date (but without regard to the employee stock purchase plan offered by Xcerra or its Affiliates to such employees) (such employment terms, “Comparable Employment Terms”). All Benefit Plans and programs established or maintained by Buyer shall recognize employment with the Transferred Employees (or their respective predecessors) for purposes of eligibility, vesting and benefit computation, other than for purposes of benefit accruals under a defined benefit pension plan maintained by Buyer or that would be duplicative of any benefit otherwise provided to such Transferred Employee, to the same extent as recognized by Xcerra and its Affiliates and the Seller Benefit Plans.

(b) Severance Benefits; Southeast Asian Employees. Subject to Section 5.2(e), the Buying Parties shall be solely responsible for, and shall pay or cause to be paid, any claim for separation costs, severance pay or other termination benefits in accordance with the terms and conditions of any applicable plans or policies or as required under applicable Law, which claims arise out of or result from any termination of employment of any (i) U.S. & China Asset Employee or EU Asset Employee that is initiated after the Closing, or (ii) Southeast Asian Employee or Asset Employee that is initiated before, on or after the Closing to whom Buyer (or an Affiliate or Designated Purchaser of Buyer) did not make an offer of employment with Buyer (or an Affiliate or Designated Purchaser of Buyer) or to whom Buyer (or an Affiliate or Designated Purchaser of Buyer) did not offer to provide Comparable Employment Terms for such Southeast Asian Employee or Asset Employee as in effect immediately prior to the Closing or as required by applicable Law (each such Southeast Asian Employee or Asset Employee to whom Buyer (or an Affiliate or Designated Purchaser of Buyer) did not make an offer of employment or offer Comparable Employment Terms in each case by the Offer Deadline, a “Buyer Excluded Employee”); provided that, notwithstanding the foregoing to the contrary, with respect to (A) the Asset Employees located in the U.S. and China, so long as the Buyer (or a Designated Purchaser) makes an offer of employment to such employee(s) on Comparable Employment Terms, Xcerra or the Asset Sellers shall be solely liable with respect to any claim for separation costs, severance pay or other termination benefits in the event any such employee does not accept employment with the Buyer (or a Designated Purchaser), and (B) the Southeast Asian Employees, so long as the Buyer (or a Designated Purchaser) makes an offer of employment to the Southeast Asian Employee(s) and uses (I) commercially reasonable efforts to make an offer of employment to the Southeast Asian Employee(s) on employment terms, compensation and benefits no less favorable than those in effect for the Southeast Asian Employee(s) immediately prior to the Closing (and, in Malaysia, on the same employment terms, compensation and benefits as those in effect immediately prior to the Closing), including recognition of service with the local Asset Seller and compliance with local Law requirements, or (II) if such commercially reasonable efforts are unsuccessful, so long as the Buyer (or a Designated Purchaser) makes an offer of employment to the Southeast Asian Employee(s) on Comparable Employment Terms, Xcerra or the Asset Sellers shall be solely liable with respect to any claim for separation costs, severance pay or other termination benefits in the event any such employee does not accept employment with the Buyer (or a Designated Purchaser). Without limiting the foregoing, the Buying Parties shall use commercially reasonable efforts to place the Southeast Asian Employees under tri-partite transfer agreements by and between the applicable Asset Seller(s), the Southeast Asian Employee(s) and the Buying Parties’ Designated Purchasers at Closing on such employment terms, compensation and benefits, pursuant to which such Designated Purchasers would assume the Accrued Employee Liabilities relating to such Southeast Asian Employee(s) and all Liabilities under the tri-partite transfer agreements, including Liabilities relating to any subsequent claims for separation costs, severance pay or other termination benefits, in a form reasonably acceptable to Xcerra. For purposes hereof, “commercially reasonable efforts” shall mean the obligation to take such efforts, including incurring such costs, as are commercially reasonable under the circumstances; provided that, in no event shall the Buyer (or a Designated Purchaser) be obligated to incur any costs with respect to employee benefits, including Benefit Plans that, in the aggregate, exceed one hundred twenty-five percent (125%) of the cost incurred by Xcerra (or applicable Asset Seller) with respect to such employee benefits, including Benefit Plans (without regard to the employee stock purchase plan offered by Xcerra or its Affiliates to such employees). Not later than the Offer Deadline, the Buying Parties shall cause their applicable Designated Purchaser(s) to make offers of employment to all Southeast Asian Employees consistent with the foregoing terms of this Section 5.2(b).

(c) COBRA. Xcerra (or any third party administrator or insurer of Xcerra or any Asset Seller) shall retain Liability for continuation coverage under COBRA or any similar state Law with respect to its employees and its former employees who are not Transferred Employees. Buyer shall assume Liability for continuation coverage under COBRA or any similar state or local Law with respect to Transferred Employees whose employment is terminated or transferred after the Closing Date. With respect to individuals who are dependents of Transferred Employees, Xcerra (or any third party administrator or insurer of Xcerra or any Asset Seller) shall retain Liability for continuation coverage under COBRA or any similar state or local Law to the extent that the individual experienced a qualifying event on or prior to the Closing Date, and Buyer shall assume such Liability to the extent that the individual experiences a qualifying event after the Closing Date.

(d) Workers’ Protection Claims. Xcerra shall, and hereby does, assume or retain the obligation and Liability for any workers’ compensation or similar workers’ protection claims of any Transferred Employee with respect to any injury incurred on or prior to the Closing Date.

(e) European Employees. The Parties hereby acknowledge and agree that, notwithstanding the foregoing to the contrary, (i) Current Employees employed by an Asset Seller in Europe to be transferred to Buyer or any of its Affiliates on or after the Closing are identified on Schedule 5.2(e)(i) hereto (collectively, the “EU Asset Employees”), which Schedule may be updated prior to Closing, and (ii) shall be transferred from the Asset Sellers to Buyer or its Designated Purchasers pursuant to and in accordance with, and each of the Buying Partings and Selling Parties hereby covenant and agree to, all of the terms, provisions and conditions of attached Schedule 5.2(e)(ii) (European Employee Transfer Schedule) with respect to such employees.

(f) Limitation on Obligations. Subject to Section 5.2(e), nothing in this Agreement shall create any obligation on the part of Buyer or the Asset Sellers to continue the employment of any Transferred Employee for any definite period of time following the Closing Date.

(g) No Amendment; No Third-Party Beneficiaries. Regardless of anything else contained herein, the Parties do not intend for this Agreement to amend any Seller Benefit Plans or arrangements or create any rights or obligations except between the Parties. No Transferred Employee or other current or former employee of Xcerra or the Asset Sellers, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder.

Section 5.3. Post-Closing Access to Information. For a period of five (5) years after the Closing Date, each Party shall provide, or shall cause its Affiliates to provide, when reasonably requested to do so by the other Party, access (during normal business hours) to all Books and Records and other information relating to the Harbor Electronics Business, Acquired Assets and Assumed Liabilities, including the right to make copies or extracts therefrom at its expense for any reasonable business purpose; provided, however, that (a) the foregoing shall not apply with respect to any adversarial Proceedings between the Parties and (b) neither Party shall be required to violate any obligation of confidentiality, Order or Law to which any such Party is subject or to waive any privilege which such Party may possess in discharging the obligations set forth in this Section 5.3 (provided that in such event, the Parties shall reasonably cooperate with each other to seek an appropriate remedy to permit the access contemplated hereby). During such period, no Party shall, nor shall it permit its Affiliates to, dispose of, alter or destroy any such Books and Records or other information without giving thirty (30) days’ prior written notice to the other Party and permitting the other Party, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

Section 5.4. Further Assurances. From time to time after the Closing Date and without further consideration, (i) upon the request of either Party, the other Party shall execute and deliver to the requesting Party such documents and take such actions as the requesting Party reasonably requests to consummate more effectively the intent and purposes of the Parties under this Agreement and the transactions contemplated hereby; and (ii) upon the request of Buyer, Xcerra shall, and shall cause the Asset Sellers to, execute and deliver all instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer or any Designated Purchaser and confirm Buyer’s or any Designated Purchaser’s good and valid title to the Acquired Assets (free and clear of all Liens other than Permitted Liens and in the case of Acquired Real Property, Permitted Real Property Exceptions), to put Buyer or a Designated Purchaser in actual possession and operating control thereof, to permit Buyer or a Designated Purchaser to exercise all rights with respect thereto (including all rights with respect to Nonassigned Contract) and to complete the transactions contemplated hereby.

Section 5.5. Non-Competition; Non-Solicitation.

(a) Subject to Section 5.5(b), in order for Buyer to protect and preserve the going concern value and goodwill of the Harbor Electronics Business, and as a material inducement to the Buying Parties to enter into this Agreement, the Selling Parties shall not, and shall cause each of their Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, investor, lender, partner, joint venturer, consultant or agent of, any other Person):

(i) for a period of five (5) years following the Closing Date, undertake, participate in, carry on, or be engaged in, or in any other manner assist any other Person (other than in Xcerra’s or any of its Affiliates’ capacity as a customer) in connection with the operation of or engagement in any Competing Business Activities anywhere in the world;

(ii) for a period of five (5) years following the Closing Date, solicit or attempt to solicit any Harbor Electronics Business customer (other than Xcerra and its Affiliates) of the Asset Sellers as of the Closing Date, or any other Person who has been a Harbor Electronics Business customer of Asset Sellers at any time during the twenty-four (24) month period prior to the Closing Date, to reduce, terminate or alter in a manner adverse to Buyer its business relationship with Buyer; and

(iii) for a period of two (2) years following the Closing Date, solicit or attempt to solicit any Restricted Person to resign or otherwise leave the employ of Buyer or any of its Designated Purchasers or otherwise hire, employ, engage or contract with any Restricted Person to perform services other than for the benefit of Buyer or any of its Affiliates.

(b) Notwithstanding Section 5.5(a), Xcerra and its Affiliates shall not be prohibited from or restricted in any way with respect to: (i) advertising job openings by use of newspapers, magazines, the Internet and other media not directed at individual Restricted Persons or hiring Restricted Persons as a result thereof, (ii) hiring or soliciting any Restricted Person who has terminated employment with Buyer or any Affiliate thereof, so long as there was no solicitation by Xcerra or its Affiliates prior thereto; provided, that no such hiring or solicitation shall occur within the three-month period following such termination, (iii) holding not more than five percent (5%) of the outstanding voting securities of any company (whether public or private) that is primarily engaged in Competing Business Activities, or (iv) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Competing Business Activity, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business Activities were equal to or less than fifteen percent (15%) of the total consolidated revenues of such business.

(c) Each Party agrees that the duration and geographic scope of the non-competition and non-solicitation provisions set forth in this Section 5.5 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the Parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each Party intends that these non-competition and non-solicitation provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each comparable jurisdiction or subdivision thereof anywhere else in the world. Each Party agrees that damages are an inadequate remedy for any breach of this provision and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

(d) Xcerra acknowledges that the ownership by its Affiliates of the Acquired Assets represents a substantial interest in the Harbor Electronics Business and Xcerra intends to cause its Affiliates to transfer to Buyer the goodwill reflected therein. Xcerra further acknowledges that Buyer would not enter into this Agreement but for the restrictions in this Section 5.5.

ARTICLE VI

CONDITIONS PRECEDENT TO THE BUYING PARTIES’ OBLIGATIONS

Section 6.1. Conditions Precedent to the Buying Parties’ Obligations. Each and every obligation of the Buying Parties to be performed on or after the Closing Date under this Agreement (to the extent contemplated to be performed at or following the Closing) is subject to the satisfaction (or written waiver by the Buying Parties, to the extent permissible under applicable Law), prior to or at the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Selling Parties made in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of the Selling Parties made in this Agreement that are not so qualified must be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b) Performance of Obligations. The Selling Parties shall have performed or complied in all material respects with their obligations and covenants required by this Agreement to be performed or complied with by the Selling Parties at or prior to the time of the Closing.

(c) No Injunction, Etc. No preliminary or permanent injunction or Order issued by any Governmental Entity or Law shall be in effect, and no Proceeding shall have been instituted or threatened, that does or would reasonably be expected to (i) restrain, enjoin or otherwise prohibit (or challenge the legality of) any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated hereby to be rescinded following consummation.

(d) Delivery of Documents. The Selling Parties shall have delivered, or caused to have been delivered, to the Buying Parties the documents described in Section 8.2.

(e) Certain Transferred Employees. At least (i) eighty percent (80%) of each of the following categories of employees: the Key Employees; the Assembly Employees; the Quality Employees; and the Product Design and Development Employees; and (ii) seventy percent (70%) of the Operation Employees, in each case, shall have (A) (I) accepted employment with Buyer or one of its Designated Purchasers (whether or not the effective starting date of employment as set forth in the Employment Offer Letter is on or after the Closing), and (II) entered into an Employment Offer Letter with Buyer or one of its Designated Purchasers, and (III) unless the effective starting date of employment as set forth in the Employment Offer Letter is after the Closing, entered into an At-Will Employment,

Confidential Information and Invention Assignment Agreement with Buyer or one of its Designated Purchasers), or (B) with respect to any EU Asset Employees within the aforementioned categories of employees, shall have transferred to Buyer (or its Designated Purchasers) as contemplated by Schedule 5.2(e)(ii) (European Employee Transfer Schedule).

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g) Consents. The consents set forth in Schedule 8.2(g) shall have been obtained.

(h) Schedule Supplement. Buyer shall have approved any Schedule Supplement delivered by Selling Parties pursuant to Section 4.5.

(i) Satisfaction to Conditions to Close of Real Property Escrow. The conditions to the close of the Real Property Escrow set forth in Section 4.9(b) shall have been satisfied.

(j) Governmental Approvals. Buyer or the applicable Designated Purchasers shall have received the required authorizations, consents and approvals set forth on Schedule 3.2(c)(iii).

Section 6.2. Frustration of Conditions Precedent. Buyer may not rely on the failure of any condition set forth in Section 6.1 to be satisfied if such failure was caused by Buyer’s failure to use its reasonable best efforts to cause the Closing to occur to the extent required by Section 4.3.

ARTICLE VII

CONDITIONS PRECEDENT TO THE SELLING PARTIES’ OBLIGATIONS

Section 7.1. Conditions Precedent to the Selling Parties’ Obligations. Each and every obligation of the Selling Parties to be performed on or after the Closing Date under this Agreement (to the extent contemplated to be performed at or following the Closing) is subject to the satisfaction (or written waiver by the Selling Parties, to the extent permissible under applicable Law), prior to or at the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buying Parties made in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of the Buying Parties made in this Agreement that are not so qualified must be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b) Performance of Obligations. Other than the Buyer Parties’ obligations set forth in Article II (Purchase Price; Payment), including delivery of the Closing Payment, which must be performed and complied with in all respects, the Buying Parties shall have performed or complied in all material respects with their obligations and covenants required by this Agreement to be performed or complied with by the Buying Parties at or prior to the time of the Closing.

(c) No Injunction, Etc. No preliminary or permanent injunction or Order issued by any Governmental Entity or Law shall be in effect, and no Proceeding shall have been instituted or threatened, that does or would reasonably be expected to (i) restrain, enjoin or otherwise prohibit (or challenge the legality of) any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated hereby to be rescinded following consummation.

(d) Delivery of Documents. The Buying Parties shall have delivered, or caused to have been delivered, to the Selling Parties the documents described in Section 8.3.

(e) Consents and Approvals. The consents, approvals and authorizations set forth in Schedule 3.2(c)(iii) shall have been obtained.

(f) Benefit Plans. The Buying Parties (and their Affiliates), as applicable, shall have established and in full force and effect the requisite Benefit Plans with respect to the U.S. & China Asset Employees and EU Asset Employees consistent with and as required by Section 5.2(a)(ii).

Section 7.2. Frustration of Conditions Precedent. Xcerra may not rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by Xcerra’s failure to use its reasonable best efforts to cause the Closing to occur to the extent required by Section 4.3.

ARTICLE VIII

CLOSING

Section 8.1. Closing Date.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 10.1, and provided that the conditions to the Closing set forth in Section 6.1 and Section 7.1 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern Time, remotely via the exchange of documents and signatures, on the fifth (5th) business day immediately following the satisfaction or waiver of such conditions to the Closing (other than those such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time as the Parties shall agree upon. The actual date of the Closing is referred to in this Agreement as the “Closing Date.” Notwithstanding the foregoing, all acts and transactions to be taken or effected at the Closing shall be deemed to be effective as of the close of business on the Closing Date in the respective jurisdiction in which any of the Harbor Electronics Business is operated.

(b) The Real Property Escrow shall only close concurrent with the Closing described in Section 8.1(a) above and shall occur simultaneously at the offices of the Real Property Escrow Holder.

Section 8.2. Items to be Delivered by the Selling Parties. At the Closing, the Selling Parties shall deliver (or cause to be delivered) to Buyer the following documents, in each case duly executed and otherwise in proper form:

(a) Compliance Certificate. A certificate, in form and substance reasonably acceptable to the Buying Parties, dated the Closing Date, signed on behalf of each of the Selling Parties, by a duly authorized officer thereof, confirming the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b).

(b) Instruments of Conveyance and Transfer. Subject to Section 1.1(c), such transfer instruments, deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment, in form and substance reasonably acceptable to Buyer, as shall be effective to vest in Buyer (or its Designated Purchasers) all good and valid title to the Acquired Assets free and clear of all Liens (other than Permitted Liens and, in the case of Acquired Real Property, Permitted Real Property Exceptions), in each case as provided for pursuant to this Agreement or as otherwise agreed in writing by the Parties.

(c) Transition Services Agreement. The Transition Services Agreement, duly executed by Xcerra.

(d) Supply Agreements. Each of the Supply Agreements, duly executed by Xcerra or its applicable Affiliates.

(e) Escrow Agreement. The Escrow Agreement, duly executed by Xcerra.

(f) Federal and State FIRPTA Certificates. A properly executed statement by ECT, in form and substance reasonably acceptable to Buyer, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and California Form 593-w (California Withholding Exemption Certificate).

(g) Consents and Notices. Evidence reasonably acceptable to Buyer that all of the waivers, permits, consents, approvals, authorizations, registrations, filings and notices identified in Schedule 8.2(g) shall have been obtained or made, as applicable.

(h) Lien Terminations. Duly executed written instruments (i) releasing any Liens (other than Permitted Liens and Permitted Real Property Exceptions) on any Acquired Asset, and (ii) authorizing the filing of UCC-3 termination statements (or other comparable documents) for any UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien.

(i) Other Documents. Certificates of good standing (in jurisdictions where such concept is applicable) of Xcerra and the Asset Sellers in their respective jurisdictions of organization, certified charter documents of Xcerra and the Asset Sellers and certificates as to the incumbency of officers and the adoption of authorizing resolutions of Xcerra and the Asset Sellers.

Section 8.3. Items to be Delivered by the Buying Parties. At the Closing, the Buying Parties shall deliver (or cause to be delivered) to Xcerra the following documents, in each case duly executed and otherwise in proper form:

(a) Compliance Certificate. A certificate, in form and substance reasonably acceptable to the Selling Parties, dated the Closing Date, signed on behalf of each of the Buying Parties by a duly authorized officer thereof, confirming the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b).

(b) Instruments of Assumption and Transfer. Such assumption instruments, endorsements, consents, and other good and sufficient instruments of assumption as shall be effective to vest in Buyer (or its Designated Purchasers) the Assumed Liabilities and good and valid title the Acquired Assets free and clear of all Liens (other than Permitted Liens and, in the case of the Acquired Real Property, Permitted Real Property Exceptions), in each case as provided for pursuant to this Agreement or as otherwise agreed by the Parties.

(c) Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer.

(d) Supply Agreements. Each of the Supply Agreements, duly executed by FastPrint HK or its designated Affiliates.

(e) Escrow Agreement. The Escrow Agreement, duly executed by Buyer.

(f) Other Documents. Certificates of good standing (in jurisdictions where such concept is applicable) of the Buying Parties and each Designated Purchaser in their respective jurisdictions of organization, certified charter documents of the Buying Parties and each Designated Purchaser and certificates as to the incumbency of officers and the adoption of authorizing resolutions of the Buying Parties and each Designated Purchaser.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnification by Selling Parties.

(a) General. If the Closing occurs, and subject to the terms and conditions of this Article IX, each of the Selling Parties shall, jointly and severally, indemnify and hold harmless each of the Buying Parties and their Affiliates and their respective directors, officers, employees, assigns and successors (each, a “Buyer Indemnified Party”), from and against all Losses arising from, relating to or constituting (i) any breach of any representation or warranty made by the Selling Parties in Section 3.1 of this Agreement on the Closing Date as though made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) or by the Selling Parties in any certificate executed and delivered pursuant hereto, (ii) any breach of any covenant or agreement made by the Selling Parties set forth in this Agreement, (iii) any Excluded Liabilities, or (iv) any claim for Fraud arising in connection with the transactions contemplated by this Agreement.

(b) Limitations. The Selling Parties obligations under Section 9.1(a)(i) shall be subject to the following limitations:

(i) none of the Selling Parties shall have any liability for Losses under Section 9.1(a)(i) unless and until the aggregate of all Losses relating thereto for which the Selling Parties would otherwise be liable exceeds $230,000 (it being understood that such amount shall be a deductible for which the Selling Parties shall bear no indemnification responsibility) (the “Threshold”); and

(ii) none of the Selling Parties shall have any liability for Losses under Section 9.1(a)(i) to the extent the aggregate amount of Losses for which the Selling Parties would otherwise be liable thereunder exceeds $2,300,000 (the “Lower Cap”);

provided, however, that the limitations set forth in this Section 9.1(b) shall not apply to (x) any inaccuracy in or breach of any representation or warranty set forth in Sections 3.1(a) (Due Organization and Power), 3.1(b) (Authority), 3.1(e) (Tax Matters), 3.1(k) (Title to Acquired Assets; Sufficiency of Assets), and 3.1(u) (Fees) (collectively, the “Fundamental Matters”), or (y) any claim based on Fraud.

(c) Survival. Except for claims based on Fraud, (i) the indemnification provided for in Section 9.1(a)(i) shall terminate eighteen (18) months after the Closing Date, except with respect to (A) the Fundamental Matters (other than Section 3.1(e) (Tax Matters)), in which case such indemnification shall survive indefinitely, and (B) any representation or warranty set forth in Section 3.1(e) (Tax Matters), in which case such indemnification shall terminate, (I) in the case of a claim for Taxes in the United States or any state territory thereof, sixty (60) days after the expiration of any applicable statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters and (II) in the case of a claim for Taxes outside of the United States or any state territory thereof, six (6) months following a final and binding assessment for any Taxes, (ii) the indemnification provided for in Section 9.1(a)(ii) shall terminate in accordance with the expiration of the terms of the covenants and agreements covered thereby or, if no term is expressly stated therein, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and (iii) the indemnification provided for in Section 9.1(a)(iii)

shall survive indefinitely; provided, however, that, in each case under clause (i) or clause (ii) of this Section 9.1(c), such indemnification shall continue thereafter as to any Losses with respect to which a Buyer Indemnified Party has given Xcerra an Indemnification Notice in accordance with Section 9.3 on or prior to the date such indemnification would have otherwise terminated in accordance with this Section 9.1(c), as to which such indemnification shall continue solely with respect to the specific matters identified in such Indemnification Notice until the resolution and satisfaction thereof in accordance with this Agreement; provided, further, that, notwithstanding anything in this Agreement to the contrary, all of Multitest’s obligations under or arising out of this Agreement, including Multitest’s indemnification obligations provided for in this Article IX, shall terminate on December 31, 2015; provided further, however, such termination shall not affect or limit in any way the joint and several liability of the other Selling Parties or Buyer’s recourse to the Holdback Amount.

(d) Materiality. For purposes of calculating Losses, and not for determining whether any breach has occurred for which indemnification may be available hereunder, any reference to materiality or Material Adverse Effect in the Selling Parties’ representations and warranties will be disregarded.

(e) Maximum Liability. Notwithstanding anything contained herein to the contrary, from and after the Closing, except for claims based on Fraud, the maximum aggregate Liability of the Selling Parties pursuant to Section 9.1(a)(i) shall not exceed the Purchase Price (the “Higher Cap”).

Section 9.2. Indemnification by Buying Parties.

(a) General. If the Closing occurs, and subject to the terms and conditions of this Article IX, each of the Buying Parties shall, jointly and severally, indemnify and hold harmless each of the Selling Parties and their Affiliates and their respective directors, officers, employees, assigns and successors (each, a “Seller Indemnified Party”), from and against all Losses arising from, relating to or constituting (i) any inaccuracy in or breach of any representation or warranty made by the Buying Parties in Section 3.2 of this Agreement on the Closing Date as though made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) or by the Buying Parties in any certificate executed and delivered pursuant hereto, (ii) any breach of any covenant or agreement made by the Buying Parties set forth in this Agreement, (iii) the Assumed Liabilities, (iv) other than the Excluded Liabilities, any Proceeding brought by a third party based upon, arising out of or relating to the operations, properties, assets or obligations of the Buying Parties or either of them, or any of their respective Affiliates, conducted, existing or arising after the Closing Date with respect to the Harbor Electronics Business or any of the Acquired Assets, or (iv) any claim for Fraud arising in connection with the transactions contemplated by this Agreement.

(b) Limitations. The Buying Parties obligations under Section 9.2(a)(i) shall be subject to the following limitations:

(i) none of the Buying Parties shall have any liability for Losses under Section 9.2(a)(i) unless and until the aggregate of all Losses relating thereto for which the Buying Parties would otherwise be liable exceeds the Threshold (it being understood that such amount shall be a deductible for which the Buying Parties shall bear no indemnification responsibility); and

(ii) None of the Buying Parties shall have any liability for Losses under Section 9.2(a)(i) to the extent the aggregate amount of Losses for which the Buying Parties would otherwise be liable thereunder exceeds the Lower Cap;

provided, however, that the limitations set forth in this Section 9.2(b) shall not apply to (x) any inaccuracy in or breach of any representation or warranty set forth in Sections 3.2(a) (Due Organization and Power), 3.2(b) (Authority), 3.2(c) (No Violation), 3.2(e) (Financing), 3.2(f) (Fees), and 3.2(g) (Designated Purchasers), as it pertains to the foregoing representations and warranties made applicable to the Designated Purchasers by operation of Section 3.2(g), or (y) any claim based on Fraud.

(c) Survival. Except for claims based on Fraud, (i) the indemnification provided for in Section 9.2(a)(i) shall terminate eighteen (18) months after the Closing Date, (ii) the indemnification provided for in Section 9.2(a)(ii) shall terminate in accordance with the expiration of the terms of the covenants and agreements covered thereby or, if no term is expressly stated therein, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and (iii) the indemnification provided for in Sections 9.2(a)(iii) and (iv) shall survive indefinitely; provided, however, that, in each case under clause (i) or clause (ii) of this Section 9.2(c), such indemnification shall continue thereafter as to any Losses with respect to which a Seller Indemnified Party has validly given Buyer an Indemnification Notice in accordance with Section 9.3 on or prior to the date such indemnification would have otherwise terminated in accordance with this Section 9.2(b), as to which such indemnification shall continue solely with respect to the specific matters identified in such Indemnification Notice until the resolution and satisfaction thereof in accordance with this Agreement.

(d) Materiality. For purposes of calculating Losses, and not for determining whether any breach has occurred for which indemnification may be available hereunder, any reference to materiality or Material Adverse Effect in the Buying Parties’ representations and warranties will be disregarded.

(e) Maximum Liability. Notwithstanding anything contained herein to the contrary, from and after the Closing, except for claims based on Fraud, the maximum aggregate Liability of Buyer pursuant to Section 9.2(a)(i) shall not exceed the Higher Cap.

Section 9.3. Procedures Relating to Indemnification. Following the discovery by a Person of any facts or conditions that would reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article IX can be obtained, the Party seeking indemnification under this Article IX with respect thereto (the “Indemnified Party”) shall, within thirty (30) days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the facts and circumstances in reasonable detail (to the extent known) relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or liquidated) and the specific Section(s) of this Agreement (to the extent then determinable) upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”); provided, however, that any failure of an Indemnified Party to timely deliver such notice shall not limit the obligations of the Indemnifying Party hereunder except to the extent that (and only to the extent that) such failure to timely deliver such notice actually prejudices the Indemnifying Party. Within sixty (60) days after delivery of an Indemnification Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by payment by the Indemnifying Party in cash equal to the Claimed Amount by wire transfer of immediately available funds), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by payment by the Indemnifying Party in cash equal to the Agreed Amount by wire transfer of immediately available funds) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (a “Dispute”). If no Response is delivered by the Indemnifying Party within sixty (60) days following the Indemnified Party’s receipt of written confirmation of receipt of such Indemnification Notice by the General Counsel of the Indemnifying Party, the Indemnifying Party shall be deemed, to the extent such Indemnification Notice so states, to have agreed that all of the Claimed Amount is owed to the Indemnified Party. For purposes of the foregoing sentence, “written confirmation” shall include receipt confirming the delivery of facsimile, receipt of registered or certified mail, receipt of an internationally recognized overnight mail courier service and receipt of e-mail delivery. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount. During the sixty (60) day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Indemnified Party and the Indemnifying Party shall not so resolve such claim during such period, the Indemnified Party shall be entitled to initiate such proceedings and seek such remedies as may be permitted under the terms of this Agreement and applicable Law.

Section 9.4. Procedures Relating to Indemnification for Third Party Claims.

(a) Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Article IX arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim as soon as practicable after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event later than thirty (30) days thereafter; provided, however, that any failure of an Indemnified Party to timely deliver such notice shall not limit the obligations of the Indemnifying Party hereunder except to the extent that (and only to the extent that) such failure to timely deliver such notice adversely affects the Indemnifying Party’s ability to defend such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, complete and accurate copies of all notices and documents, including all court papers, received by the Indemnified Party from the third party asserting, or any court or tribunal adjudicating, such Third Party Claim relating to such Third Party Claim.

(b) Defense.

(i) Within thirty (30) days after delivery of an Indemnification Notice with respect to a Third Party Claim, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (A) the Indemnifying Party may only assume control of such defense if (1) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other Liabilities that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article IX and (2) the ad damnum in such Third Party Claim, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the amount of Losses for which the Indemnifying Party is potentially liable under this Article IX in connection with such Third Party Claim, and (B) the Indemnifying Party may not assume control of the defense of any Third Party Claim (I) by a Governmental Entity involving criminal Liability or (II) in which equitable relief (other than incidental equitable relief in any pleadings seeking such remedies as may be deemed appropriate by the court) is sought against the Indemnified Party or any of its Affiliates. The Indemnified Party is hereby authorized (but not obligated) prior to and during the thirty (30) day period referred to in the preceding sentence to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect its interests.

(ii) If the Indemnifying Party so elects to assume the defense of a Third Party Claim as permitted under Section 9.4(b)(i), then the Indemnifying Party shall not be liable to the Indemnified Party for the reasonable fees and expenses of counsel subsequently incurred by the

Indemnified Party in connection with the defense thereof unless the Indemnified Party reasonably concludes (upon the advice of outside counsel) that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, in each case such that it is inappropriate for a single outside counsel to represent both parties. Subject to Section 9.4(b)(i), the Non-controlling Party may participate in the defense of any Third Party Claim at its own expense (except to the extent otherwise contemplated by the preceding sentence), it being understood, however, that the Controlling Party shall control such defense in all respects. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Controlling Party and the Non-controlling Party shall reasonably cooperate in the defense, prosecution and/or settlement of any Third Party Claim, which cooperation shall include the retention and (upon the Controlling Party’s request) the provision to the Controlling Party of records that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim unless (A) such settlement or judgment (i) is solely for money damages and the Indemnifying Party agrees to pay all such money damages, (2) includes a complete and unconditional release of the Indemnified Party and its Affiliates from further Liability, (3) involves no admission of wrongdoing by the Indemnified Party or any of its Affiliates and (4) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or any of its Affiliates or (B) the Indemnified Party consents thereto. If the Indemnifying Party is not permitted to under the terms of this Agreement, chooses not to, or does not, assume the defense of a Third Party Claim or fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim or consent to the entry of judgment with respect to such Third Party Claim at the expense of the Indemnifying Party; provided, however, the Indemnified Party shall not compromise or settle such Third Party Claim or consent to the entry of judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.5. Determination of Indemnification Amounts.

(a) Without limiting the effect of any other limitation contained in this Article IX, for purposes of computing the amount of any and all Losses recoverable under this Article IX, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and any of its Affiliates shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements).

(b) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter; provided, that, for the avoidance of doubt, subject to Section 9.5(a) neither the Indemnified Party nor any of its Affiliates shall have any obligation to pursue any such recovery from any third Person.

(c) Each of the Parties agrees to take such steps, if any, as such Party believes, in its good faith judgment, constitute commercially reasonable steps to mitigate its respective Losses, upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, that no Party (i) shall be required to cease the sale of any product or service and (ii) shall be required to incur any material expense with respect thereto.

Section 9.6. Subrogation Rights. Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment and to the extent permitted by applicable Law, be subrogated to all rights of the Indemnified Party against any third party (including with respect to any amounts already recovered or potentially recoverable by the Indemnified Party from any other third party) in respect of the Losses to which such payment relates. The Indemnified Party and Indemnifying Party shall each execute, upon request by the other party, all instruments reasonably necessary to evidence and perfect such subrogation rights. Notwithstanding the foregoing, in no event shall the Indemnifying Party be permitted to bring any such subrogation claim against any Person that has been a customer of the Harbor Electronics Business within the year prior to such claim without Buyer’s prior written consent. In no event shall Buyer be required to commence any action or be the named plaintiff in any such subrogation claim.

Section 9.7. Exclusive Remedy. Following the Closing, except for rights expressly provided in Section 5.1 (Tax Matters), a claim for specific performance or other equitable relief (including pursuant to Section 11.16), and except that each Party shall retain the right to bring claims based on Fraud, the indemnification provisions of this Article IX shall be the sole and exclusive remedy with respect to the consummation of the transactions contemplated by this Agreement, including, for the avoidance of doubt, any and all claims arising out of or relating to the Buying Parties’ investigation of the Harbor Electronics Business and the Acquired Assets, the negotiation and execution of this Agreement, the inaccuracy in or breach of any representation, warranty, covenant or agreement, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory. Without limiting the generality of the foregoing, (i) any indemnification obligations of the Selling Parties pursuant to this Article IX shall, subject to Section 2.2(b), first be asserted against and satisfied from any amount then remaining from the Holdback Amount or, if applicable, the Escrow Fund, and (ii) the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.8. Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Purchase Price.

ARTICLE X

TERMINATION

Section 10.1. General. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing, only as follows:

(a) by the written agreement of the Parties;

(b) by either Xcerra or FastPrint HK, upon written notice provided to the other Party, if the Closing shall not have occurred on or prior to November 30, 2015 (the “Termination Date”) or such other date as the Parties agree in writing; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party (or to any Party’s Affiliates) whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by Xcerra or FastPrint HK, upon written notice provided to the other Party, if a Governmental Entity with competent jurisdiction has issued an Order or taken other final and non-appealable action, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party (or to any Party’s Affiliates) whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in such Order or other action;

(d) by FastPrint HK, upon written notice provided to Xcerra, if any of the Selling Parties has materially breached, or caused the material breach of, any of its respective representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 6.1(a) or Section 6.1(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Xcerra by FastPrint HK; or

(e) by Xcerra, upon written notice provided to FastPrint HK, if any of the Buying Parties has materially breached, or caused the material breach of, any of its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 7.1(a) or Section 7.1(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to FastPrint HK by Xcerra.

Section 10.2. Liabilities in Event of Termination. If this Agreement is terminated as provided in Section 10.1, then this Agreement shall become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Selling Parties or the Buying Parties, or their respective Affiliates, except that such termination shall not relieve either Party of any Liability for any Fraud prior to such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Publicity. The Parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except (a) for any such release or announcement that may, in the reasonable judgment of the releasing Party and following written notice to the other Party, be required by Law or any United States securities exchange or securities exchange on which securities of the releasing Party (or any of its Affiliates) are listed, and (b) that the Selling Parties may make such announcements to or regarding their respective employees; provided, that, a Party may issue or make any such public release or announcement that is entirely consistent with any announcement or public release to which the other Party has previously consented in accordance with this Section 11.1. The Parties agree to issue, promptly following the execution and delivery of this Agreement, a joint press release in a form reasonably acceptable to each Party announcing the execution of this Agreement.

Section 11.2. Assignment. Except to the extent otherwise expressly set forth in this Agreement, including Section 1.2, neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided, however, that FastPrint HK, on the one hand, and Xcerra, on the other hand, may, without the prior written consent of the other, respectively, assign any or all of its rights or interests under this Agreement to any of its Affiliates (in which case such assignor shall remain liable for all of its Liabilities hereunder) or make a collateral assignment of any or all of its rights or interests under this Agreement to any lender.

Section 11.3. Parties in Interest; No Third-Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and be enforceable only by the Parties and their respective permitted successors and permitted assigns, and shall not confer any rights or remedies upon any other Person (including, for the avoidance of doubt, any Transferred Employee); provided, that, any Buyer Indemnified Party or Seller Indemnified Party shall be entitled to enforce the rights contemplated to be afforded to such Person under Article IX.

Section 11.4. Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement and all matters arising out of or relating to this Agreement and the transactions contemplated hereby (including this Agreement’s interpretation, construction, performance and enforcement) shall be construed and interpreted according to the Laws of the State of California, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. This Agreement shall be construed and interpreted in accordance with the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement shall have any force or effect in the interpretation hereof or in the determination of the intent of the Parties hereunder. Each Party stipulates that any dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the state or federal courts located in the state of California, and each Party consents to personal and subject matter jurisdiction and venue in any such court and waives and relinquishes all right to attack the suitability or convenience of any such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all Orders issued by any such court will be binding and enforceable in all jurisdictions and countries. Without limiting any other means of service, each Party agrees that service of any process, summons, notice or document with respect to any Proceeding may be served on it in accordance with the notice provisions set forth in Section 11.7. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.5. Amendment. No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by all Parties.

Section 11.6. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken or omitted shall be deemed to constitute a waiver by the Party taking or omitting such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or any other document or instrument executed and delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.7. Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be deemed given or made when personally delivered, when sent by facsimile transmission to the number below (with confirmation of successful transmission), four (4) business days after being sent when sent to the Parties at their respective addresses indicated below by registered or certified mail (return receipt requested and postage prepaid), one business day after being sent if sent for next business day delivery when sent for delivery by an internationally recognized overnight mail courier service or when sent by email (with confirmation of receipt) addressed as follows:

(a) If to the Buying Parties, to:

ShenZhen FastPrint Circuit Tech Co., LTD

3F Section1, Industrial building No.25, NanShan Science &Technology Park.

Attention: Board Secretary

E-mail: cl@chinafastprint.com

with a copy, which shall not constitute notice, to:

Greenberg Traurig

Room 3125-3141

Central Plaza

381 Huaihai Zhong Road

Shanghai, China 200020

E-mail: qig@gtlaw.com

Attention: George Qi

(b) If to the Selling Parties, to:

Xcerra Corporation

825 University Avenue

Norwood, MA 02062

Attention: General Counsel

Fax:

E-mail: colin.savoy@xcerra.com

with a copy, which shall not constitute notice, to:

Procopio, Cory Hargreaves & Savitch, LLP

525 B Street, Suite 2200

San Diego, CA 92101

Attention: William C. Belanger, Esq.

Fax: (619) 235-0398

bill.belanger@procopio.com

or to such other Person or address as either Party shall have specified by notice in writing to the other Party pursuant to this Section 11.7.

Section 11.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated and except to the extent otherwise expressly set forth in this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred such expenses.

Section 11.9. Disclosure Schedules. Any fact or item disclosed on any Disclosure Schedule to this Agreement shall be deemed disclosed on any other Disclosure Schedule to this Agreement only where the applicability of such fact or item is reasonably apparent solely from a reading of the text of such disclosure. The fact that any item is disclosed in any Disclosure Schedule to this Agreement shall not by reason only of such inclusion be deemed to establish the standard for disclosure, or the standard of materiality, as applied to any other item not disclosed.

Section 11.10. Interpretive Provisions. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (d) words importing the singular include the plural and vice versa, and words importing gender include all genders. Unless the context otherwise requires, references herein (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Subject to Section 11.9, the Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. All references to days shall be to calendar days unless business days are specified. All references to “dollars” or “$” shall mean United States Dollars. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted, such consent may be withheld in such Person’s sole and absolute discretion. When reference is made to information that has been “made available” or “provided” to Buyer, that shall mean that such information was included in the Data Site Information. When referenced in any representation or warranty made prior to the Closing or any covenant or agreement operative prior to the Closing, any reference to any “Acquired Asset” or “Assumed Liability” shall mean, as applicable, any asset, right or property that would be an Acquired Asset, or any Liability that would be an Assumed Liability, if the Closing occurred at the time such representation or warranty is made or the time such covenant or agreement is operative, as the case may be.

Section 11.11. Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.12. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 11.13. Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement and the Confidentiality Agreement), each of which are hereby incorporated into this Agreement by reference, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof (including that certain Confidential and Non-Binding Term Sheet dated June 11, 2015 between the Parties); there are no conditions to this Agreement that are not expressly stated in this Agreement. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

Section 11.14. Counterparts. This Agreement may be executed by facsimile signatures (including PDF, TIFF, JPEG, and BMP files) and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.15. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.16. Specific Performance. Time is of the essence with respect to all of the terms, provisions and respective obligations under this Agreement. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed hereunder were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 10.1, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions and any other equitable relief to prevent breaches of this Agreement by the other Party, and to enforce specifically the terms and provisions of this Agreement in the state or federal courts located in the state of California, this being in addition to any other remedy to which such party is entitled at law or in equity. The Parties hereby waive (a) any defense in any action for an injunction, specific performance and other equitable relief that a remedy at law would be adequate and (b) any requirements of applicable Law to post security as a prerequisite to obtaining equitable relief. Nothing in this Section 11.16 is intended to limit the provisions of Section 5.5(c).

Section 11.17. Definitions. For purposes of this Agreement, the term:

“Accrued Compensation” shall have the meaning set forth in Section 1.1(b).

“Accrued Employee Liabilities” shall have the meaning set forth in Section 1.1(b).

“Accrued Personal Days” shall have the meaning set forth in Section 1.1(b).

“Accrued U.S. Compensation Amount” shall have the meaning set forth in Section 1.1(b).

“Acquired Assets” shall have the meaning set forth in Section 1.1(a).

“Acquired Exclusive IP” shall have the meaning set forth in Section 3.1(p)(iii).

“Acquired IP” shall mean, collectively, the Acquired Owned IP and the Licensed IP.

“Acquired Leased Real Property” shall have the meaning set forth in Section 3.1(l)(i).

“Acquired Owned IP” shall mean all Intellectual Property included in the Acquired Assets (including the Acquired Registered IP) in which an Asset Seller or Xcerra has (or purports to have) an ownership interest.

“Acquired Owned Real Property” shall have the meaning set forth in Section 3.1(l)(i).

“Acquired Real Property” shall have the meaning set forth in Section 3.1(l)(i).

“Acquired Real Property Tax Prepayments” shall have the meaning set forth in Section 4.9(d)(i)(A).

“Acquired Registered IP” shall mean all of the Registered IP used, held for use or useful exclusively or primarily in connection with the Harbor Electronics Business.

“Affiliate” shall mean, with respect to any specified Person, any other Person that owns or controls, is owned or controlled by, or is under common ownership or control with, such specified Person. For purposes of this definition, “control” means the ability to direct the operation or management of a Person by ownership of securities.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount, as specified by the Indemnifying Party in its Response.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Allocation Acceptance Notice” shall have the meaning set forth in Section 2.3(b)(ii).

“Allocation Dispute Notice” shall have the meaning set forth in Section 2.3(b)(ii).

“Appraisal Report” shall have the meaning set forth in Section 2.3(a).

“Assembly Employees” shall mean, except for any Buyer Excluded Employees, the Current Employees identified on Schedule A, which Schedule may be updated, if necessary to accurately reflect changes in such personnel prior to Closing, at any time on or after the date that is twenty-eight (28) days after the date of this Agreement (if the Closing shall not have occurred by such date).

“Asset Allocation Acceptance Notice” shall have the meaning set forth in Section 2.3(b)(iv).

“Asset Allocation Dispute Notice” shall have the meaning set forth in Section 2.3(b)(iv).

“Asset Employees” means all Current Employees, other than the Southeast Asian Employees, as set forth in Section 5.2(a)(i).

“Asset Seller Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided by or for any Asset Seller (including all versions and releases thereof, whether already distributed or provided), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Asset Sellers” shall have the meaning set forth in the recitals of this Agreement.

“Assumed Contracts” shall have the meaning set forth in Section 1.1(b).

“Assumed Liabilities” shall have the meaning set forth in Section 1.1(b).

“Assumed Warranties” shall have the meaning set forth in Section 1.1(b).

“At-Will Employment, Confidential Information and Invention Assignment Agreement” shall mean, with respect to the U.S. & China Asset Employees located in the U.S., the at-will employment, confidential information and invention assignment agreement provided by Buyer (or its Designated Purchasers) on reasonably acceptable terms consistent with industry standards substantially in the form attached hereto as Exhibit E, and, with respect to the U.S. & China Asset Employees located in China and the Southeast Asian Employees, a substantially similar form of agreement provided by the applicable Designated Purchasers of Buyer in a form reasonably acceptable to the Parties.

“ATE” shall have the meaning set forth in the recitals of this Agreement.

“atg L&M” shall mean atg Luther & Maelzer GmbH.

“Benefit Plans” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material written or oral employee benefit plan, program, agreement or arrangement, including any stock option, stock appreciation right, phantom stock, restricted stock, or other equity compensation arrangement, any severance, termination, stay, retention or change in control or similar arrangement providing benefits upon a change in the ownership of any Acquired Asset, or the Harbor Electronics Business, each executive or incentive or bonus compensation program, sick leave, vacation pay, patent award program, salary continuation for disability, insurance program, or fringe benefit program, in each case for the benefit of any Current Employee, but excluding any employee benefit arrangements mandated by applicable law.

“Books and Records” shall mean all business, accounting, operating, and personnel records of the Asset Sellers relating to the Harbor Electronics Business, excluding any and all corporation, charter, minute books, stock books and other corporate records and files, including attorneys’ files and work product.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Excluded Employees” shall have the meaning set forth in Section 5.2(b).

“Buyer Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“Buying Parties” shall have the meaning set forth in the preamble of this Agreement.

“Cash and Cash Equivalents” shall mean cash and cash equivalents (including marketable securities and short term investments) on hand or in bank accounts.

“Cash Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Certified Appraiser” shall have the meaning set forth in Section 2.3(a).

“Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by an Indemnified Party in connection with a claim for indemnification pursuant to Article IX.

“Claims” shall have the meaning set forth in Section 4.1(b)(ii).

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Payment” shall have the meaning set forth in Section 2.2(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Competing Business Activities” shall mean, other than the Xcerra Excluded Business, the manufacture, marketing or sale of any product of the type manufactured for sale or sold (or any product of the type that could reasonably be used as a substitute therefor), or the provision of services of the type provided (or any services of the type that could reasonably be used as a substitute therefor), by the Harbor Electronics Business as of the Closing Date. For avoidance of doubt, Competing Business Activities excludes any activities performed by the Selling Parties or any of their Affiliates pursuant to and in accordance with the Transition Services Agreement or Supply Agreements; provided that, notwithstanding the foregoing or any term or provision of the Preferred Supply Agreement or the definition of the Xcerra Excluded Business to the contrary, the Competing Business Activities, as defined hereunder, shall preclude Xcerra (and/or its Affiliates), for a period of five (5) years following the Closing Date, from employing more than ten (10) additional full-time equivalent employees (i.e., in addition to the number of personnel employed by Xcerra at Closing) within Xcerra’s semiconductor test solutions group for purposes of designing printed circuit device under test load boards in connection with the sale of capital equipment, unless Xcerra obtains Buyer’s prior written consent.

“Comparable Employment Terms” shall have the meaning set forth in Section 5.2(a)(ii).

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Contract” shall mean any oral or written indenture, note, bond, mortgage, deed of trust, lease, license or sublicense, contract, instrument, commitment, undertaking, arrangement or other agreement.

“Controlling Party” shall mean the Party controlling the defense of any Third Party Claim.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights, data and database rights, moral rights of authors and rights in semiconductor topologies, and the underlying works of authorship (including those in Software, web content and databases) and mask works, and all registrations and applications to register the same.

“Current Employee” shall mean each employee of the Asset Sellers to the extent working exclusively or primarily on matters relating to the Harbor Electronics Business upon execution and delivery of this Agreement.

“Data Site Information” shall mean the documents and information contained in the online data site hosted by RR Donnelley known as Project Fortify and continuously available for review by Buyer and its representatives during the period from October 21, 2014 until the execution and delivery of this Agreement.

“Designated Purchaser” shall have the meaning set forth in Section 1.2.

“Disclosure Schedule(s)” shall mean the Schedules delivered by the Selling Parties to the Buying Parties pursuant to Section 3.1 (Representations and Warranties of Selling Parties) of this Agreement.

“Dispute” shall have the meaning set forth in Section 9.3.

“Fraud” shall have the meaning set forth in Section 3.3(c).

“ECT” shall have the meaning set forth in the preamble of this Agreement.

“Employment Offer Letter” shall mean, with respect to the U.S. & China Asset Employees located in the U.S., the employment offer letter provided by Buyer (or its Designated Purchasers) on reasonably acceptable terms consistent with industry standards substantially in the form attached hereto as Exhibit B, and, with respect to the U.S. & China Asset Employees located in China and the Southeast Asian Employees, a substantially similar form of employment offer letter provided by the applicable Designated Purchasers of Buyer in a form reasonably acceptable to the Parties.

“Energy Disclosure Information” shall have the meaning set forth in Section 4.10.

“Energy Disclosure Requirements” shall have the meaning set forth in Section 4.10.

“Environmental Laws” shall mean all Laws regarding protection of the environment or occupational health and safety, including those protecting the quality of the ambient air, soil, surface water or groundwater, and the use, handling, transportation, treatment, storage, recycling, disposal, release or discharge of or, with respect to occupational health and safety, exposure to Hazardous Substances.

“Environmental Permits” shall have the meaning set forth in Section 3.1(j).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Asset Seller.

“Escrow Account” shall mean the bank account of the Escrow Agent, as specified in the Escrow Agreement.

“Escrow Agent” shall mean Allison-McCloskey Escrow Company.

“Escrow Agreement” shall mean the Escrow Agreement between Xcerra, Buyer and Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Escrow Fund” shall mean the amount, if any, held by the Escrow Agent, as adjusted from time to time, including any interest earned thereon.

“EU Asset Employees” shall have the meaning set forth in Section 5.2(e).

“Excluded Assets” shall mean the following assets, rights and properties of the Selling Parties or Asset Sellers, which, for the avoidance of doubt, shall not be Acquired Assets:

(a) any rights in or to any of the Selling Parties or Asset Seller’s franchise to be a corporation and its charter, corporate seal, minute books, stock books and other corporate records;

(b) any equity interest in any of the Selling Parties or any Asset Seller or in any other Person in which any of the Selling Parties or any Asset Seller owns any equity interest;

(c) the consideration to be delivered by Buyer to any of the Selling Parties or any Asset Seller or any of their Affiliates, directly or indirectly, pursuant to this Agreement and all other rights of any of the Selling Parties or any Asset Seller under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto;

(d) any Cash and Cash Equivalents of any of the Selling Parties or any Asset Seller or any of their Affiliates;

(e) any accounts receivables of any of the Selling Parties or any Asset Seller, including all amounts due and owing for goods sold and services provided by the Harbor Electronics Business, or payable by any of their Affiliates;

(f) any Asset Seller’s or any of the Selling Parties’ assets that are consumed, sold or disposed of in the Ordinary Course of Business prior to the Closing Date without breach of this Agreement;

(g) any refunds or credits with respect to any Taxes paid or incurred by any of the Selling Parties or any Asset Seller, together with any related interest received or due from the relevant taxing authority, any prepaid Taxes of any of the Selling Parties or any Asset Seller and any other rights to Taxes of any of the Selling Parties or any Asset Seller;

(h) any rights of any of the Selling Parties or any Asset Seller in or to their corporate names or the use of such corporate names as tradenames or Trademarks, including the Xcerra Trademarks or any derivation thereof and any corporate symbols or logos related thereto, including, for the avoidance of doubt, www.ectinfo.com, www.multitest.com and www.Xcerra.com;

(i) any prepaid items, claims for contribution, indemnity rights and similar claims and causes of action and other intangible rights to the extent any of the foregoing relate exclusively or primarily to any Excluded Asset or to any Excluded Liability, and all privileges to the extent related thereto;

(j) any of the Selling Parties or any Asset Seller’s rights in, to and under insurance policies;

(k) any Seller Benefit Plans;

(l) any Books and Records, files or other embodiments of information relating exclusively or primarily to any other Excluded Asset or any Excluded Liability;

(m) any of the Selling Parties or any Asset Seller’s rights, defenses, claims, counterclaims or causes of action of any kind, known or unknown, accrued or contingent, against third parties relating to any Excluded Asset or any Excluded Liability; and

(n) all Contracts listed on Schedule F (Excluded Contracts).

“Excluded Contracts” shall mean the Contracts listed on Schedule F.

“Excluded Liabilities” shall mean any Liability of any Asset Seller that is not an Assumed Liability, including the following Liabilities of the Asset Sellers, which, for the avoidance of doubt, shall not be Assumed Liabilities:

(a) other than the Assumed Warranties to the extent of the Warranty Reserves, any Liability for breaches of any Contract on or prior to the Closing Date or, other than the Outstanding Multitest POs A/P or Accrued Employee Liabilities, any Liability for payments or amounts due under any Contract on or prior to the Closing Date;

(b) any Liability for Taxes attributable to or imposed upon Asset Sellers or their Affiliates, or attributable to or imposed upon the Acquired Assets for any period prior to the Closing, (other than the obligation of Buyer to pay 50% of any Transfer Taxes pursuant to Section 5.1(b));

(c) other than the Accrued Employee Liabilities and Liabilities of the Buying Parties expressly set forth in Article IV and Article V of this Agreement (including Schedule 5.2(e)(ii)) and other than the Outstanding Multitest POs A/P, any Liability for or with respect to any loan, other indebtedness, or account payable, including any such Liabilities owed to Affiliates of Asset Sellers;

(d) other than Liabilities of the Buying Parties expressly set forth in Article V of this Agreement (including Schedule 5.2(e)(ii)), any Liability arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;

(e) any Liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission by the Asset Sellers on or prior to the Closing Date for (i) infringement or misappropriation of any Intellectual Property rights (including any right of privacy or publicity); (ii) breach of product warranties (other than the Assumed Warranties) including any Product warranty Claims and Liabilities accrued prior to the Closing in excess of the Warranty Reserve; (iii) injury, death, property damage or other losses (other than the Assumed Warranties) arising with respect to or caused by Asset Seller Products or the manufacturer or design thereof; or (iv) violations of any Law;

(f) any Liability arising out of any Seller Benefit Plans or any contract of insurance for employee group medical, dental or life insurance plans, including any claims made by any Transferred Employees under any self-funded Seller Benefit Plans;

(g) except for Accrued Employee Liabilities and Liabilities of the Buying Parties expressly set forth in Article V (including Schedule 5.2(e)(ii)), any Liability for making payments of any kind to employees (including as a result of the transactions contemplated by this Agreement, the termination of an employee by any Asset Seller, or other claims arising out of the terms of employment with any Asset Seller); and

(h) any Liability accruing prior to the Closing Date related to the violation of any Environment Law or the production, sale, use, storage, transportation, handling, release, discharge or disposal of any Hazardous Substances.

“Exclusivity Period” shall have the meaning set forth in Section 4.6(a).

“FastPrint HK” shall have the meaning set forth in the preamble of this Agreement.

“FastPrint LLC” shall have the meaning set forth in the preamble of this Agreement.

“Final Allocation Schedule” shall have the meaning set forth in Section 2.3(b)(ii).

“Final Asset Allocation Schedule” shall have the meaning set forth in Section 2.3(b)(iv).

“Financial Statements” shall have the meaning set forth in Section 3.1(d).

“FIRPTA” shall mean the Foreign Investment in Real Property Tax Act of 1980.

“Fundamental Matters” shall have the meaning set forth in Section 9.1(b).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any foreign, federal, state, local or other governmental authority (including the People’s Republic of China) or regulatory body, including any court, commission, board, bureau, agency or instrumentality thereof.

“Harbor Electronics Business” shall have the meaning set forth in the recitals of this Agreement.

“Hazardous Substance” shall mean all substances or wastes defined as pollutants, contaminants, toxic substances, hazardous substances or materials of environmental concern, including petroleum or petroleum-based substances or wastes, friable asbestos, and polychlorinated biphenyls, in each case that currently are subject to regulation under any Environmental Law.

“Higher Cap” shall have the meaning set forth in Section 9.1(e).

“Holdback Amount” shall have the meaning set forth in Section 2.2(b).

“Holdback Payment Date” shall have the meaning set forth in Section 2.2(b).

“Hyoki Jet Scrubber” shall mean that certain jet scrubbing equipment purchased from Ishii Hyoki (America), Inc. pursuant to Multitest purchase order number 145864 dated February 20, 2015.

“Hyoki Jet Scrubber Prepayment” shall mean the amount of Four Hundred Eighteen Thousand Two Hundred Fifty-One and 92/100ths Dollars ($418,251.92) paid by Xcerra or its Affiliate(s), at the request of FastPrint HK, for the purchase of the Hyoki Jet Scrubber (including shipping and handling, freight, import, export, rigging and similar charges) prior to the Closing.

“Indemnification Notice” shall have the meaning set forth in Section 9.3.

“Indemnified Party” shall have the meaning set forth in Section 9.3.

“Indemnifying Party” shall have the meaning set forth in Section 9.3.

“Intellectual Property” shall mean, collectively, all of the rights, title or interest in any of the following, arising under the Laws of the U.S., any state, any other country, or international treaty regime, whether or not filed, perfected, registered or recorded, including all renewals and extensions thereof: (a) Trademarks; (b) Patents and inventions, invention disclosures, and improvements, whether or not patentable; (c) Copyrights, rights of publicity (and other rights to use the names and likenesses of individuals); (d) Trade Secrets and rights to limit the use or disclosure thereof by any Person; (e) Internet domain names; (f) design rights; (g) Software; and (h) claims, causes of action and defenses relating to the enforcement or protection of any of the foregoing, including remedies against infringement or misappropriation thereof, whether such infringement or misappropriation occurs before or after the Closing.

“IRS” shall mean the U.S. Internal Revenue Service.

“Key Employees” shall mean, except for any Buyer Excluded Employees, the Current Employees identified on Schedule B, which Schedule may not be updated without Buyer’s prior written consent.

“Knowledge of Buyer” or “Buyer’s Knowledge” or similar phrases referring to the “Knowledge” of the Buying Parties shall mean, as to a particular matter, the knowledge of the following individuals, in each case after reasonable due inquiry: Yi Zhou, YongXun Lao, Min Liu.

“Knowledge of Xcerra” or “Xcerra’s Knowledge” or similar phrases referring to the “Knowledge” of the Selling Parties shall mean, as to a particular matter, the knowledge of the following individuals, in each case after reasonable due inquiry: Colin Savoy, Tim McNulty and Mark Gallenberger.

“Law” shall mean any common law or any federal, foreign, state, local or other constitution, statute, law, code, ordinance, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any Order.

“Leases” shall have the meaning set forth in Section 3.1(l)(i).

“Liability” shall mean any direct or indirect liability, obligation, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility that a Person owes to or at the behest of any other Person, fixed or unfixed, known or unknown, liquidated or unliquidated or secured or unsecured.

“Licensed IP” shall mean all Intellectual Property included in the Acquired Assets in which an Asset Seller or Xcerra has (or purports to have) a license in any field.

“Lien” shall mean any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind, or any defect in title, in each case whether arising by contract, by operation of Law or otherwise.

“Losses” shall mean any and all losses, costs, settlement payments, awards, judgments, fines, penalties, Taxes, damages, expenses, deficiencies, charges, or Liabilities (including interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures); provided, however, that Losses shall not include punitive, exemplary or consequential damages of any kind (in each case, other than those payable to an unaffiliated Person resulting from a Third Party Claim).

“Lower Cap” shall have the meaning set forth in Section 9.1(b)(ii).

“Material Adverse Effect” shall mean any event, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects or occurrences, is, or would reasonably expected to be, materially adverse to (a) the ability of Xcerra to consummate (or to cause its Affiliates to consummate) the transactions contemplated hereby or to perform its obligations hereunder or (b) the business, assets, liabilities, capitalization, financial condition or results of operations of the Harbor Electronics Business, taken as a whole, but shall, solely with respect to the foregoing clause (b), exclude any event, circumstance, change, effect or occurrence arising after the date of this Agreement to the extent resulting or arising from (i) any change in any Law or GAAP (or any interpretation thereof), (ii) any change in interest rates or general economic conditions in the industries or markets in which the Harbor Electronics Business operate or affecting the United States of America or foreign economies in general; (iii) any change that is generally applicable to the industries or markets in which the Harbor Electronics Business operates; (iv) any national or international political or social conditions, including the engagement by the United States of America or any other jurisdiction in which the Harbor Electronics Business operate in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any such jurisdiction or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any such jurisdiction;

(v) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, (vi) the announcement of this Agreement; (vii) any action taken by, or taken upon the written request of, the Buying Parties or any of their Affiliates; or (viii) any effect that is cured by Xcerra or any of its Affiliates prior to the Closing; provided, however, that in the case of each of clauses (i) through (v) of the foregoing, any such event, circumstance, change, effect or occurrence shall not be excluded to the extent that it impacts the Harbor Electronics Business in a disproportionate manner relative to other businesses similar to the Harbor Electronics Business operating in the industries or markets in which the Harbor Electronics Business operates.

“Material Contract” shall have the meaning set forth in Section 3.1(m).

“Most Recent Balance Sheet” shall have the meaning set forth in Section 3.1(d)(i).

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 3.1(d)(i).

“Multitest” shall have the meaning set forth in the preamble of this Agreement.

“Nonassigned Contract” shall have the meaning set forth in Section 1.1(c).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Claim.

“Offer Deadline” shall have the meaning set forth in Section 5.2(a)(i).

“Open Source Material” shall mean any Software, documentation or other material that (a) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (b) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property, including any Software, documentation or other material that requires, as a condition of the modification, distribution or other use of such Software, documentation or other material, that any Software, documentation or other material incorporated into, derived from or distributed with such Software, documentation or other material be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or minimal charge or (iv) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind.

“Operation Employees” shall mean, except for any Buyer Excluded Employees, the Current Employees identified on Schedule C, which Schedule may be updated, if necessary to accurately reflect changes in such personnel prior to Closing, at any time on or after the date that is twenty-eight (28) days after the date of this Agreement (if the Closing shall not have occurred by such date).

“Order” shall mean any order, writ, injunction, judgment, ruling or decree of any Governmental Entity or arbitration panel.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Outstanding Customer POs” means any and all Harbor Electronics Business customer purchase orders issued to and accepted by Multitest prior to Closing but with respect to which, as of the Closing, Multitest has not completed performance and shipped the corresponding product to the customer or invoiced the customer therefor. A list of the Outstanding Customer POs is attached hereto as Schedule G as of the date set forth thereon (as if the Closing were being held on such date), which Schedule shall be updated as of the Closing Date.

“Outstanding Customer POs A/R” means any and all accounts receivable to be paid after the Closing upon completion, shipment and invoicing of the Outstanding Customer POs by Buyer (or any of its Affiliates).

“Outstanding Multitest POs” means any and all Multitest purchase orders issued to and accepted by a Harbor Electronics Business vendor prior to Closing but with respect to which, as of the Closing, the vendor has not completed performance and shipped the corresponding product to Multitest or invoiced Multitest therefor. A list of the Outstanding Multitest POs is attached hereto as Schedule H as of the date set forth thereon (as if the Closing were being held on such date), which Schedule shall be updated as of the Closing Date.

“Outstanding Multitest POs A/P” means any and all accounts payable to be paid after the Closing upon completion, shipment and invoicing of the Outstanding Multitest POs by Harbor Electronics Business vendors.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications (including provisional patent applications), patent disclosures, utility models, design registrations, certificates of invention and similar statutory rights, and other governmental grants for the protection of inventions or industrial designs, and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, including in each case all inventions and improvements described therein.

“Permit” shall mean any license, permit, approval, authorization or consent of any Governmental Entity.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate Proceedings, (b) Liens of landlords or mechanic’s, material men’s, repairman’s or similar Liens arising in the Ordinary Course of Business with respect to obligations that are not more than one hundred twenty (120) days past due or that are being contested in good faith by appropriate proceedings (provided, however, such Liens with respect to the Acquired Real Property shall be insured against pursuant to the Title Policies), (c) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar requirements of Law, provided, however, Permitted Liens shall not include any matter related to the Acquired Real Property which are objected to by Buyer prior to the mutual execution of this Agreement, and (d) any Liens set forth on Schedule 3.1(k)(i).

“Permitted Real Property Exceptions” shall mean, collectively, (a) matters shown on the Preliminary Title Report delivered to Buyer prior to execution of this Agreement; and (b) in the case of Acquired Leased Real Property, Liens not created by the Asset Sellers or their successors or Affiliates that affect the underlying fee interest of the Acquired Leased Real Property.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“PRC Governmental Approvals” shall have the meaning set forth in Section 4.4(a).

“PRC Governmental Filings” shall have the meaning set forth in Section 4.4(a).

“Preferred Supply Agreement” shall mean that certain Preferred Supply Agreement between Xcerra and, as supplier, FastPrint HK (and its designated Affiliates) substantially in the form of Exhibit D hereto which may, to the extent required by Law or to the extent more convenient for administrative purposes, have appended thereto separate agreements for particular jurisdictions, in each case as mutually agreed upon by the Parties thereto.

“Preliminary Allocation Schedule” shall have the meaning set forth in Section 2.3(b)(i).

“Preliminary Asset Allocation Schedule” shall have the meaning set forth in Section 2.3(b)(i).

“Preliminary Title Report” shall mean the preliminary title report attached hereto as Schedule I.

“Prepaid Amounts” shall mean, collectively, the Acquired Real Property Tax Prepayments and the Hyoki_Jet Scrubber Prepayment.

“Proceeding” shall mean any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit or investigation, whether judicial or administrative, of any Person, including an arbitrator or Governmental Entity.

“Product Design and Development Employees” shall mean, except for any Buyer Excluded Employees, the Current Employees identified on Schedule D, which Schedule may be updated, if necessary to accurately reflect changes in such personnel prior to Closing, at any time on or after the date that is twenty-eight (28) days after the date of this Agreement (if the Closing shall not have occurred by such date).

“Products” shall mean all products or services currently manufactured, sold, leased, distributed, provided or otherwise disposed of by the Harbor Electronics Business, or manufactured, sold, leased, distributed, provided or otherwise disposed of by the Harbor Electronics Business during the twelve month period ending on the date hereof, and all products or service offerings in development by the Harbor Electronics Business. With respect to products or services in development, this definition shall apply only to the current design of any such products or services and shall not be applicable to the extent of any material alterations to the design of such products or services after the Closing.

“Property Conditions” shall have the meaning set forth in Section 4.1(b)(ii).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Quality Employees” shall mean, except for any Buyer Excluded Employees, the Current Employees identified on Schedule E, which Schedule may be updated, if necessary to accurately reflect changes in such personnel prior to Closing, at any time on or after the date that is twenty-eight (28) days after the date of this Agreement (if the Closing shall not have occurred by such date).

“Real Property Escrow” shall have the meaning set forth in Section 4.9(a).

“Real Property Escrow Holder” shall have the meaning set forth in Section 4.9(a).

“Registered IP” shall mean all Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Entity or Internet domain name registrar, including all registered Patents, registered Copyrights, registered Trademarks, Internet domain names and all filed applications for any of the foregoing.

“Response” shall mean a written response provided by the Indemnifying Party to the Indemnified Party containing the information provided for in Section 9.3.

“Restricted Person” shall mean any Transferred Employee hired by or transferred to Buyer on or after the Closing Date.

“Schedule Supplement” shall have the meaning set forth in Section 4.5.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Benefit Plans” shall have the meaning set forth in Section 3.1(n)(i).

“Seller Indemnified Party” shall have the meaning set forth in Section 9.2(a).

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Selling Parties” shall have the meaning set forth in the preamble of this Agreement.

“Software” shall mean all computer software and web sites, including data files, source code, object code, application programming interfaces and other software related specifications and documentation.

“Southeast Asian Employees” shall have the meaning set forth in Section 5.2(a)(i).

“Supply Agreements” shall mean the Preferred Supply Agreement and the Test Equipment Preferred Purchase & Supply Agreement.

“Tax Return” shall mean any return, declaration, form, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and any amendment thereof filed with or submitted to (or required to be filed with or submitted to) any Governmental Entity.

“Taxes” shall mean, whether disputed or not, any and all taxes, charges, fees, duties, contributions, levies or similar assessments or liabilities, including income, corporation, premium, value-added, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, license, lease, service, service use, transfer, business license, business organization, environmental, severance, occupation, franchises, windfall or other profits, gross receipts, real and tangible property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, stamp, customs excise, withholding, ad valorem, value added and estimated taxes or charges imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Termination Date” shall have the meaning set forth in Section 10.1(b).

“Test Equipment Preferred Purchase & Supply Agreement” shall mean that certain Test Equipment Preferred Purchase & Supply Agreement between FastPrint HK and, as supplier, atg L&M (and its designated Affiliates) substantially in the form of Exhibit F hereto which may, to the extent required by Law or to the extent more convenient for administrative purposes, have appended thereto separate agreements for particular jurisdictions, in each case as mutually agreed upon by the Parties thereto.

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Threshold” shall have the meaning set forth in Section 9.1(b)(i).

“Title Company” shall have the meaning set forth in Section 4.7(a).

“Title Insurance Policy (2013)” shall mean the title insurance policy issued in 2013 and attached hereto as Schedule 4.7(a).

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, trade names, logos and all registrations and applications to register the same, and the goodwill associated with any of the foregoing.

“Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transfer Taxes” shall mean all sales, use, value-added, business, goods and services, transfer, documentary, conveyance, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Acquired Assets and the Harbor Electronics Business under this Agreement (including any stamp, duty, or other Tax chargeable in respect of any instrument transferring property, together with any and all penalties, interest, and additions to Tax with respect thereto).

“Transferred Employees” shall mean, collectively, the Southeast Asian Employees identified on Schedule 5.2(a)(i)(A), the U.S. & China Asset Employees identified on Schedule 5.2(a)(i)(B), and the EU Asset Employees identified on Schedule 5.2(e)(i).

“Transition Services Agreement” shall mean a master transition services agreement between Xcerra and Buyer, substantially in the form of Exhibit G hereto, which may, to the extent required by Law or to the extent more convenient for administrative purposes, have appended thereto separate agreements for particular jurisdictions, in each case as mutually agreed upon by the Parties.

“Treasury Regulations” shall mean the Tax regulations promulgated under the Code.

“Unresolved Dispute Holdback Payment Date” shall have the meaning set forth in Section 2.2(b)(iii).

“U.S. & China Asset Employees” shall have the meaning set forth in Section 5.2(a)(i).

“U.S. Transferred Employees” shall mean those U.S. & China Asset Employees located in the United States of America as identified on Schedule 5.2(a)(i)(B).

“Warranty Reserve” shall have the meaning set forth in Section 1.1(b).

“Xcerra” shall have the meaning set forth in the preamble of this Agreement.

“Xcerra Excluded Business” shall have the meaning set forth in the recitals of this Agreement.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement as of the day and year first written above.

XCERRA CORPORATION

By:	/s/ Mark Gallenberger
Name:	Mark Gallenberger
Title:	Senior VP, COO & CFO

EVERETT CHARLES TECHNOLOGIES LLC

By:	/s/ Mark Gallenberger
Name:	Mark Gallenberger
Title:	Senior VP, COO & CFO

MULTITEST ELECTRONIC SYSTEMS, INC.

By:	/s/ Mark Gallenberger
Name:	Mark Gallenberger
Title:	Senior VP, COO & CFO

FASTPRINT HONG KONG CO. LTD

By:	/s/ Xing Ya Qiu
Name:	Xing Ya Qiu
Title:	Director

FASTPRINT TECHNOLOGY (U.S.) LLC

By:	/s/ Lan Chen
Name:	Lan Chen
Title:	Director

FASTTEST TECHNOLOGY INC.

By:	/s/ Min Liu
Name:	Min Liu
Title:	Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

Asset Sellers

1.	Multitest Electronic Systems (Philippines) Corporation

2.	Multitest Electronic Systems (Penang) Sdn. Bhd.

3.	Multitest Electronic Systems (Asia)

4.	Everett Charles Technologies (Shenzhen) Limited

5.	Credence Systems (UK) Ltd.

6.	Multitest elektronische Systeme GmbH

Exhibit B

Employment Offer Letters

[Attached]

United States – California Form

[Attached]

[Print on company letterhead]

[Click And Type Date]

[Click and Type Employee]

Dear [Click and Type Employee]:

[For salaried exempt employees: I am pleased to offer you a position with [company name] (the “Company”), as its [Click And Type Position]. If you decide to join us, you will receive a monthly salary of $[Click And Type Amount], which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits [including [list employee benefits here]. You should note that the Company may modify job titles, wages and benefits from time to time as it deems necessary.].

[For non-exempt employees: I am pleased to offer you a position with [company name] (the “Company”), as its [Click And Type Position]. If you decide to join us, you will be paid an hourly rate of $[Click And Type Amount], which will be paid bi-weekly in accordance with the Company’s normal payroll procedures. You will also be entitled to receive overtime, as well as meal and rest periods, in accordance with applicable state and federal law. As an employee, you will also be eligible to receive certain employee benefits [including [list employee benefits]]. You should note that the Company may modify job titles, wages and benefits from time to time as it deems necessary.]

[For all non-exempt employees in California, add: In accordance with California Labor Code section 2810.5, specific information regarding your wages and other information is set forth in the attached Notice to Employee.]

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook [Note: If a handbook has not yet been adopted, add: , which the Company will soon complete and distribute.].

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be [Click And Type Date]. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by [Click And Type Date].

We look forward to your favorable reply and to working with you at [company name].

Sincerely,

[Click And Type Name]

[Click And Type Title]

Agreed to and accepted:

Signature:

Printed Name:

Date:

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, and Invention Assignment Agreement

Notice to Employee / Nonexempt Employees (California Labor Code section 2810.5)

[Note: The California Notice to Employee can be obtained at the following website. http://www.dir.ca.gov/dlse/LC_2810.5_Notice.pdf]

United States – Non-California Form

[Attached]

[Print on company letterhead]

[Click And Type Date]

[Click and Type Employee]

Dear [Click and Type Employee]:

[For salaried exempt employees: I am pleased to offer you a position with [company name] (the “Company”), as its [Click And Type Position]. If you decide to join us, you will receive a monthly salary of $[Click And Type Amount], which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits [including [list employee benefits here]. You should note that the Company may modify job titles, wages and benefits from time to time as it deems necessary.].

[For non-exempt employees: I am pleased to offer you a position with [company name] (the “Company”), as its [Click And Type Position]. If you decide to join us, you will be paid an hourly rate of $[Click And Type Amount], which will be paid bi-weekly in accordance with the Company’s normal payroll procedures. You will also be entitled to receive overtime, as well as meal and rest periods, in accordance with applicable state and federal law. As an employee, you will also be eligible to receive certain employee benefits [including [list employee benefits]]. You should note that the Company may modify job titles, wages and benefits from time to time as it deems necessary.]

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook [Note: If a handbook has not yet been adopted, add: , which the Company will soon complete and distribute.].

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be [Click And Type Date]. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by [Click And Type Date].

We look forward to your favorable reply and to working with you at [company name].

Sincerely,

[Click And Type Name]

[Click And Type Title]

Agreed to and accepted:

Signature:

Printed Name:

Date:

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, and Invention Assignment Agreement

Exhibit C

Escrow Agreement

[Attached]

ESCROW INSTRUCTIONS TO ALLISON·McCLOSKEY ESCROW COMPANY (ESCROW AGENT):

4820 EI Cajon Boulevard San Diego, CA 92115-4695 (619) 583-5110 ● Fax (619) 583-7190 www.AllisonMcCloskeyEscrow.com	Escrow No.: Escrow Officer:	MASTER-RL Rita Lister	Date: 02/28/2001
DRAFT

ALLISON-MCCLOSKEY ESCROW COMPANY IS LICENSED BY THE DEPARTMENT OF CORPORATIONS, LICENSE NO. 963-0010.

The undersigned parties have executed an agreement prepared outside of escrow and in connection therewith you will be handed funds from the undersigned parties, which funds you are authorized to disburse according to written instructions which you will receive from said parties. A request for disbursement via facsimile shall be as valid as an original received by mail.

CHECKS DEPOSITED IN ESCROW ARE NOT CONSIDERED “GOOD FUNDS” UNTIL ACTUALLY PAID BY THE BANK UPON WHICH THEY ARE DRAWN.

Escrow fee in the amount of $              from each of the undersigned parties is to be deposited with escrow holder upon execution of these instructions by the undersigned parties and collected forthwith. It is understood that the fees and usual charges agreed upon for Escrow Agent’s services shall be considered compensation for ordinary services as set forth in these instructions. If the Parties request modification of the terms requiring additional work, time or expense, Escrow Agent may make demands on the Parties for such additional expenses. The parties do further agree to reimburse escrow agent for any and all “out of pocket” expenses that Escrow Agent may incur in performing the instructions of the undersigned, including but not limited to overnight mail services, long-distance calling, fax and wire fees. Domestic wires $35.00-International wires $50.00.

All parties acknowledge that in entering into this transaction, they are relying upon the advice of their independent attorneys and tax advisors, and that they are not relying upon the advice of Allison-McCloskey Escrow Company or any of its representatives.

The Escrow Agent shall not be a party to, or bound by, any agreement other than this Escrow Agreement. The Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement between the parties

IN THE EVENT THIS ESCROW IS NOT CONSUMMATED, REGARDLESS OF THE REASON, THE PARTIES HEREIN NAMED UNDERSTAND THERE WILL BE A CANCELLATION FEE DUE Allison-McCloskey Escrow Company in the amount of $500.00 AND ESCROW HOLDER IS AUTHORIZED TO DEDUCT SAID FEE FROM ANY FUNDS ON DEPOSIT WITHOUT FURTHER INSTRUCTIONS.

In the event that the principals to this transaction, their agents, or assigns, utilize “facsimile” transmitted instruments (by PANAFAX, TELEFAX, etc.,) escrow holder may, but is not obligated to, rely and act upon such instructions in the same manner as if original signed instructions were in the possession of escrow holder and parties herein agree to forward signed hard copies of instructions and/or letters within 48 hours of transmission. Escrow holder shall have no liability to any party for relying upon facsimile instructions, which were erroneously transmitted to escrow holder.

THE PARTIES TO THIS ESCROW AGREE THAT THEY WILL NOTIFY ESCROW HOLDER, BY SEPARATE WRITTEN NOTICE, OF ANY CHANGES, ADDITIONS AND/OR DELETIONS MADE TO THESE ESCROW INSTRUCTIONS; SUCH NOTICE WILL BE DELIVERED CONCURRENTLY WITH THE DELIVERY OF THESE ESCROW INSTRUCTIONS TO THE ESCROW HOLDER.

Buyer’s Signature	Seller’s Signature

DRAFT	DRAFT
SIGNATURE	SIGNATURE

*** SEE ADDITIONAL INSTRUCTIONS ATTACHED HERETO AND MADE A PART HEREOF ***

ALLISON-McCLOSKEY ESCROW COMPANY IS LICENSED BY THE DEPT OF CORPORATIONS, LICENSE NO. 963·0010

All parties depositing funds in connection with this escrow are hereby notified that the funds so deposited are insured only to the limit provided by the Federal Deposit Insurance Corporation.

WIRE INSTRUCTIONS:

ADDRESS FUNDS TO:	CITY NATIONAL BANK, 555 S. Flower St., 21” Floor, Los Angeles, CA 90071 ABA NO. 1220-16066 and credit our ACCOUNT NO. 555050100

SPECIAL INSTRUCTIONS:	Credit Allison-McCloskey Escrow Company, El Cajon Blvd. Office
for the benefit of:
(Name ALL REMITTERS To Whom Credit Should Be Given In Escrow) Regarding: Escrow No. MASTER-RL

•	ALLISON-MCCLOSKEY ESCROW COMPANY DOES NOT ACCEPT ELECTRONIC FUNDS TRANSFER (EFT) AND AUTOMATED CLEARING HOUSE (ACH) TRANSFERS.

If you have any questions regarding the above, please contact your escrow officer prior to obtaining your funds for closing. Thank You!

4.	NOTIFICATION TO SAFEGUARD NONPUBLIC PERSONAL INFORMATION:

This notification is in compliance with our obligations to comply with federal (and state) law to safeguard your nonpublic personal information.

We collect nonpublic personal information about you from the following sources:

1.	Information we receive from you on applications or other forms;

2.	Information about your transactions with us, our affiliates, or others involved in the processing of your transaction; and

3.	Information we receive from a consumer reporting agency.

We do not disclose any nonpublic personal information about our customers or former customers to anyone, except as permitted by law, and/or as required to process this escrow.

We restrict access to nonpublic information about you to those employees who need to know that information to provide products or services to you. We maintain physical, electronic and procedural safeguards that comply with federal and state regulations to guard your nonpublic personal information.

I/We have read and received this notification which is made a part of the within escrow instructions.

*******************************************************************************************************

THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE RECEIVED AND READ THE GENERAL INSTRUCTIONS ATTACHED HERETO AND MADE A PART HERE OF AND INCORPORATED BY REFERENCE HEREIN. SAID GENERAL INSTRUCTIONS CONSIST OF ONE PAGE. PARTIES ACKNOWLEDGE THAT IF THERE IF ANY CONFLICT BETWEEN THE GENERAL INSTRUCTIONS AND THE ESCROW INSTRUCTIONS, THE ESCROW INSTRUCTIONS SHALL PREVAIL.

THE PARTIES TO THIS ESCROW AGREE THAT THEY WILL NOTIFY ESCROW HOLDER, BY SEPARATE WRITTEN NOTICE, OF ANY CHANGES, ADDITIONS AND/OR DELETIONS MADE TO THESE ESCROW INSTRUCTIONS; SUCH NOTICE WILL BE DELIVERED CONCURRENTLY WITH THE DELIVERY OF THESE ESCROW INSTRUCTIONS TO THE ESCROW HOLDER.

Buyers Signature	Seller’s Signature

SIGNATURE	SIGNATURE

*** SEE ADDITIONAL INSTRUCTIONS ATTACHED HERETO AND MADE A PART HEREOF ***

ALLISON-McCLOSKEY ESCROW COMPANY IS LICENSED BY THE DEPT OF CORPORATIONS, LICENSE NO. 963·0010

******************************************************************************************************

THE ESCROW COMPANY HANDLING THIS TRANSACTION IS LICENSED BY THE DEPARTMENT OF CORPORATIONS OF THE STATE OF CALIFORNIA UNDER THE NAME Allison-McCloskey Escrow Company

AGREEMENT OF CO-OPERATION (UNJUST ENRICHMENT)

In the event that any party to this escrow receives funds or is credited with funds that they are not entitled to, for whatever reason, they agree, upon written demand, to return said funds to the proper party entitled or to the escrow for disbursement. In the event that suit is brought to enforce the return of said funds, the parties agree to reimburse the prevailing party their reasonable attorney fees.

All parties depositing funds in connection with this escrow are hereby notified that the funds so deposited are insured only to the limit provided by the Federal Deposit Insurance Corporation.

RESIGNATION

Escrow Agent may resign from its duties hereunder by giving notice of such resignation to all of the undersigned parties, specifying a date (not less than thirty (30) days after the giving of such notice) when such resignation shall take effect.

SUCCESSOR ESCROW AGENT

In the case of resignation of Escrow Agent, the undersigned parties shall appoint a successor Escrow Agent. If parties provide the Escrow Agent with written instructions as to the appointment of a successor Escrow Agent and directions for the transfer of funds and/or documents, the Escrow Agent shall act in accordance with such instructions and promptly transfer all funds and/or documents to the designated successor.

EACH PARTY SIGNING THESE INSTRUCTIONS HAS READ THE ADDITIONAL ESCROW CONDITIONS AND INSTRUCTIONS ON THE ATTACHED PAGES AND HEREBY APPROVES, ACCEPTS AND AGREES TO BE BOUND THEREBY AS THOUGH THE ATTACHED PAGES APPEARED OVER THEIR SIGNATURES. THE PARTIES HERETO ALSO ACKNOWLEDGE HAVING RECEIVED A COPY OF THESE INSTRUCTIONS.

THE PARTIES TO THIS ESCROW AGREE THAT THEY WILL NOTIFY ESCROW HOLDER, BY SEPARATE WRITTEN NOTICE, OF ANY CHANGES, ADDITIONS AND/OR DELETIONS MADE TO THESE ESCROW INSTRUCTIONS; SUCH NOTICE WILL BE DELIVERED CONCURRENTLY WITH THE DELIVERY OF THESE ESCROW INSTRUCTIONS TO THE ESCROW HOLDER.

Buyers Signature	Seller’s Signature

SIGNATURE	SIGNATURE

*** SEE ADDITIONAL INSTRUCTIONS ATTACHED HERETO AND MADE A PART HEREOF ***

ALLISON-McCLOSKEY ESCROW COMPANY IS LICENSED BY THE DEPT OF CORPORATIONS, LICENSE NO. 963-0010

4820 EI Cajon Boulevard San Diego, CA 92115-4695 (619) 583-5110 ● Fax (619) 583-7190 www.AllisonMcCloskeyEscrow.com	Escrow No.: Escrow Officer:	MASTER-RL Rita Lister	Date: 02/28/2001

Liability of Escrow Agent

The parties hereto agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and amenities of the Escrow Agent:

a.	The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

b.	The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing the escrow.

c.	The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

d.	The parties hereto jointly and severally, agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, demands, liabilities and expenses, including attorney’s fees and costs, which may be incurred by the Escrow Agent in connection with the acceptance and performance or non-performance of its duties hereunder, excluding, however, any such liability resulting from its negligence, misconduct or breach of its instructions under this escrow. In the event the Escrow Agent becomes involved in litigation in connection with this escrow, the parties hereto jointly and severally, agree to indemnify and save the Escrow Agent harmless from any and all losses, claims, damages, liabilities and expenses, including attorney’s fees and costs, which may be incurred or suffered by Escrow Agent as a result thereof, excluding, however, any such liability resulting from its negligence, misconduct, or breach of its instructions under this escrow.

e.	In the event of any disagreement between any of the parties to this escrow resulting in adverse claims or demands being made in connection with the Escrow Money, and/or any securities, and/or anything of value, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or doubt exists, and in such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure of refusal to act, and the Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all the parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudicated and all doubt resolved by agreement among all of the interested parties and the Escrow Agent shall have been notified thereof pursuant to written directions duly executed by all such parties.

THE PARTIES TO THIS ESCROW AGREE THAT THEY WILL NOTIFY ESCROW HOLDER, BY SEPARATE WRITTEN NOTICE, OF ANY CHANGES, ADDITIONS AND/OR DELETIONS MADE TO THESE ESCROW INSTRUCTIONS; SUCH NOTICE WILL BE DELIVERED CONCURRENTLY WITH THE DELIVERY OF THESE ESCROW INSTRUCTIONS TO THE ESCROW HOLDER.

Buyer’s Signature	Seller’s Signature

SIGNATURE	SIGNATURE

*** SEE ADDITIONAL INSTRUCTIONS ATTACHED HERETO AND MADE A PART HEREOF ***

ALLISON-McCLOSKEY ESCROW COMPANY IS LICENSED BY THE DEPT OF CORPORATIONS, LICENSE NO, 963-0010

Escrow No.: MASTER-RL	Date: 02/28/2001
Allison-McCloskey Escrow Company
GENERAL INSTRUCTIONS

1.	Deposit all funds in connection with this transaction in an “Escrow Account” with any local bank without any liability to Escrow Agent regarding interest. All disbursements are to be made by check of your company on said account.

2.	All disbursement of funds and/or instruments of this escrow shall be mailed, unregistered, to the designated party in accordance with the within escrow instructions at the address shown herein, unless called for by party entitled thereto.

3.	It is understood that escrow holder makes no physical examination of and/or representation concerning any and all documentation deposited in the escrow.

6.	All of the provisions, instructions and conditions set forth herein shall govern, without reservation, any amended and/or supplemental instructions furnished to this escrow. All such amended and/or supplemental instructions must be in writing, deposited with your company and approved by all parties to this escrow.

7.	You are not to be held liable for the sufficiency or correctness as to form, manner or execution, forgeries or false personations, or validity of any instrument deposited in the escrow, nor as to the identity, authority, or rights of any person executing the same, nor for failure to comply with any of the provisions of any agreement, contract or other instrument filed herein or referred to herein, and your duties hereunder shall be limited to the safekeeping of such money, instruments, and other documents received by you as escrow holder, and for the disposition of same in accordance with the written instructions accepted by you in this escrow.

6.	These instructions may be executed in counterpart, each of which so executed shall irrespective of the date of its execution and delivery, be deemed an original, and said counterparts together shall constitute one and the same instrument.

7.	Your company is authorized to destroy or otherwise dispose of any and all documents, papers, instructions, correspondence and other material pertaining to this escrow at the expiration of five years from the date of close or cancellation of escrow without liability and without further notice to us.

8.	We, jointly and severally, agree to save and hold you harmless by reason of any misrepresentation or omission by parties hereto or their agents as to any parties compliance with the rules and/or regulations of any governmental agency; State, Federal, County, Municipal, or otherwise.

9.	If the conditions of this escrow have not been complied with at the time provided herein, you are nevertheless to complete the same as soon as the conditions (except as to time) have been complied with, unless parties shall have made written demand upon you for the return of money and/or instruments deposited by them. In the event that this escrow shall not be in a condition to be closed by the date set forth herein, the party who then shall have fully complied with his instructions may, in writing, demand the return of his money and/or instruments.

10.	Should any controversy arise between the parties hereto with respect to the subject matter of this escrow, its terms or conditions, or conflicting demands are made or notice serviced upon you or legal action is taken in connection with this escrow, you shall not be required to take any action, but may withhold all moneys, securities, documents or other things deposited until such controversy shall be determined by agreement or appropriate legal proceedings, and in such event you shall not be liable for interest or damage, or you may file suit in interpleader or for declaratory relief. If you are required to respond to any legal summons or proceedings, or if any action of interpleader or declaratory relief is brought by you, or if conflicting demands or notice by parties to this escrow or by any other party or parties is served upon you, we jointly and severally agree to pay reasonable escrow fees and all costs, expenses, and reasonable attorney’s fees expended or incurred by you as a result of any of the above described events and a lien is hereby created in your company’s favor to cover said items. We agree to save you harmless as escrow holder hereunder from all losses and expenses, including reasonable attorney’s fees and court costs sustained by reason of any claim, demand, of action filed, legal or otherwise, which may in any manner arise out of, this escrow, before or after closing, notwithstanding anything in these instructions to the contrary.

11.	Parties’ signatures on instructions and instruments pertaining to this escrow indicate their unconditional acceptance and approval of these General Instructions and all documents executed by them, and they hereby acknowledge receipt of a copy of these instructions in its entirety.

Initials:

Exhibit D

Preferred Supply Agreement

[Attached]

PREFERRED SUPPLY AGREEMENT

THIS PREFERRED SUPPLY AGREEMENT (the “Agreement”), made this      day of             , 2015 (“Effective Date”), is entered into on the one hand by Xcerra Corporation, for and on behalf of all of it and its affiliates (collectively referred to as “Xcerra”) and Fastprint Hong Kong Co. Ltd. For and on behalf of all of its affiliates (collectively referred to as “Fastprint”).

Whereas, Xcerra has sold, and Fastprint has purchased, the Harbor Electronics Business, as that term is defined in that certain Asset Purchase Agreement entered into among the parties on             , 2015 (the “Purchase Agreement”, with the purchase and sale referred to as the “Transaction”); and

Whereas, following the closing of the Transaction, Xcerra will have a need to source the design, fabrication, and assembly of printed circuit boards; and

Whereas, following the closing of the Transaction, Fastprint will be in the business of providing services related to the design, fabrication, and assembly of printed circuit boards;

Now, therefore, in connection with the Transaction, and in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Xcerra and Fastprint (the “Parties”), the Parties agree as follows:

1.	General Purpose and Scope. Except as otherwise set forth in this Agreement, during the Term of this Agreement, Fastprint will be the supplier for the design, fabrication, and assembly of device under test printed circuit boards (“DUT Boards”) for use by Xcerra and its customers. Xcerra shall utilize Fastprint as its sole supplier for all DUT Boards provided, however, Xcerra shall have the right to source DUT Boards from other suppliers based on better pricing, product availability, and logistics, as well as Xcerra customer requirements and preferences.

2.	Obligations of Fastprint. During the term of this Agreement, Fastprint will:

2.1.	use good faith, reasonable efforts to supply Xcerra with custom manufacturing services, including but not limited to, the design, fabrication, and assembly of DUT Boards, and final electronic testing, troubleshooting, and rework for such products;

2.2.	sell its products and services to Xcerra at the lowest price it charges its customers for comparable volumes of comparable products or services in the relevant geographic region (U.S., Europe, Asia); and

2.3.	provide Xcerra with priority design, fabrication, and assembly lead times.

3.	Obligations of Xcerra. Subject to the exceptions contained in Section 4 below, during the term of this Agreement, Xcerra shall, using good faith and reasonable efforts, use Fastprint to satisfy customer demand for the design, fabrication, and/or assembly of DUT Boards.

4.	Exceptions. Notwithstanding anything herein to the contrary,

4.1.	Xcerra’s semiconductor test solutions group shall be entitled, at its sole discretion, to design any printed circuit device under test load board using its own resources solely in connection with the sale of capital equipment (e.g. testers and/or handlers) by Xcerra or its affiliates;

4.2.	Xcerra shall be entitled to utilize vendors other than Fastprint for the design, manufacture, or assembly of DUT Boards upon request by a customer of Xcerra; and

4.3.	Xcerra shall be entitled to utilize vendors other than Fastprint for the design, manufacture, or assembly of DUT Boards if Fastprint does not offer competitive pricing, lead time, or fails to provide industry standard quality levels for product and/or services.

Nothing in this Agreement shall prohibit Xcerra from obtaining quotes from any third party for the provision of design, manufacturing, or assembly services.

5.	Payment, Shipping Terms, Terms of Purchase and Sale. Payment terms will be net 30 from invoice. All shipments will be exworks factory. All other terms and conditions of sale not referenced here shall be governed by the Terms and Conditions of Sale attached hereto as Exhibit A.

6.	Term and Termination.

6.1.	The term of this Agreement (the “Term”) shall commence on the Effective Date and continue in full force and effect until the third (3rd) anniversary of the Effective Date (“Initial Term”).

6.2.	The Term shall be automatically extended in increments of six (6) months unless at least six (6) months prior to the end of the Initial Term or the end of any extended term either Party delivers written notice of termination in which case this Agreement shall terminate at the end of the Initial term or any such extend term, as applicable. During the six month notice period business must remain as usual.

6.3.	Either party may terminate this Agreement immediately upon written notice to the other party if (i) a petition for relief in bankruptcy is filed by or against the other party with the United States Bankruptcy Court or other similar court in an applicable jurisdiction without a dismissal of the petition within 30 days after the filing; (ii) a petition for relief is filed by or against the other party under any reorganization, arrangement, composition, readjustment, liquidation, or dissolution statute, law, or regulation providing for such relief, or any similar such relief, without a dismissal of the petition within 30 days after the filing; (iii) the other party makes an assignment for the benefit of its creditors; (iv) the other party is adjudicated as bankrupt or insolvent, or (v) the other party fails to cure a breach of this Agreement within 30 days of written notice from the first party of such breach.

7.	Confidentiality

7.1.

Protected Information. It is acknowledged that in connection with this Agreement, each party (the “Providing Party”) will be providing the other (the “Receiving Party”) with, or the Receiving Party will be given access to, written and other materials and proprietary information that is confidential to Providing Party. For purposes hereof, such materials and information will be referred to as “Protected Information,” and will mean and include all written or other confidential or proprietary information of Providing Party that Receiving Party may be provided with, apprised of, observe, or gain knowledge about, including but not limited to, all originals, drafts, copies, or reproductions (irrespective of the form) of any and all plans, technical information, processes, know-how, trade secrets, patent applications, data (technical and non-technical), formulas, patterns, compilations (including compilations of customer information), programs (including models), devices, methods (including design methods), techniques, drawings (including equipment drawings), financial information (including sales forecasts), pricing, lists of actual or potential customers or suppliers (including identifying information about those customers), business contacts and lists, marketing channels, operational information, planning or strategy information, research and development information, information about existing and future products, information about personnel matters, and other proprietary information, intellectual property, patents, trade secrets, or “know how” related in any manner to the Products or the business operations of Providing Party, whether or not marked or stamped “Confidential,” “Proprietary,” “Do Not Disclose,” or with a similar term or terms.

7.2.	Information Not Included. Notwithstanding anything to the contrary contained in this Agreement, the term “Protected Information” does not include any information that (i) at the time of disclosure to Receiving Party or thereafter, is or becomes generally available to and known by the public, other than as a result of an unauthorized disclosure by Receiving Party or its members, owners, employees, directors, officers, representatives, or agents, or (ii) was available to Receiving Party from a source other than Providing Party, on a non-confidential basis, provided that such source is not, and was not, bound by a confidentiality agreement or obligation with Providing Party, or (iii) has been independently developed by Receiving Party without violation of any of Receiving Party’s obligations to Providing Party, provided that in any of the foregoing cases, before using in any manner inconsistent with the terms of this Agreement any information regarding Providing Party that Receiving Party believes is not included in the Protected Information, Receiving Party must first advise Providing Party of the nature of the information and the reasons why Receiving Party believes the information is not subject to the limitations on use set forth in this Agreement.

7.3.	Obligations of Confidentiality. Receiving Party will maintain the Protected Information in utmost confidence, and will not, without the prior written consent of Providing Party, disclose, furnish, or divulge the Protected Information, in whole or in part, to any person, firm, corporation, or entity of any nature, other than Providing Party or its representatives. Further, at no time that this Agreement remains in effect or at any time thereafter will Receiving Party, individually or jointly with others, for the benefit of Receiving Party or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any of Providing Party’s Protected Information, without in each instance first obtaining the prior written consent of Providing Party. Upon termination of this Agreement for any reason, or at any other time upon Providing Party’s request, Receiving Party will forthwith (i) deliver to Providing Party (without retaining copies thereof) any and all writings and other property in Receiving Party’s possession or control relating to or containing Protected Information, and (ii) destroy all documents, memoranda, notes, and other writings whatsoever prepared by Receiving Party based on any of the Protected Information, and in such case, Receiving Party’s obligations of confidentiality contained herein will remain in effect for the maximum period allowed by law.

7.4.	Injunctive Relief. Receiving Party acknowledges and agrees that any unauthorized disclosure will constitute a material breach of duty owed to Providing Party, and that in the event of a breach of this Agreement by Receiving Party, Providing Party’s right to seek recourse against Receiving Party will include, without limitation thereto, the right to obtain injunctive relief.

8.	Miscellaneous.

8.1.	This Agreement shall be interpreted under the laws of the State of California, without regard to its principles of conflicts of law. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall remain valid and enforceable according to its terms.

8.2.

All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, or when sent to the recipient by fax (receipt confirmed), or by e-mail (receipt confirmed) or one business day after the date when sent to the recipient by reputable, express courier service (charges prepaid), or two business days after the date when mailed to the recipient by certified or registered mail return receipt requested and postage prepaid, and delivered or sent to the addresses, fax numbers, or e-mail addresses set forth below:

If to Fastprint:	Fastprint Hong Kong Co. Ltd Room 1706, 17th Floor, West Tower, Shun Tak Centrel168-200 Connaught Road Central, HongKong Attention: Board Secretary cl@chinafastprint.com

If to Xcerra	Xcerra Corporation 825 University Avenue Norwood, MA 02062 Attention: General Counsel Email: colin.savoy@xcerra.com

8.3.	Assignment. Neither this Agreement nor any right, interest, or obligation hereunder may be assigned or assignable by either party in whole or in part without the prior written consent of the other party.

8.4.	Entire Agreement; Amendments. This Agreement constitutes the final expression of agreement between the parties with respect to the subject matter hereof, and is a complete and exclusive statement of the terms and conditions of their relationship, and there are no other agreements or understandings, written or oral, between the parties with respect thereto. This Agreement supersedes all previous negotiations, discussions, and commitments with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party’s obligation hereunder may only be waived in writing by the other party.

8.5.	No Agency or Partnership. Nothing contained in this Agreement will be deemed or construed to create a relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between or among the parties.

IN WITNESS WHEREOF, the Parties have caused this Preferred Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

XCERRA CORPORATION

By:
	Name:	Mark Gallenberger
	Title:	SVP, COO & CFO

FASTPRINT HONG KONG CO. LTD.

By:
Name:
Title:

EXHIBIT A

TERMS AND CONDITIONS

[Attached]

EVERETT CHARLES TECHNOLOGIES, INC.,

AND

MULTITEST ELECTRONIC SYSTEMS, INC.

TERMS AND CONDITIONS OF SALE

These terms and conditions (the “Contract”) shall govern the sale of all products (“Multitest Products”) and Services relating thereto by Everett Charles Technologies, Inc., a Delaware corporation, dba “Multitest,” and Multitest Electronic Systems, Inc., a Delaware corporation (each, and together, “Multitest”) to buyer (“Buyer”).

1.	OFFER AND ACCEPTANCE

Buyer’s acceptance of this Contract is limited to acceptance of the express terms of the offer contained herein. This Contract takes effect upon the dispatch to Buyer (via mail, fax, e-mail or otherwise) of the earlier of (a) Multitest’s quote, (b) Multitest’s written order confirmation or (c) Multitest’s invoice. Any of the foregoing shall be valid without hand-written signature. Any document supplied by buyer containing additional or different terms or conditions is considered a proposal to Multitest, and is hereby objected to and rejected. If buyer uses its purchase order or other form in connection with the ordering of Multitest products or services, such form will be governed by the terms and conditions of this contract and any provision of such purchase order which in any manner differs from or is an addition to the provisions of this contract shall be of no force of effect.

2.	PRICING, SHIPPING, TAXES, ETC.

Multitest’s prices do not include transportation, insurance, duty, customs clearance fees (unless otherwise specified by Multitest), or sales, use, excise, value added, personal property or any other taxes. In addition to the prices specified herein, the amount of any transportation charges, insurance, duty, customs clearance fees or any present or future sales, use, excise, value added, personal property or other similar taxes applicable to the sale or use of the Multitest Products sold hereunder shall be paid by Buyer, or in lieu of an applicable tax, Buyer shall provide Multitest with a tax-exemption certificate acceptable to the applicable taxing authority, prior to shipment.

3.	CREDIT APPROVAL

All orders are contingent upon and subject to approval by the Multitest credit department. Multitest’s credit department may at any time in its sole discretion require different payment terms. Multitest’s credit department may periodically request financial information from Buyer in connection with reassessment of credit terms.

4.	PACKAGING

Multitest will provide commercial packaging sufficient under normal conditions to protect the Multitest Products during shipment. Multitest Products will be packed for shipment in a manner selected by Multitest in the absence of instructions. Buyer may request special packaging, however, such special packaging must be mutually agreed upon by the parties at least 60 days in advance of the scheduled shipment date and the cost of such special packaging shall be borne solely by Buyer.

5.	SHIPPING TERMS; DELIVERY

Unless otherwise agreed in writing, all sales of Multitest Products are made under INCOTERMS 2010 (except for DDU – INCOTERMS 2000). Risk of damage to or loss of the goods shall be deemed to pass to Buyer upon delivery to the carrier at the point of shipment. Accordingly it shall be Buyer’s responsibility to have appropriate insurance coverage and to file any claims therefore with the carrier. Shipment schedules are approximate and are based on conditions at the time of acceptance by Buyer. Multitest will use commercially reasonable efforts to complete shipment as indicated but assumes no responsibility or liability for loss or damage by reason of force majeure (see Section 20). In some cases, Buyer will be instructed under separate cover to provide a temperature controlled air-ride van. International shipments also require air freight. Buyer shall accept delivery and will, at Buyer’s sole expense, provide facilities for setup which comply, in all respects with Multitest’s instructions, all government laws, codes, regulations, orders and the like and with all agreements and understandings with labor unions. Partial and/or installment shipments are authorized and shall be paid for at Contract prices. If any part of the Multitest Products are not delivered by Multitest or are not in accordance with the order, the remainder of the order and Buyer’s obligations therefore shall not be affected thereby.

6.	INSPECTION UPON DELIVERY

Buyer shall ensure that a Multitest representative be present and supervise the un-crating of the Multitest Products (base unit systems only) or else warranty will be voided. Transportation charges for returned goods shall not be paid by Multitest unless authorized in writing in advance by Multitest. Multitest may, at its option, repair, replace or refund the purchase price for any or all returned Multitest Products within a reasonable time after it is finally determined that the returned goods are not in accordance with this Contract; and in such event Multitest shall not be liable for any damages arising from the defective delivery or delay caused thereby.

7.	ACCEPTANCE

Unless noted otherwise, each Multitest Product is given a standard acceptance test at Multitest’s plant pursuant to Multitest’s usual quality control testing policies and procedures (the “Standard Acceptance Test”). Buyer is invited to observe this Standard Acceptance Test. Buyer may propose in writing an alternative acceptance procedure (the “Customer Acceptance Test”), which, if specifically agreed to in writing by Multitest, will substitute for the Standard Acceptance Test. Multitest needs to have Buyer’s test vehicles at least 30 days prior to the proposed date of the Customer Acceptance Test. Any tests requested by Buyer to be done in the field shall be a duplicate of the test performed at Multitest’s plant. The Multitest Product shall be deemed accepted upon satisfactory completion of the applicable acceptance test. Neither the standard shipping terms nor special shipping terms agreed to by the parties shall affect the time of acceptance of the Products and Buyer’s obligations.

8.	SETUP/CONFIGURATION; DESIGN ENGINEERING

As to setup and design matters, the parties agree as follows:

8.1	Setup/Configuration

Unless otherwise mutually agreed to by the parties, Multitest agrees to supervise initial setup of a Multitest Product (for base units systems only) at Buyer’s facilities. If specifications are cited in the Multitest supplied facilities requirements documentation, it is Buyer’s responsibility to provide facilities meeting these specifications at Buyer’s expense. It is Buyer’s responsibility to prepare the area in which each Multitest Product is to be configured and to provide utility services specified by Multitest prior to the specified date. If, as a result of Buyer’s failure to ensure that the facilities or personnel are prepared for configuration, Multitest is unable to complete a configuration as scheduled, charges may be applied for subsequent or extended visits necessary to complete the configuration.

8.2	Design/Engineering Approval

In performance of this Contract Multitest may perform engineering services and create engineering drawings (“Drawings”) to modify an existing product to conform such product to Buyer’s specifications. Unless otherwise agreed to in writing by Multitest, written approval of Drawings by Buyer shall mean acceptance of the engineering work performed by Multitest. Any modifications or enhancements which

Buyer thereafter requests to the specifications initially provided shall be treated by Multitest to represent a new request for engineering. If any such changes cause an increase in the cost of, or the time required for, performance by Multitest of its obligations hereunder, an equitable adjustment shall be made in the price or performance schedule pursuant to this Contract, or both. No such changes, modifications, or enhancements following approval of the Drawings shall be allowed by Multitest unless the same are provided by Buyer in writing to Multitest and are accompanied by all appropriate documents, including as appropriate, a purchase order. Buyer agrees to pay, in accordance with the terms and conditions hereof, for any Multitest Product manufactured by Multitest as a result of Buyer’s approval of any Drawings hereunder.

9.	PAYMENT

Payment terms under this Contract shall be as follows:

9.1	Multitest Products

Unless otherwise agreed in writing by Multitest, 100% of the Contract price of each Multitest Product is due within 30 calendar days after shipment.

Shipments, payment terms, deliveries and performance of work shall at all times be subject to approval of Multitest’s credit department and Multitest may at any time decline to make any shipments or deliveries or to perform any work except upon receipt of payment or upon terms and conditions or security satisfactory to the credit department.

If a Letter of Credit is required for payment, Buyer shall open a fully operable irrevocable Letter of Credit to Multitest at least 30 calendar days prior to the scheduled shipping date. The Letter of Credit shall be opened in accordance with the terms of Multitest’s instructions and subject to the International Chamber of Commerce’s Uniform Customs Practices for Documentary Credits, Publication 500.

9.2	Service Contracts / Training

Payment terms under all service contracts are net 30 days from date of the Multitest invoice.

9.3	Tooling Costs

Payment terms as to tooling and non-recurring engineering costs are net 30 days from date of the Multitest invoice.

9.4	Overdue Payment

For overdue payment Multitest will charge one and one half percent (1.5%) interest per month.

10.	SECURITY INTEREST / RETENTION OF TITLE

To secure performance of all obligations hereunder Buyer grants Multitest a purchase-money security interest in any Multitest Product, and all proceeds thereof (including cash or accounts receivable), to survive in each case until Multitest receives payment in full for such products. Buyer agrees that so as to perfect and maintain Multitest’s security interest Multitest may at will file UCC-1 financing statements in all applicable jurisdictions.

Notwithstanding delivery and the passing of risk in Multitest Products, or any other provision of the Contract, the property in the Multitest Products shall not pass to Buyer until Multitest has received payment in full of the price of the Multitest

Products and all other goods agreed to be sold by Multitest to the Buyer for which payment is then due. Multitest shall have the absolute authority to retake, sell or otherwise deal with or dispose of all or any part of the Multitest Products in which title remains vested in Multitest.

11.	LICENSE GRANTS

Multitest grants to Buyer a non-transferable, non-exclusive license to use the software (the “Software”) incorporated into a Multitest Product or independently shipped for use with a Multitest Product and to any written materials (the “Software Materials”) which accompany either the Multitest Product or the Software. Buyer agrees not to copy the Software except Buyer may make a copy of the Software for backup purposes. Buyer agrees not to copy the Software Materials, and further agrees not to make the Software Materials accessible from remote locations or accessible simultaneously by multiple users unless Buyer first secures written consent from Multitest. The term of this license will be for the duration of Buyer’s ownership of the Multitest Product. Buyer acknowledges that no title to the intellectual property in the Software or Software Materials is transferred to Buyer. Buyer further acknowledges that title and full ownership rights to the Software and Software Materials remain the exclusive property of Multitest, and Buyer will not acquire any rights to the Software or Software Materials except as expressly set forth above. Buyer may not transfer the Software or Software Materials to any third party without the prior written consent of Multitest. Buyer agrees that any copies of the Software will contain the same proprietary notices which appear on and in the Software.

In the event data is supplied by Multitest, it shall be conclusively presumed to pertain to products, components, or processes developed at Multitest’s private expense and no rights in such data or in any inventions, patents, or copyrights related thereto shall pass to the Buyer. Correspondingly, if data is furnished to Multitest, Multitest may use such data for any purpose unless expressly forbidden from doing so by a written agreement signed by both parties.

12.	WARRANTY

In respect to warranties of Multitest Products, the following shall apply:

12.1	Multitest Warranties

Multitest warrants that the hardware and other non-software components of any Multitest Product to be delivered under this Contract will be substantially free from defects in material and workmanship under normal use and service for 12 months after acceptance of the Multitest Product, but in no event longer than 13 months after shipment by Multitest (the “Warranty Period”). Consumable items and travel expenses are not included and will be charged in any case. Warranty is only valid if the Multitest recommended preventive maintenance is performed using original Multitest parts. Spare parts are themselves warranted to be substantially free from defects in material and workmanship under normal use and service for 90 days. It is recognized that some components and accessories, by virtue of their purpose and design, are not intended to function for a full year. If such components and accessories fail to give reasonable service for a reasonable period of time, as such is determined solely by Multitest, then Multitest may at its election, replace or repair them. Some newly manufactured products may contain re-manufactured parts equivalent to new in performance.

Where any valid claim in respect of any Multitest Product which is based on any defect in the quality or conditions of the goods or their failure to correspond with specifications is notified to Multitest in accordance with these conditions, Multitest shall be entitled at Multitest’s sole discretion to either replace the goods free of charge or repair the goods.

Unless otherwise provided in a written agreement between the parties relating to the Software, Multitest warrants to Buyer that during the Warranty Period, the Software will substantially conform with Multitest’s published specifications on the date of the order for the Software, if such Software is properly used in accordance with the procedures described in the Software Materials supplied by Multitest. Multitest’s exclusive obligation with respect to non-conforming Software shall be, at Multitest’s option, to replace the Software or use diligent efforts to provide Buyer with a correction of the defect, or to refund to Buyer the purchase price paid (or if not paid directly, the price allocated by Multitest) for the Software. Defects in the Software will be reported to Multitest in a form and with supporting information reasonably requested by Multitest to enable it to verify, diagnose and correct the defect.

Notwithstanding the foregoing, in lieu of repairing or replacing a Multitest Product, Multitest may at any time discharge its warranty as to any item by refunding the purchase price and taking back the Multitest Product.

The aforementioned provisions do not extend the original warranty period of any Multitest Products which have either been repaired or replaced by Multitest. Multitest assumes no responsibility for the performance of a Multitest Product manufactured to Buyer’s design or specifications, nor for defects in raw materials, parts, or sub-assemblies furnished by Buyer or its agents.

Notwithstanding the foregoing, the sole and exclusive warranty for any product or component of an Multitest Product purchased by Multitest from another manufacturer for ultimate resale to Buyer (either as a discrete product or component of an Multitest Product) shall be limited to the warranty and warranty period, if any, extended by such manufacturer.

12.2	Exclusions from Warranty

Multitest’s obligation under this Section 12 shall not apply to items sold by Multitest to Buyer which have been

(a)	altered by Buyer in any respect, including any instance in which third-party parts are being used in replacement of original Multitest parts;

(b)	combined by Buyer with other equipment or technology not authorized in writing by Multitest;

(c)	subjected to unusual physical or electrical stress, misuse, abuse or accidents;

(d)	otherwise used by Buyer in an unauthorized manner; or

(e)	configured at a location different from that agreed to in the Contract without prior written agreement of Multitest.

Furthermore, Multitest shall not be liable in respect to any defect in the Multitest Products arising from any design or specification supplied by the Buyer.

Multitest shall not be liable under the warranty given under this Section 12 if the total price of the Multitest Products in question has not been paid by the time period specified in Section 9.

12.3	No Extension for Repair

In the event that an Multitest Product or part thereof is replaced or repaired, such shall not enlarge or extend the Warranty Period for any Multitest Product beyond the Warranty Period for the Multitest Product originally purchased.

12.4	DISCLAIMER OF ADDITIONAL WARRANTY

The foregoing warranties are stated in lieu of all other warranties, express, statutory or implied, which are hereby excluded to the maximum extent permitted by law, including the implied warranties of merchantability, non-infringement of third party rights and fitness for a particular purpose, and of all other obligations or liabilities on Multitest’s part in connection with the sale of any Multitest product, and Multitest neither assumes nor authorizes any other person to assume for Multitest any other obligations or liabilities in connection with the sale of any Multitest product. Warranties herein stated may be asserted only by buyer and not by buyer’s own buyers or any other party with whom Multitest is not in privity of contract.

13.	SPARE PARTS SUPPLY

For Buyer-specific developed and manufactured items (e.g. conversion kits, contact sockets) Multitest guarantees a regular spares supply and service labor for five years starting with the date of delivery. Beyond this period, Multitest will provide spares and service labor for a specific Multitest Product only as, and if, available in ordinary course of Multitest’s business.

14.	INFRINGEMENT

The parties shall indemnify each other as follows:

14.1	Multitest’s Indemnification

Multitest agrees to indemnify and hold harmless Buyer, its officers, directors, employees and agents against any claims, actions or demands that the Multitest Product purchased under this Contract directly and literally infringes any copyrights, patents, trade secrets or other proprietary rights of any third party arising under law of applicable jurisdiction which exist on or prior to the delivery date of a Multitest Product, unless such claims, actions or demands result in whole or in part from:

(a)	Buyer’s use of the Multitest Product in a combination which violates the rights of third parties or in a combination with materials or products not supplied by Multitest (even if those materials or products are necessary for the operation of the Multitest Product);

(b)	The modification or attempted modification of the Multitest Product by parties other than Multitest or the use or distribution of such modified Multitest Product;

(c)	The use of other than the latest version of any software or hardware of Multitest included in the Multitest Product, if such claim would have been avoided by the use of such later version;

(d)	The use or sale of the Multitest Product which was designed in accordance with Buyer’s specifications;

(e)	The method of Buyer’s use of the Multitest Product (even if that is the only reasonable use of such Multitest Product); or

(f)	Infringement of any patent or equivalent right that Buyer was aware of or should have been aware of at the time of purchase of the Multitest equipment.

This indemnification obligation is contingent upon

(a)	Buyer giving written notice within 15 calendar days to Multitest of any such claim, action or demand,

(b)	Buyer allowing Multitest to control any defense and related settlement negotiations, and

(c)	Buyer fully assisting, at Multitest’s expense, in any defense.

To terminate this indemnification obligation, Multitest may, at its option,

(a)	modify or replace the Multitest Product with one which is functionally equivalent,

(b)	obtain a license for the Buyer to continue to use the Multitest Product,

(c)	accept the return of the Multitest Product held by Buyer and return the purchase price of Multitest Product to Buyer.

The foregoing states buyer’s exclusive remedy with respect to claims of infringement of proprietary rights of any kind.

14.2	Buyer’s Indemnification

Buyer agrees to indemnify and hold harmless Multitest, its officers, employees and agents against any claims, actions or demands alleging that Multitest is liable for infringement of patents, copyrights, trade secrets or other proprietary rights of any third party due to the actions of Buyer including but not limited to:

(a)	Buyer’s use of the Multitest Product in a combination which violates the rights of third parties or in a combination with materials or products not supplied by Multitest;

(b)	The modification or attempted modification of the Multitest Product by parties other than Multitest or the use or distribution of such modified Multitest Product;

(c)	The use of other than the latest version of any software or hardware of Multitest included in the Multitest Product, if such claim would have been avoided by the use of such later version; or

(d)	The use or sale of the Multitest Product which was designed in accordance with Buyer’s specifications.

This indemnification obligation extends to liability arising under any theory. This indemnification obligation is contingent upon

(a)	Multitest giving prompt written notice to Buyer of any such claim, action or demand,

(b)	Multitest allowing Buyer to control any defense and related settlement negotiations and

(c)	Multitest fully assisting, at Buyer’s expense, in any defense.

15.	PERSONAL INJURY

Buyer shall take such steps as may be reasonably necessary to prevent personal injury or property damage during any activity that may be performed by any directors, employees, agents, or subcontractors, etc., of the Buyer during Buyer’s receipt or inspection of any Multitest Product at Multitest’s facilities and Buyer shall indemnify and hold harmless Multitest from and against all loss, liability, and damages arising from or caused directly or indirectly by any negligent act or omission of such agents, directors, employees, or subcontractors, etc., of the Buyer. Multitest agrees to indemnify Buyer against any claims against Buyer in respect of personal injury or loss of or damage to tangible property, but not otherwise, up to the limits of the Multitest’s applicable insurance per occurrence, as a result of any negligent act or omission of Multitest’s employees during any work at Buyer’s facility. Multitest’s indemnification obligations under this clause shall apply only if Buyer has provided notice to Multitest, in writing, of any such claims within the scope of this indemnification within 10 calendar days after the date on which Buyer first receives any notice, written or oral, that such claims may be asserted against Buyer. Upon receipt of any such written notice from Buyer, Multitest or its representative shall have the right to defend any such claims and/or to participate in any discussions or agreements entered into by Buyer to settle same. Multitest shall have the right to refuse to settle or compromise any such claims, or in its sole judgment, to defend Buyer against any lawsuit at Multitest’s expense. Multitest shall not be bound by any judgments or settlement agreements to which it has not been a party or to which it has not consented in writing. The above constitutes the full extent of Multitest’s indemnification obligation, express or implied, to Buyer.

16.	LIMITATION OF LIABILITY

The remedies provided herein are Buyer’s sole and exclusive remedies. In no event shall Multitest be liable for any incidental, indirect, consequential or like damages including specifically, but without limitation, lost profits, savings or revenues of any kind, whether or not Multitest has been advised of the possibility of any such damages or the like, including those arising out of the sale, setup, service or use of the Multitest Products sold hereunder. In no event shall Multitest’s liability on any claim of any kind exceed the price allocable to the Multitest product or service or part which gives rise to the claim and such maximum liability shall be reduced each year after the delivery date of the Multitest product by 20% of the price allocable to the Multitest product or service or part which gives rise to the claim. In the event of patent infringement, Multitest’s entire liability shall in no event exceed the purchase price for any Multitest product purchased under this contract. Multitest shall have no liability for any claim of indemnification concerning an alleged infringement where the damages alleged or awarded are based directly or indirectly upon the quantity of value of goods manufactured by means of the product, or upon the amount of use of the product. If the remedies provided herein shall be found to have failed of their essential purpose by a court of competent jurisdiction, the limitation of incidental and consequential damages shall nevertheless apply, such limitation on damages being independent of Buyer’s exclusive remedies.

17.	CANCELLATION; RESCHEDULING

Buyer may unilaterally cancel this Contract upon written notice to Multitest and upon payment of cancellation charges as follows:

(a)	If notice is within 30 days of the scheduled shipment date, 80% of the purchase price of the order;

(b)	If notice is more than 30 days, but within 60 days of the scheduled shipment date, 50% of the purchase price of the order;

(c)	80% of the purchase price of the order is payable for any conversion kit cancellation;

(d)	100% of the purchase price or cost is payable for tooling, engineering services, design services, interface boards, burn-in boards, third-party components and assembly, custom-made items, spare parts and contact sockets; and

(e)	All incurred costs are due for any service contracts, training, or rescheduling or cancellation.

Buyer may unilaterally reschedule this Contract upon written notice to Multitest and upon payment of re-scheduling charges as follows:

(a)	If notice is within 30 days of the scheduled shipment date, 80% of the purchase price of the order;

(b)	If notice is more than 30 days, but within 60 days of the scheduled shipment date, 50% of the purchase price of the order;

(c)	80% of the purchase price of the order is payable for any conversion kit rescheduling;

(d)	100% of the purchase price or cost is payable for tooling, engineering services, design services, interface boards, burn-in boards, third-party components and assembly, custom-made items, spare parts and contact sockets; and

(e)	All incurred costs are due for any service contracts, training, or rescheduling or cancellation.

18.	DEFAULT

In the event of (1) breach by Buyer of any agreement, term or condition set forth herein; (2) breach by Buyer of any representation or warranty made by Buyer in connection with this transaction; or (3) default by Buyer in the payment of any indebtedness due there under, Multitest may unilaterally suspend further shipments or terminate the Contract without in any way affecting its other rights under this Contract and may exercise all rights and remedies available to it at law and / or in equity.

19.	LAWS, CODES, COMPLIANCE

19.1	Laws, Codes, Regulations, Safety, Export

Compliance with laws, codes, and regulations relating to the Multitest Products sold pursuant hereto and their use is the sole responsibility of Buyer, and Multitest makes no warranty or representation with respect hereto. Buyer assumes the responsibility for providing and installing any device for the protection of safety and health and shall indemnify and hold harmless Multitest against any expense, liabilities, loss, and / or damage which Multitest may incur or sustain as a result of Buyer’s failure to do so. Furthermore, in certain cases export or re-export of Multitest Products and technical data may be subject to prior approval by German Bundesamt für Wirtschaft und Ausfuhrkontrolle (Federal Office of Economics and Export Control). It is the responsibility of the exporter or re-exporter to obtain an appropriate export licenses or authorizations before exporting to any country. Order acceptance and delivery are contingent upon export license screening and/or receipt of validated license. Buyer agrees to assist Multitest in the screening process and/or obtaining said license by providing at the time of order (at the latest) complete end-use information.

19.2	Compliance

(a)	Buyer agrees that, in executing and performing this Contract, it will conduct its operations ethically and in accordance with all applicable laws including the laws of the United States and any country in which Multitest and Buyer do business together, including but not limited to laws that prohibit commercial bribery, payments to officials, and money laundering (the “Anticorruption Laws”), and laws requiring compliance with local tax laws, import/export regulations and payment of applicable customs and duties (“Import/Export Laws”).

(b)	Buyer agrees that it, its directors, officers, employees, agents, subcontractors, representatives and consultants are familiar with, and will comply in all respects with, the Anticorruption Laws and the Import/Export Laws

(c)	Buyer agrees that any products, software or technology acquired from Multitest will not be exported, sold, or transferred in violation of any of the following laws as may be applicable: (i) the U.S. Export Administration Regulations; (ii) the U.S. International Traffic in Arms Regulations (ITAR); (iii) the provisions of the Chemical Weapons Convention; (iv) U.S. sanctions and embargoes administered by the U.S. Dep’t of Treasury; and (v) export control laws and regulations of all other countries.

(d)	Buyer hereby acknowledges that Multitest is prohibited from participating in or supporting international boycotts of certain countries, including Israel, if such boycotts are not sanctioned by the U.S. Government. For this reason, neither party shall take (or be required to take) or refrain from taking any action that is impermissible or penalized under the laws of the United States or any other applicable jurisdiction.

(e)	Buyer agrees that it, its directors, officers, employees, agents, assigns, subcontractors, representatives and/or consultants will not authorize or make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, in connection with this Contract to:

(i)	any government official to influence the official for the purpose of obtaining or retaining business or securing some other improper advantage;

(ii)	any employee of a private company in order to improperly induce that employee to provide any competitive advantage to Multitest or Buyer in selling products or services or in otherwise doing business with that company.

(f)	Buyer represents that neither it nor any of its directors, officers, nor employees is a government official, including without limitation an official or employee of any government, an official of a political party, or a candidate for political office, or a director, officer, employee, or “affiliate” (as defined in regulations under the U.S. Securities Exchange Act of 1934) of a government instrumentality. Buyer understands that for purposes of this clause, a “government official” may include an employee or official of a commercial entity or a university or institute of higher learning in which a government body has an ownership interest or exerts control over the activities of such entity, as well as officials and employees of public international organizations.

(g)	These representations shall be deemed to be continuing in effect throughout the term of the Contract. Buyer shall promptly advise Multitest of any change in circumstances which may affect the continuing validity of the representations.

(h)	Buyer shall maintain, during the term of the Contract, and for at least five (5) years after expiration or termination of the Contract, accurate books and records, including but not limited to copies of all customer, sub-consultant, and other correspondence, customer, sub-consultant, and other agreements, records of expenses incurred, and records of payments received, relating to Buyer’s performance of its obligations under the Contract, and will permit examination and audit thereof by Multitest’s personnel and designated agents at all reasonable times during and after the term of this Contract.

(i)	If in Multitest’s sole judgment any breach of any section of this clause has occurred, Multitest is entitled to terminate the Contract effective immediately on five (5) days written notice to Buyer and no further payment or other compensation shall be due to Buyer under the Contract.

20.	FORCE MAJEURE

Multitest shall not be liable for delays or failures in performance of any obligation hereunder by reason acts of God, fires, floods, wars, embargoes, labor disputes, acts of sabotage, acts of terrorism, riots, accidents, delays of carriers, subcontractors or suppliers, voluntary or mandatory compliance with any governmental act, regulation or request, shortage of labor, materials or manufacturing facilities, delays or unavailability of transport or any other cause or causes beyond Multitest’s reasonable control. If by reason of any of these things, Multitest’s supplies of the Multitest Products covered hereby are limited, Multitest shall have the right to pro-rate the available supply in such a manner as it, in its sole discretion, determines. Deliveries suspended or not made by reason of this Section shall be cancelled without liability; provided however, that payment obligations for Multitest Products already delivered or for services rendered pursuant to this Contract shall otherwise remain unaffected.

21.	DISPOSAL IN THE END-OF-LIFE CASE

Multitest and Buyer agree that Buyer is obliged to dispose of old Multitest Product purchased hereunder in the end-of-life case in a professional way and according to the prevailing local legal regulations.

22.	CONFIDENTIAL INFORMATION

The parties shall treat confidential information as follows.

22.1	Buyer Confidential Information

Buyer shall not disclose confidential proprietary information to Multitest except in accordance with these provisions. All information claimed to be confidential or proprietary shall be reduced to writing and appropriately marked to so identify it. Multitest agrees to hold such information in confidence for Buyer and not use it, except as authorized by Buyer, for a period of three (3) years from the date of this Contract. In protecting the confidentiality of such information, Multitest shall be held to the standard of care it uses in protecting its own such confidential and proprietary information. Notwithstanding Buyer’s claim of confidential or proprietary status, the following information shall not be subject to the obligation of confidentiality or non-use: information which was or becomes known to Multitest from sources other than Buyer; information which is independently developed by Multitest, or by its consultants, without breach of these terms; information which is or becomes part of the public domain without breach of these terms; information which is disclosed to third parties without restriction or breach of these terms.

22.2	Multitest Confidential Information

Unless otherwise agreed to in writing by Multitest, all information sent to Buyer in connection with this Contract shall bear the Multitest copyright, and Buyer agrees to treat all such items as the copyrighted and proprietary information of Multitest. Furthermore, the sole and exclusive ownership of, and all copyright interest embodied in, the designs, tools, patterns, drawings, information and Multitest Products supplied by Multitest hereunder, and the exclusive rights with respect to the use and reproduction of any of the foregoing, are expressly reserved to Multitest. Buyer shall have no rights in or to any of the foregoing other than for the ownership of the Multitest Product sold to the Buyer and the non- exclusive right and license to use Multitest’s proprietary information contained in such Multitest Product in Buyer’s business, solely through the implementation of the Multitest Product sold to Buyer. In protecting the confidentiality of such information, Buyer shall be held to the standard of care it uses in protecting its own such confidential and proprietary information, but not less than a reasonable degree of care under the circumstances prevailing. Notwithstanding Multitest’s claim of confidential or proprietary status, the following information shall not be subject to the obligation of confidentiality or non-use: information which was or becomes known to Buyer from sources other than Multitest; information which is independently developed by Buyer, or by its consultants, without breach of these terms; information which is or becomes part of the public domain without breach of these terms; information which is disclosed to third parties without restriction or breach of these terms.

22.3	Multitest Intellectual Property

Buyer agrees that Multitest has a vital interest that Multitest original parts will not be copied by third parties, and Buyer agrees to take all steps necessary to prevent Multitest original parts from being copied by third parties, including monitoring activities of Buyer’s employees, consultants etc and requiring Buyer’s employees, consultants etc to enter into appropriate agreements prohibiting such third parties from making use of Multitest designs or other Multitest information for any purposes other than those related to this Contract, either during or after contractual relationship with Buyer. A failure of Buyer to do so constitutes a material breach of this Contract.

23.	GOVERNING LAW; JURISDICTION

The validity, interpretation and performance of this Contract and any dispute connected herewith shall be governed by and construed in accordance with the laws of the State of California USA, excluding choice of law rules. Any patent disputes that arise under this Contract shall be heard and decided by a United States Federal District Court situated in California, and the parties hereby submit to the jurisdiction of, and waive any venue objection against such court. Any dispute, other than relating to patents, arising from or in connection with this Contract and which is not resolved by the parties within 90 days after original written notices of dispute shall thereafter be submitted to the exclusive jurisdiction of a competent state or federal court situated in California. The parties expressly exclude and disavow the application of the United Nations Convention on Contracts for the International Sale of Goods in its entirety in respect to the Contract. No action by Buyer may be brought at any time more than 12 months after the facts occurred upon which the cause of action arose.

24.	MISCELLANEOUS

All communications required or permitted under this Contract must be in writing and will be deemed given when (a) delivered personally, (b) sent by confirmed telex or facsimile, (c) sent by commercial overnight courier with written verification of receipt, or (d) sent by registered mail, return receipt requested, postage prepaid. All communication must be sent to the receiving party’s initial address, or to such other address that the receiving party may have provided for purpose of notification as provided herein. This Contract may not be amended except by a written instrument signed by appropriate officers of each party. Any attempted assignment of this Contract or of any rights arising hereunder by the Buyer without the prior written consent of Multitest shall be void and of no effect. No term or provision hereof shall be waived or deemed waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against it is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other different, or subsequent breach by either party. Except as otherwise specifically stated herein or agreed in writing by the parties, this Contract represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral. Each party shall be responsible for all its legal, accountancy or other costs and expenses incurred in the performance of its obligation hereunder.

25.	SEVERABILITY

If any of the provisions contained herein shall be held to be void or unenforceable for any reason, such unenforceability shall not affect any other provision herein, but these terms and conditions shall be construed as if such unenforceable provision had never been contained herein. In such a case the parties shall by mutual agreement substitute for the provisions concerned a provision considered substantially equivalent in economic terms.

26.	SUBJECT TO CHANGE

The terms and conditions of this Contract are valid starting 01. November 2011. Multitest reserves the right to prospectively change the terms and conditions hereof at any time.

27.	EDI PURCHASE

If Multitest and Buyer mutually agree to use an electronic data interchange (“EDI”) system to facilitate purchase and sale transactions, Buyer agrees that a) it will not contest: (i) any contract of sale resulting from an EDI transaction under the provisions of any law relating to whether agreements must be in writing or signed by the party to be bound thereby; or (ii) the admissibility of copies of EDI records under the business records exception to the hearsay rule, the best evidence rule or any other similar rule, on the basis that such records were not originated or maintained in documentary form, and b) that these terms and conditions shall apply to any such transactions. Multitest and Buyer will negotiate and agree on technical standards and methods to use in making EDI purchases, and will use reasonable security procedures to protect EDI records from improper access. In the event of a conflict, the business records maintained by Multitest respecting EDI purchases made by Buyer shall be deemed to be conclusive.

28.	ASSIGNMENT AND SUCCESSORS AND NO THIRD PARTY RIGHTS

This Contract binds and benefits the parties and their respective successors and assigns, except that Buyer may not assign any rights under this Contract, whether by operation of law or otherwise, without the prior written consent of Multitest. No party may delegate any performance of its obligations under this Contract except that Multitest may at any time delegate the performance of its obligations to any related corporation. Nothing expressed or referred to in this Contract will be construed to give any person, other than the parties to this Contract, any legal or equitable right, remedy or claim under or with respect to this Contract or any provision of this Contract expect such rights as may inure to a successor or permitted assignee under this section.

Exhibit E

At-Will Employment, Confidential Information and Invention Assignment Agreement

[Attached]

[Acquisition Co.]

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with [Acquisition Co.], its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this [Acquisition Co.] At-Will Employment, Confidential Information, and Invention Assignment Agreement (this “Agreement”):

1.	AT-WILL EMPLOYMENT

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE PRESIDENT OR CEO OF [ACQUISITION CO.]. ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2.	CONFIDENTIALITY

A. Definition of Confidential Information. I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B. Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, CEO, or the Board of Directors of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the President, CEO, and General Counsel of [Acquisition Co.] (as applicable). I agree that I obtain no title to any Company Confidential Information, and that as between Company and myself, [Acquisition Co.] retains all Confidential Information as the sole property of [Acquisition Co.]. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 2.B shall continue after termination of my employment.

C. Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

3.	OWNERSHIP

A. Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 3.G below (collectively, “Inventions”), are the sole property of [Acquisition Co.]. I also agree to promptly make full written disclosure to [Acquisition Co.] of any Inventions, and to deliver and assign and hereby irrevocably assign fully to [Acquisition Co.] all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to [Acquisition Co.] of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B. Pre-Existing Materials. I will inform [Acquisition Co.] in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Exhibit B) (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without [Acquisition Co.]’s prior written permission. I have attached hereto as Exhibit A, a list describing all Prior Inventions or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.

C. Moral Rights. Any assignment to [Acquisition Co.] of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole property of [Acquisition Co.] at all times.

E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 3.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to [Acquisition Co.] in Section 3.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G. Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS (AS DEFINED UNDER SECTION 3.A ABOVE) TO [ACQUISITION CO.] DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). I WILL ADVISE [ACQUISITION CO.] PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

4.	CONFLICTING OBLIGATIONS

A. Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 4.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5.	RETURN OF COMPANY MATERIALS

A. Definition of Electronic Media Equipment and Electronic Media Systems. I understand that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. I understand that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for my use directly by the company or by third-party providers on behalf of the company.

B. Return of Company Property. I understand that anything that I created or worked on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to [Acquisition Co.], and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 3.D.

C. Return of Company Information on Company Electronic Media Equipment. In connection with my obligation to return information to the Company, I agree that I will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained upon my Company Electronic Media Equipment before I return the information to the Company.

D. Return of Company Information on Personal Electronic Media Equipment. In addition, if I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Company Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if I locate such information I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems; and I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all Company information.

E. No Expectation of Privacy in Company Property. I understand that I have no expectation of privacy in Company property, and I agree that any Company property situated on Company premises, or held by third-party providers for the benefit of the company, is subject to inspection by Company personnel at any time with or without further notice. I also understand and agree that as it relates to the Company’s desire to protect its confidential and proprietary information, I have no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media

Systems that I have used for Company purposes. I further agree that the Company, at its sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems. I also consent to an exit interview and an audit to confirm my compliance with this Section 5, and I will certify in writing that I have complied with the requirements of this Section 5.

6.	TERMINATION CERTIFICATION

Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep [Acquisition Co.] advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

7.	NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8.	SOLICITATION OF EMPLOYEES

To the fullest extent permitted under applicable law, I agree that during my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this Section 8 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 2.

9.	CONFLICT OF INTEREST GUIDELINES

I agree to diligently adhere to all policies of the Company, including the Company’s insider trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit D hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

10.	REPRESENTATIONS

Without limiting my obligations under Section 3.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.	AUDIT

I acknowledge that I have no reasonable expectation of privacy in any computer, handheld device, telephone, voicemail, email or other technology system that is used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all Company network traffic to and from any computer, handheld device, telephone, voicemail, email or other technology system I may use to access the Company’s internal networks. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

12.	MISCELLANEOUS

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

B. Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, [Acquisition Co.] may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of [Acquisition Co.]’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of [Acquisition Co.] and me. Waiver by [Acquisition Co.] of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

Date:
Signature

Name of Employee (typed or printed)

Witness:

Signature

Name (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

     No inventions or improvements

     Additional Sheets Attached

Date:
Signature

Name of Employee (typed or printed)

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

[Acquisition Co.] TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to [Acquisition Co.], its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, and Invention Assignment Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

I also agree that for twelve (12) months from this date, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this paragraph shall affect my continuing obligations under the At-Will Employment, Confidential Information, and Invention Assignment Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 2 (Confidentiality) thereof.

After leaving the Company’s employment, I will be employed by                                          in the position of                                         .

Date:
Signature

Name of Employee (typed or printed)

Address for Notifications:

EXHIBIT D

[Acquisition Co.] CONFLICT OF INTEREST GUIDELINES

It is the policy of [Acquisition Co.] to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers, or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13. Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

Exhibit F

Test Equipment Preferred Purchase & Supply Agreement

[Attached]

TEST EQUIPMENT PREFERRED PURCHASE & SUPPLY AGREEMENT

THIS TEST EQUIPMENT PREFERRED PURCHASE & SUPPLY AGREEMENT (the “Agreement”), made this      day of             , 2015 (“Effective Date”), is entered into on the one hand by Xcerra Corporation, a Massachusetts corporation ( “Xcerra”), atg Luther & Maelzer GmbH, a German company and affiliate of Xcerra (atg L&M”), and Fastprint Hong Kong Co. Ltd. For and on behalf of all of its affiliates (collectively referred to as “Fastprint”).

Whereas, Xcerra has sold, and Fastprint has purchased, the Harbor Electronics Business, as that term is defined in that certain Asset Purchase Agreement entered into among Xcerra, Everett Charles Technologies LLC, Multitest Electronic Systems, Inc., and Fastprint on             , 2015 (the “Purchase Agreement”, with the purchase and sale referred to as the “Transaction”); and

Whereas, following the closing of the Transaction, and in connection with and pursuant to the terms of the PCB Preferred Supply Agreement entered into between Xcerra and Fastprint of even date herewith (the “PCB Agreement”), Xcerra will source the design, fabrication, and assembly of printed circuit boards from Fastprint;

Whereas, atg L&M is a designer, manufacturer, and seller of printed circuit board test equipment, and

Whereas, Fastprint has a need to acquire printed circuit board test equipment and related consumables and spare parts;

Now, therefore, in connection with the Transaction, and in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by atg L&M, Xcerra, and Fastprint (the “Parties”), the Parties agree as follows:

1.	General Purpose and Scope. Except as otherwise set forth in this Agreement, during the Term of this Agreement, atg L&M will be Fastprint’s sole supplier worldwide for any flying probe testers, universal grid testers for printed circuit board and substrates (“Test Equipment”), and the related consumables and spare parts. Fastprint shall utilize atg L&M as its sole supplier for all Test Equipment and related consumables and spare parts, provided, however, Fastprint shall have the right to source Test Equipment and related consumables and spare parts from other suppliers based on, better pricing, product availability, and logistics.

2.	Obligations of atg L&M. During the term of this Agreement, atg L&M will:

2.1.	sell its Test Equipment and related consumables and spare parts to Fastprint at the lowest price it charges its customers for comparable volumes of comparable products or services in the relevant geographic region (U.S., Europe, Asia); and

2.2.	provide Fastprint with priority lead times.

3.	Obligations of Fastprint. Subject to the exceptions contained in Section 4 below, during the term of this Agreement, Fastprint shall, using good faith and reasonable efforts, use atg L&M as its worldwide supplier for Test Equipment and related consumables and spare parts.

4.	Exceptions. Notwithstanding anything herein to the contrary, Fastprint shall be entitled to utilize vendors other than atg L&M for Test Equipment, consumables and spare parts if atg L&M does not offer competitive pricing for comparable tester performance competitive lead times, or fails to provide industry standard quality levels for Test Equipment and/or services. Nothing in this Agreement shall prohibit Fastprint from obtaining quotes from any third party for the provision of Test Equipment, consumables, or spare parts.

5.	Payment, Shipping Terms, Terms of Purchase and Sale. Payment terms shall be, at the discretion of atg L&M, either (i) by irrevocable, confirmed, direct letter of credit, payable 100% at sight in Federal Republic of Germany, charge and expenses for account of customer, or (ii) 1/3 upon order confirmation, 1/3 prior to shipment, and 1/3 within 30 days of shipment date. All shipments will be exworks factory. All other terms and conditions of sale not referenced here shall be governed by the atg L&M Terms and Conditions of Sale attached hereto as Exhibit A.

6.	Term and Termination.

6.1.	The term of this Agreement (the “Term”) shall commence on the Effective Date and continue in full force and effect until the third (3rd) anniversary of the Effective Date (“Initial Term”).

6.2.	The Term shall be automatically extended in increments of six (6) months unless at least six (6) months prior to the end of the Initial Term or the end of any extended term either Party delivers written notice of termination in which case this Agreement shall terminate at the end of the Initial term or any such extend term, as applicable. During the six month notice period business must remain as usual.

6.3.	Either party may terminate this Agreement immediately upon written notice to the other party if (i) a petition for relief in bankruptcy is filed by or against the other party with the United States Bankruptcy Court or other similar court in an applicable jurisdiction without a dismissal of the petition within 30 days after the filing; (ii) a petition for relief is filed by or against the other party under any reorganization, arrangement, composition, readjustment, liquidation, or dissolution statute, law, or regulation providing for such relief, or any similar such relief, without a dismissal of the petition within 30 days after the filing; (iii) the other party makes an assignment for the benefit of its creditors; (iv) the other party is adjudicated as bankrupt or insolvent, or (v) the other party fails to cure a breach of this Agreement within 30 days of written notice from the first party of such breach.

7.	Confidentiality

7.1.

Protected Information. It is acknowledged that in connection with this Agreement, each party (the “Providing Party”) will be providing the other (the “Receiving Party”) with, or the Receiving Party will be given access to, written and other materials and proprietary information that is confidential to Providing Party. For purposes hereof, such materials and information will be referred to as “Protected Information,” and will mean and include all written or other confidential or proprietary information of Providing Party that Receiving Party may be provided with, apprised of, observe, or gain knowledge about, including but not limited to, all originals, drafts, copies, or reproductions (irrespective of the form) of any and all plans, technical information, processes, know-how, trade secrets, patent applications, data (technical and non-technical), formulas, patterns, compilations (including compilations of customer information), programs (including models), devices, methods (including design methods), techniques, drawings (including equipment drawings), financial information (including sales forecasts), pricing, lists of actual or potential customers or suppliers (including identifying information about those customers), business contacts and lists, marketing channels, operational information, planning or strategy information, research and development information, information about existing and future products, information about personnel matters, and other proprietary information, intellectual property, patents, trade secrets, or “know how” related in any manner to the Products or the business operations of Providing Party, whether or not marked or stamped “Confidential,” “Proprietary,” “Do Not Disclose,” or with a similar term or terms.

7.2.	Information Not Included. Notwithstanding anything to the contrary contained in this Agreement, the term “Protected Information” does not include any information that (i) at the time of disclosure to Receiving Party or thereafter, is or becomes generally available to and known by the public, other than as a result of an unauthorized disclosure by Receiving Party or its members, owners, employees, directors, officers, representatives, or agents, or (ii) was available to Receiving Party from a source other than Providing Party, on a non-confidential basis, provided that such source is not, and was not, bound by a confidentiality agreement or obligation with Providing Party, or (iii) has been independently developed by Receiving Party without violation of any of Receiving Party’s obligations to Providing Party, provided that in any of the foregoing cases, before using in any manner inconsistent with the terms of this Agreement any information regarding Providing Party that Receiving Party believes is not included in the Protected Information, Receiving Party must first advise Providing Party of the nature of the information and the reasons why Receiving Party believes the information is not subject to the limitations on use set forth in this Agreement.

7.3.	Obligations of Confidentiality. Receiving Party will maintain the Protected Information in utmost confidence, and will not, without the prior written consent of Providing Party, disclose, furnish, or divulge the Protected Information, in whole or in part, to any person, firm, corporation, or entity of any nature, other than Providing Party or its representatives. Further, at no time that this Agreement remains in effect or at any time thereafter will Receiving Party, individually or jointly with others, for the benefit of Receiving Party or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any of Providing Party’s Protected Information, without in each instance first obtaining the prior written consent of Providing Party. Upon termination of this Agreement for any reason, or at any other time upon Providing Party’s request, Receiving Party will forthwith (i) deliver to Providing Party (without retaining copies thereof) any and all writings and other property in Receiving Party’s possession or control relating to or containing Protected Information, and (ii) destroy all documents, memoranda, notes, and other writings whatsoever prepared by Receiving Party based on any of the Protected Information, and in such case, Receiving Party’s obligations of confidentiality contained herein will remain in effect for the maximum period allowed by law.

7.4.	Injunctive Relief. Receiving Party acknowledges and agrees that any unauthorized disclosure will constitute a material breach of duty owed to Providing Party, and that in the event of a breach of this Agreement by Receiving Party, Providing Party’s right to seek recourse against Receiving Party will include, without limitation thereto, the right to obtain injunctive relief.

8.	Miscellaneous.

8.1.	This Agreement shall be interpreted under the laws of the State of California, without regard to its principles of conflicts of law. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall remain valid and enforceable according to its terms.

8.2.

All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, or when sent to the recipient by fax (receipt confirmed), or by e-mail (receipt confirmed) or one business day after the date when sent to the recipient by reputable, express courier service (charges prepaid), or two business days after the date when mailed to the recipient by certified or registered mail return receipt requested and postage prepaid, and delivered or sent to the addresses, fax numbers, or e-mail addresses set forth below:

If to Fastprint:	Fastprint Hong Kong Co. Ltd [address] [attention] [fax] [email]

If to atg L&M	atg Luther & Maelzer GmbH [ ] [ ] Attention: Managing Director Email: jochen.kleinertz@xcerra.com

with a copy to	Xcerra Corporation 825 University Avenue Norwood, MA 02062 Attention: General Counsel Email: colin.savoy@xcerra.com

8.3.	Assignment. Neither this Agreement nor any right, interest, or obligation hereunder may be assigned or assignable by either party in whole or in part without the prior written consent of the other party.

8.4.	Entire Agreement; Amendments. This Agreement constitutes the final expression of agreement between the parties with respect to the subject matter hereof, and is a complete and exclusive statement of the terms and conditions of their relationship, and there are no other agreements or understandings, written or oral, between the parties with respect thereto. This Agreement supersedes all previous negotiations, discussions, and commitments with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party’s obligation hereunder may only be waived in writing by the other party.

8.5.	No Agency or Partnership. Nothing contained in this Agreement will be deemed or construed to create a relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between or among the parties.

IN WITNESS WHEREOF, the Parties have caused this Preferred Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

XCERRA CORPORATION

By:
	Name:	Mark Gallenberger
	Title:	SVP, COO & CFO

atg Luther & Maelzer GmbH

By:
	Name:	Dr. Jochen Kleinertz
	Title:	Managing Director

FASTPRINT HONG KONG CO. LTD.

By:
Name:
Title:

EXHIBIT A

TERMS AND CONDITIONS

[Attached]

atg Luther & Maelzer GmbH General

Terms and Conditions

I.	Scope

(1) All business transactions with the Customer are subject to the present General Terms and Conditions. The General Terms and Conditions also apply to future business even in absence of any further express agreement to that effect.

(2) The General Terms and Conditions apply exclusively. Save atg Luther & Maelzer’s express written consent, conflicting or deviating customer conditions will not be recognized. The General Terms and Conditions apply even if atg Luther & Maelzer unreservedly fulfils the contract while being aware of the existence of conflicting or deviating customer conditions.

(3) Unless otherwise provided herein, the terms and definitions of INCOTERMS 2000 are applicable.

II.	Amendments and supplements

(1) All agreements reached between atg Luther & Maelzer and the Customer shall be set out in writing, if need be in an amendment agreement.

(2) atg Luther & Maelzer’s staff is not authorised to enter into oral agreements that extend beyond the scope of the written agreement.

III.	Conclusion of contracts

(1) atg Luther & Maelzer’s offers are non binding. Technical descriptions and other information contained in offers, brochures or other documentation are initially also non binding.

(2) atg Luther & Maelzer reserves all property rights and copyrights to any figures, drawings, calculations or other supporting documents. Such documents may not be disclosed to third parties; this applies also to any information on atg Luther & Maelzer’s products or services acquired by the Customer since commencement of contract negotiations. The Customer may not divulge such information to third parties without atg Luther & Maelzer’s express consent in writing.

(3) Where an order qualifies as an offer within the meaning of § 145 BGB (German Civil Code), atg Luther & Maelzer has 12 business days, or 21 business days in the case of grid tester systems or flying probers, to accept it. The same applies, if the order differs from an earlier offer of atg Luther & Maelzer.

(4) Information within the meaning of paragraph 1, as well as any information released publicly by atg Luther & Maelzer, the manufacturer or its assistants (§ 434(1) sentence 3 BGB) shall only be considered part of the contractual description of goods, work performance or services if specific reference to such information is made in the contract.

IV.	Prices and payment terms

(1) Prices are stated in Euro and do not include VAT at the applicable legal rate; in the case of deliveries, prices are ex works in Wertheim and do not include packaging, transport and insurance.

(2) atg Luther & Maelzer reserves the right to adjust its prices accordingly where the costs for materials, fuel or salaries and wages on which its calculations are based vary after conclusion of the contract.

(3) Unless otherwise expressly agreed, the prices valid on delivery date shall apply.

(4) Invoices are payable in cash or by bank transfer within 30 days of invoice date. The payment term in sentence 1 does not apply to orders for grid tester systems or flying probers where the purchase price is payable as follows:

1/3 immediately upon receipt of the order confirmation, 1/3 prior to shipment, 1/3 within 30 days of shipment date.

Payments are considered received on the date the payment amount is freely disposable for atg Luther & Maelzer.

(5) Any other payment terms are subject to special written agreement. The Customer shall carry all corresponding costs on both sides.

(6) Discounts may not be deducted save specific written agreement.

(7) The Customer shall only be entitled to set off or retain amounts due if it has an undisputed counterclaim or a counterclaim recognized by a non-appealable decision of a court.

V.	Performance and duty to co-operate

(1) atg Luther & Maelzer’s written order confirmation is authoritative for the scope of atg Luther & Maelzer’s contractual performance obligations. Construction, form or colour differences stemming from technological improvements or legal prescriptions are reserved as long as such differences are insignificant or otherwise reasonably acceptable to the Customer.

(2) Partial performances are admissible and may be invoiced provided they are reasonably acceptable and do not affect the projected scope and timing of delivery.

(3) Performance time limits are conditional to the Customer’s co-operation in accordance with the contract. Compliance with contractual performance terms presupposes the due and timely fulfilment of the Customer’s obligations. Should the Customer be in default of payment in respect of any earlier service or delivery, atg Luther & Maelzer will be entitled to hold back performance. The Customer cannot derive any rights from justified withholding.

(4) If atg Luther & Maelzer itself does not receive delivery as and when required of orders placed in good time with reliable suppliers, it shall be released from its obligation to perform and may withdraw from the contract.

(5) If, after a contract is concluded, it should appear that atg Luther & Maelzer’s claim to payment is at risk due to the Customer’s insufficient ability to perform its obligations under the contract, in particular to pay, atg shall be entitled to refuse performance until such time as the Customer makes payment or provides security for payment. Should payment not be made nor security provided within 12 business days of the corresponding request, atg Luther & Maelzer shall be entitled to withdraw from the contract and may demand compensation for expenses in an amount equivalent to 5% of the order. This does not prejudice atg Luther & Maelzer’s right to claim higher damages. The Customer is entitled to prove that the expenses or damages do not exist at all or are considerably lower than the lump sum.

(6) Should the Customer fail to retrieve, accept or collect a service or delivery or should the Customer request or occasion a delay in shipment or in the provision of service, atg Luther & Maelzer shall be entitled to charge a lump sum for costs of 0,5% per month of the invoice amount from the date that readiness for service or delivery is notified, regardless whether the goods are stored in atg Luther & Maelzer or third-party warehouses and without prejudice to further claims. The Customer is entitled to prove that the expenses or damages do not exist at all or are considerably lower than the lump sum. On fruitless expiry of an appropriate time limit, atg Luther & Maelzer may dispose of the goods otherwise and will be entitled to an appropriately extended time limit for effecting performance.

VI.	Delay / interference with performance and their consequences

(1) Where atg Luther & Maelzer is unable to meet a time limit on ground of temporary hindrances (eg. inadequate supply, force majeure, power and raw material shortages, labour unrest, disturbance of traffic) beyond its control affecting the company itself or its suppliers, the time limit shall be extended accordingly. In such cases, atg Luther & Maelzer shall inform the Customer promptly. Should the hindrances still be ongoing one month after expiry of the original time limit, either side may withdraw from the contract in writing. Any further claims against atg for time-limits overstepped through no fault of its own are excluded. This rule also applies if such hindrances occur during a pre-existing default situation.

(2) In case of default, the compensation payable to the Customer is limited to the actual damages suffered; for this purpose only the foreseeable damages typically linked to the pertinent kind of contract shall be taken into account. The Customer may also set atg Luther & Maelzer an appropriate additional time limit in writing of no less than 15 business days. After fruitless expiry of the aforesaid time limit, the Customer may give written notice of withdrawal from the contract. The same applies correspondingly in case of partial performance by atg Luther & Maelzer.

(3) Claims of the Customer arising from an exclusion of the obligation to perform or from hindrances to performance at conclusion of the contract are limited to the actual damages suffered; for this purpose only the foreseeable damages or costs typically linked to the pertinent kind of contract shall be taken into account. The same applies correspondingly in case of partial performance by atg Luther & Maelzer.

(4) In the cases referred to in paragraphs 2 and 3, the legal liability shall apply to damages from loss of life, physical injury or illness caused by infringements for which atg Luther & Maelzer is responsible and to other damages provided the infringement was intentional or the result of gross negligence. atg Luther & Maelzer’s liability is limited to foreseeable, contractually typical damages where the infringement constitutes a breach of an essential contractual obligation. Sentences 1 and 2 apply correspondingly to infringements occasioned by atg Luther & Maelzer’s legal representatives or all other persons which atg Luther & Maelzer involves into the performance of its obligations.

VII.	Passing of risk and forwarding in the case of deliveries

(1) Unless otherwise stated in the order confirmation, deliveries shall be ex works in Wertheim. All shipments, including returns, travel at the Customer’s risk.

(2) atg Luther & Maelzer is under no obligation to conclude insurance cover. Where the Customer so requires, shipments will be insured against the risks indicated by the Customer in writing.

(3) Unless otherwise agreed, atg Luther & Maelzer shall be free to choose the means of transport and the transport route and has no responsibility for ensuring that its choice is the fastest or cheapest.

VIII.	Liability for defects and/or deficiencies in title

(1) atg Luther & Maelzer’s liability for defects presupposes due compliance by the Customer with its obligation to examine the goods and to complain promptly after delivery in accordance with §§ 377, 381 (2) HGB (German Commercial Code). To that effect, the Customer shall: (a) communicate defects in writing; (b) notify visible defects promptly but no later 8 days of delivery. The same applies correspondingly in respect of any other services provided by atg Luther & Maelzer, including pure work performance in particular.

(2) The Customer cannot derive any rights from defects or deficiencies in title which do not affect, or do not materially affect, the value, fitness or merchantability of the goods or services for the agreed, required or customary use.

(3) atg Luther & Maelzer is not liable for defects caused by the improper use, storage, handling or maintenance, or the unsuitable alteration, of its goods and services nor is it liable for defects resulting from the use of inappropriate parts, equipment etc.. The same applies to normal use and wear and tear. It is for the Customer to evidence, and if need be prove, that goods or services are deficient on the passing of the risk. The defects and deficiencies for used goods are also excluded from our liability for defects, unless the liability for breach of warranty or for fraudulent intent and unless paragraphs 7 to 10.

In this context atg Luther & Maelzer gives the Customer notice of the fact that counterfeited spares for its goods and products are being provided in the market worldwide. These counterfeited spares frequently do not meet the quality and performance requirements and, therefore, can cause damage to and deficiencies in atg Luther & Maelzer’s goods and products and/or the goods, products and services produced with atg Luther & Maelzer’s goods and products. atg Luther & Maelzer is neither liable for deficiencies of these counterfeited spares nor for damage caused by these. Any such liability is hereby expressly excluded. Some of the counterfeited spares are identifiable as counterfeites, others are not. The latter is often the case when fake marks or signs of atg Luther & Maelzer are attached to the counterfeites. Atg Luther & Maelzer, therefore, strongly advises the Customer not to use counterfeited spares and to buy spares solely and directly from atg Luther & Maelzer itself.

(4) If, when the risk passes, the goods, work performance or services have inherent defects or deficiencies in title, atg Luther & Maelzer is initially entitled and obliged only to remedy. Remedy means either subsequent improvement or substitute delivery, at atg Luther & Maelzer’s choice. atg Luther & Maelzer shall bear the necessary costs for remedy, in particular the transport, mileage, labour and materials costs, provided that such costs are not increased by the fact that after delivery, the goods or work were moved to a location other than the Customer’s business establishment. Replaced parts become the property of atg Luther & Maelzer.

(5) Where remedy is unsuccessful and subject to the legal requirements and the additional requirements of sentence 2 hereafter, the Customer shall be entitled at its choice to withdraw from the contract or to demand a price reduction. The setting of a time limit as well as the right to withdraw from the contract or to obtain a price reduction presuppose corresponding written notice.

(6) Unless otherwise provided below (paragraphs 7 to 11), all further claims on the part of the Customer – whatever the underlying legal basis – are precluded. In particular, atg Luther & Maelzer assumes no responsibility for damages other than to the delivered goods, work performance or services themselves (eg. lost profit or other financial losses), without prejudice to liability for breach of warranty or for fraudulent intent.

(7) atg Luther & Maelzer is liable as provided by law for damages in cases of death, physical injury or illness caused by a breach of duty on its part.

(8) atg is liable as provided by law for any other damages caused by a deliberate or grossly negligent breach of duty on its part.

(9) Where the damages result from a breach by atg Luther & Maelzer of an essential contractual obligation, which in the case of a sale cannot be a defect in the goods sold, atg Luther & Maelzer’s liability is limited to foreseeable, contractually typical damages. That does not affect paragraphs 7 and 8.

(10) Paragraphs 7 to 9 apply accordingly to breaches of duty for which atg Luther & Maelzer’s legal representatives, bodies, managers or all other persons which atg Luther & Maelzer involves into the performance of its obligations are responsible.

(11) The preceding rules are without prejudice to the legal and customary burden of proof.

(12) With the exception of the cases referred to in paragraphs 7 to 10 and save for §§ 438 (1) N°2, 479, 634a (1) N°2 BGB, claims for defects and for deficiencies in title are subject to a limitation period of one year from the commencement of the legal limitation period. Work performance is deemed accepted in the meaning of § 640 BGB at the latest 15 business days after the date of notice of its completion. Where „final acceptance” is required for goods, the limitation period commences with such acceptance; if the Customer fails to make final acceptance within a reasonable time limit specified by atg Luther & Maelzer, final acceptance shall be deemed to have been made on expiry of that time limit. Claims for breach of warranty, fraudulent intent, tort or product liability remain unaffected.

IX.	Other liability for damages

(1) Unless otherwise provided below (paragraphs 2 and 3), the provisions of section VIII, paragraphs 6 to 11 apply correspondingly in respect of all other claims for damages on any legal ground whatsoever. Therefore, those provisions apply in particular to atg Luther & Maelzer’s liability for tort or for breach of its pre-contractual obligations.

(2) Paragraph 1 does not apply to claims for product liability.

(3) Where atg’s liability is precluded or limited, the same applies to the personal liability of atg Luther & Maelzer’s staff, employees, associates, representatives and all other persons which atg Luther & Maelzer involves into the performance of its obligations.

X.	General limitation period

All claims of the Customer – whatever the underlying legal basis – become statute-barred one year after they come into existence. In the cases of sentence 1 of this section the limitation period starts running at the end of the calendar year in which the claim comes into existence. Claims for breach of a guarantee, fraudulent intent, tort or claims based on the Product Liability Act remain unaffected. Section VIII. paragraphs 7 to 10 apply accordingly, as well as §§ 438 (1) N°2, 634a (1) N°2 BGB.

XI.	Security

An order of goods, work performance or services worth more than € 50,000.00 requires a Letter of Credit and will only be accepted by atg Luther & Maelzer upon receipt of such a Letter of Credit. Letters of Credit shall be payable in the amount of full purchase price plus all handling, freight, shipping, customs, tax, tariff and insurance charges and import duties. The Customer shall assume responsibility for any bank and/or interest charges incurred for processing such Letter of Credit.

XII.	Retention of title

(1) Notwithstanding delivery and the passing of risk, or any other of these provisions, atg Luther & Maelzer retains the title to the contract goods until settlement of all accounts resulting from the pertinent contract. Until such time as the property in the goods passes to the Customer, the Customer shall hold the goods as atg Luther & Maelzer’s fiduciary agent and shall handle the goods with care and keep them properly protected and insured against the standard risks (fire, water, electricity, theft and breakage).

(2) Until such time as the property in the goods passes to the Customer, the Customer shall be at all times obligated to give atg Luther & Maelzer, at its request, immediate and detailed information regarding the goods. Furthermore, until that time, the Customer shall not be entitled to vest, pledge or otherwise dispose of or encumber the goods without atg Luther & Maelzer’s previous written consent. Financial agreements (e.g. leasing transactions), that include the passing of title in the goods, shall not be made by the Customer without atg Luther & Maelzer’s previous written consent, unless the finance agreement expressly provides that the finance company is obligated to pay the equivalent of the still unpaid part of the sales price directly to atg Luther & Maelzer.

(3) If the Customer is in breach of contract, in particular if the Customer is in default of payment, atg Luther & Maelzer shall be entitled - if required by law, after having granted an additional period of grace of reasonable length - to rescind the contract and take back the goods. In this case the Customer shall be obligated to return the goods to atg Luther & Maelzer immediately at its own costs. The Customer hereby grants atg Luther & Maelzer its irrevocable permission to enter its business premises for the purpose of taking back the goods.

(4) The Customer shall at its own costs immediately notify atg Luther & Maelzer in writing, if a third party takes steps to pledge or otherwise dispose of or encumber the goods, or if the Customer’s assets deteriorate, in particular if an insolvency petition is filed or if an analogous measure under corresponding proceedings of other legal systems is taken, including composition and re-organization proceedings. The Customer shall at the request of atg Luther & Maelzer and at its own costs assist atg Luther & Maelzer in taking any measure to protect atg Luther & Maelzer’s title to the goods. If the Customer fails to do any of the above in due time, he shall be liable to atg Luther & Maelzer for any damage caused.

(5) If the above retention of title is void under the governing law, a valid security corresponding to the retention of title shall be deemed as agreed by the parties.

XIII.	Other provisions

(1) The Customer’s rights are non transferable.

(2) The present General Terms and Conditions and the entire legal relationship with the Customer are exclusively subject to the law of the Federal Republic of Germany, to the exclusion of the rules of the German International Private Law and the UN Sales Convention (CISG).

(3) The place of exclusive jurisdiction for all disputes arising hereunder is Wertheim, atg Luther & Maelzer’s registered place of business; nevertheless, atg Luther & Maelzer may also file proceedings against the Customer at the latter’s general place of jurisdiction.

(4) Should any provision of the General Terms and Conditions be invalid, or should there be omissions in or the General Terms and Conditions, the other provisions shall remain in full force and effect. The invalid provision shall be deemed replaced with a valid provision meeting the intent and purpose of the invalid provision. In the case of omissions, the parties agree to apply such valid provision as they would have reasonably adopted in view of the intent and purposes of the General Terms and Conditions if they had considered the matter at the outset.

XIV.	Disposal in the end-of-life case

atg Luther & Maelzer and the Customer agree that Customer is obliged to dispose old equipment in the end-of-life case in a professional way and according to the prevailing local legal regulations.

Exhibit G

Transition Services Agreement

[Attached]

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and effective as of [●], 2015 (the “Effective Date”) between Xcerra Corporation, a Massachusetts corporation (“Xcerra”), and FastTest Technology Inc., a Delaware corporation (“Buyer”), with reference to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of [●], 2015, among Xcerra, Everett Charles Technologies LLC, a Delaware limited liability company, Multitest Electronic Systems, Inc., a Delaware corporation, FastPrint Hong Kong Co. Ltd., a private company limited by shares formed in Hong Kong, Fastprint Technology (U.S.) LLC, a Delaware limited liability company and Buyer. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement. Both Xcerra and Buyer may be individually referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, pursuant to the Purchase Agreement, Buyer will purchase the Harbor Electronics Business from certain Affiliates of Xcerra upon the terms and subject to the conditions set forth therein (the “Transaction”); and

WHEREAS, in order to ensure an orderly transition in effecting the Transaction, Xcerra and Buyer have agreed to provide or cause to be provided certain transition services to each other and their respective Affiliates during a transitional period following the Closing on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties agree as follows:

ARTICLE I

Section 1.1 Transition Services.

(a) Xcerra shall, or cause its Affiliates to, provide to Buyer or its Affiliates the services set forth on Schedules A1 through A14 hereto (the “Xcerra Provided Services”) pursuant to the terms of this Agreement. For each Xcerra Provided Service, Schedules A1 through A14 set forth, among other things, a description of the Xcerra Provided Service to be provided, the time period during which such Xcerra Provided Service will be provided, the fees to be paid in respect thereof and any other terms applicable thereto. Notwithstanding anything to the contrary in this Agreement (including any Schedules), to the extent a service is necessary for the continued conduct of the Harbor Electronics Business by Buyer consistent with the manner in which the Harbor Electronics Business was conducted by Xcerra before the Effective Date and was inadvertently omitted from the Service Schedules (as defined below), or modification of a Service (as defined below) or the addition of a new service is necessary for the continued conduct of the Harbor Electronics Business in compliance with Law, such service or modification shall, upon notice from Buyer, be added to the Service Schedules, shall constitute a Service, and shall have a term and fee consistent with a comparable Service or as otherwise mutually agreed by the Parties; provided that if such Service is an inherent task for performance of other Services specified hereunder in compliance with this Agreement and applicable Law, then such Service shall comprise part of such Service and no additional service fees for such additional Service shall apply for the term for such Service. Xcerra shall, or cause its Affiliates to, perform the Xcerra Provided Services in a commercially reasonable manner and in accordance with the specifications set forth in the applicable Service Schedule; provided, that, to the extent any Xcerra Provided Services to be performed hereunder were performed by Xcerra and/or its Affiliates immediately prior to the Effective Date, such Services shall be provided in a manner such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which they were performed by Xcerra and/or its Affiliates, as applicable, prior to the Effective Date. Xcerra agrees to, and shall cause its Affiliates to, assign sufficient resources and qualified personnel as are reasonably required to perform the Xcerra Provided Services in accordance with the standards set forth in the preceding sentence. In providing the Xcerra Provided Services, Xcerra and/or its Affiliates shall comply with all applicable Laws.

(b) Buyer shall, or cause its Affiliates to, provide to Xcerra or its Affiliates the services set forth on Schedules [●] through [●] hereto (the “Buyer Provided Services”) pursuant to the terms of this Agreement. For each Buyer Provided Service, Schedules [●] through [●] set forth, among other things, a description of the Buyer Provided Service to be provided, the time period during which the Buyer Provided Service will be provided, the fees to be paid in respect thereof and any other terms applicable thereto. Buyer shall, or cause its Affiliates to, perform the Buyer Provided Services in a commercially reasonable manner and in accordance with the specifications set forth in the applicable Service Schedule; provided, that, to the extent any Buyer Provided Services to be performed hereunder were performed as part of the Harbor Electronics Business immediately prior to the Effective Date, such Services shall be provided in a manner such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which they were performed by the Harbor Electronics Business prior to the Effective Date. Buyer agrees to, and shall cause its Affiliates to, assign sufficient resources and qualified personnel as are reasonably required to perform the Buyer Provided Services in accordance with the standards set forth in the preceding sentence. In providing the Buyer Provided Services, Buyer and/or its Affiliates shall comply with all applicable Laws.

(c) The Parties agree that Provider (as defined below) shall not be obligated to perform any Service after the expiration of the service period set forth on the applicable Service Schedule; provided, however, that if Recipient (as defined below) desires and Provider agrees to continue to perform any of the Services after the applicable service period, the Parties shall negotiate in good faith to determine an amount that compensates Provider for all of its costs for such performance, including the time of its employees and its reasonable out-of-pocket costs. The Service Schedules, as applicable, shall be deemed to be amended by the extension of any such service period, and the Services provided thereunder shall be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

(d) The following terms, and their singular or plural, used in this Agreement shall have the respective meanings set forth below:

(i) “Provider” shall mean Xcerra or Buyer or, as applicable, their respective Affiliates, as the case may be, that are providing Services (as such term is defined below) pursuant to this Agreement.

(ii) “Recipient” shall mean Xcerra or Buyer, or, as applicable, their respective Affiliates, as the case may be, that receive Services pursuant to this Agreement.

(iii) “Services” shall mean the Xcerra Provided Services or the Buyer Provided Services, all of which are set forth on Schedules [●] through [●] hereto (collectively, the “Service Schedules”).

Section 1.2 Additional Services. During the Term (as such term is defined below), if one Party desires the other Party or any of its Affiliates to perform or cause to be performed a service that is not included on the then current Service Schedules (a “Requested Service”), such Party shall deliver a written notice to the other Party requesting the Requested Service, which notice shall include the proposed specification for such service in the form of a Service Schedule. The Parties shall negotiate the terms and conditions of each Requested Service in good faith. After any Requested Service has been agreed upon pursuant to this Section 1.2 and the related specification in respect thereof has been memorialized in writing and executed by both Parties, the Service Schedules shall be deemed to be amended by the addition of such specification, and such service shall thereupon be deemed to be a Xcerra Provided Service or a Buyer Provided Service, as applicable, hereunder.

Section 1.3 Cooperation. During the Term, the Parties will cooperate in good faith in all matters relating to the provision and receipt of the Services. Without limiting the generality of the foregoing, Recipient will use its commercially reasonable efforts to provide Provider in a timely manner with all information and access to facilities, equipment, systems and personnel required or reasonably requested by Provider in connection with providing the Services; provided, that (a) such access shall not interfere with the business or operations of Recipient or its Affiliates and (b) in connection therewith, Provider agrees to comply (or cause its Affiliates and any third parties engaged by Provider to comply) with Recipient’s policies, and to permit its personnel to be appropriately supervised or accompanied by Recipient’s personnel during such access.

Section 1.4 Limitations on Services. Notwithstanding anything contained herein to the contrary, including, for the avoidance of doubt, Section 1.1 and the Service Schedules:

(a) in providing the Services, in no event shall Provider be obligated to (i) maintain the employment of any specific employee or (ii) unless agreed otherwise or explicitly provided by the Service Schedules, acquire any specific equipment or Software, provided, that Provider shall otherwise remain responsible for the performance of the Services in accordance with this Agreement;

(b) Recipient acknowledges and agrees that the Services provided by Provider through third parties or using third party Intellectual Property may be subject to the terms and conditions of certain agreements between Provider and such third parties. In any such case, Provider shall (i) obtain any necessary consent from such third parties in order to provide such Services or (ii) if any such consent is not obtained, provide reasonably acceptable alternative arrangements to provide the relevant Services sufficient for Recipient’s purposes. Provider shall in all cases (except to the extent Recipient elects to terminate the Service) retain responsibility for (i) the provision to Recipient of Services to be performed by any third-party service provider or subcontractor or by any of Provider’s Affiliates and (ii) any third-party provider’s compliance with the confidentiality obligations specified in this Agreement;

(c) Provider shall not be required to provide or cause to be provided any Service to the extent that the provision of such Service would require Provider or any of its respective officers, directors, employees, agents or representatives to violate any applicable Law; and

(d) Provider shall bear no responsibility or liability for any Losses arising out of any delay, inability to perform or interruption of its performance of Services under this Agreement (i) due to any acts or omissions of its respective Recipient in breach of the Recipient’s obligations under this Agreement or (ii) for events beyond its reasonable control, including, for the avoidance of doubt, acts of God, Governmental Entities or terrorism, or due to war, riot, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or Software programs under maintenance agreements, or any other cause beyond the reasonable control of Provider where its performance is affected thereby (each, a “Force Majeure Event”); provided that Provider (a) as soon as reasonably practical following the occurrence of a Force Majeure Event, gives written notice to Recipient of such event, including a description of the circumstances preventing its performance and of its plans and efforts to implement a work-around, and (b) uses reasonable best efforts to resume or restore performance as expeditiously as possible. The obligations of

Provider seeking to be excused shall then be tolled for the duration of the Force Majeure Event to the extent that the Force Majeure Event prevents it from performing its obligations hereunder. Recipient shall have no obligation to pay any fees or other amounts to Provider for so long as Provider is unable to Provide the Services in compliance with this Agreement.

ARTICLE II

Section 2.1 Responsibility for Wages and Fees. For such time as any employees of Provider or any of its Affiliates are providing the Services to Recipient under this Agreement, (a) such employees will remain employees of Provider or such Affiliate, as applicable, and shall not be deemed to be employees of Recipient for any purpose, and (b) Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.2 Compensation. Provider shall submit to Recipient a monthly invoice within thirty (30) days following the end of each month for Services provided to Recipient during such month, in each case in accordance with the fee structure specified in the applicable Service Schedule for each such Service. In the event that Recipient terminates any Service in accordance with this Agreement prior to the end of a monthly period and the applicable fee is not based on usage, amounts due with respect to any such terminated Service shall be appropriately pro rated and reduced to reflect such shortened period during which such Service was provided hereunder.

Section 2.3 Payment. Provider’s invoices for each month shall be paid in full by Recipient by wire transfer of immediately available funds, in each case within thirty (30) days following receipt of the applicable invoice, and any late payments thereof shall carry interest on the amount due pursuant to such invoice from (but not including) the date on which such amount was payable at eight percent (8%) compounded monthly up to (and including) the actual date of payment.

Section 2.4 Fee Dispute. If Recipient disputes any invoice or portion of an invoice, it may withhold the applicable payment until such dispute is resolved, and Provider and Recipient shall work together in good faith to resolve such dispute. Notwithstanding any dispute between the Parties, Provider shall not discontinue the supply of any Service provided for herein pending the resolution of any such dispute.

ARTICLE III

Section 3.1 Term; Termination.

(a) Subject to the further provisions of this Article III and except as expressly provided in the Service Schedules with respect to any specific Service, the term of this Agreement shall commence on the Effective Date and continue until all Services are rendered in accordance with the Service Schedules (the “Term”).

(b) Recipient may terminate any individual Service on a Service-by-Service basis (and/or location-by-location basis where an individual Service is provided at multiple locations of Provider) upon prior written notice to Provider identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall in all cases be after the expiration of the required termination notice period specified on the applicable Service Schedule.

(c) This Agreement may be terminated as to all of the Buyer Provided Services prior to the expiration of the Term as set forth in Section 3.1(a), upon written notice by Buyer, if Xcerra commits a material breach of any provision of this Agreement and such material breach continues for a period of thirty (30) days following a written request by Buyer to cure such breach.

(d) This Agreement may be terminated as to all of the Xcerra Provided Services prior to the expiration of the Term as set forth in Section 3.1(a), upon written notice by Xcerra, if Buyer commits a material breach of any provision of this Agreement and such material breach continues for a period of thirty (30) days following a written request by Xcerra to cure such breach.

Section 3.2 Further Actions. Following any termination of this Agreement, Provider shall cooperate in good faith with Recipient to transfer applicable records and take all other actions reasonably requested by Recipient to enable Recipient to make alternative arrangements for the provision of services substantially consistent with the Services provided pursuant to this Agreement.

Section 3.3 Effect of Termination. In the event that this Agreement or a particular Service is terminated or expires, as applicable:

(a) Provider shall immediately cease providing the applicable Services, and Recipient shall, and shall cause its Affiliates to, cease using such Services.

(b) Subject to any applicable Law, upon request, each Party shall, and shall cause its Affiliates and third parties (subject to the terms of such Party’s agreements with such third parties) retained by such Party or Affiliates to, return to the other Party or, at the direction of the other Party, destroy (and certify to the destruction of), all of the other Party’s and its Affiliates’ Confidential Information (as defined below) and, in the case of Buyer, its Proprietary Information (as defined below), and all tangible personal property and books, records or files provided by such other Party or its Affiliates and third parties and used in connection with the provision of Services that are in their possession as of the termination date.

(c) The following provisions shall survive the termination of this Agreement: this Section 3.3(c), Sections 6.1, 6.4, 6.5, 6.8, and Article IV.

ARTICLE IV

Section 4.1 Indemnification by Xcerra. Xcerra shall indemnify and hold harmless each Buyer Indemnified Party from and against all Losses incurred by such Buyer Indemnified Party arising from (a) any violation of Law, gross negligence or willful misconduct by Xcerra or its Affiliates or any of Xcerra’s or its Affiliates’ employees in providing Services hereunder, except to the extent that such employees were acting in accordance with specific written instructions from Buyer or its Affiliates, and (b) the provision of Services by Buyer or its Affiliates hereunder, except as set forth in Section 4.2(a).

Section 4.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless each Seller Indemnified Party from and against all Losses incurred by such Seller Indemnified Party arising from (a) any violation of Law, gross negligence or willful misconduct by Buyer or its Affiliates or any of Buyer’s or its Affiliates’ employees in providing Services hereunder, except to the extent that such employees were acting in accordance with specific instructions from Xcerra or its Affiliates, and (b) the provision of Services by Xcerra or its Affiliates hereunder, except as set forth in Section 4.1(a).

Section 4.3 Indemnification Claims. Any claim for indemnification under this Section 4, including any claim in respect of a Third Party Claim, shall be governed by and subject to the terms and conditions of Sections 9.3, 9.4, 9.5 and 9.6 of the Purchase Agreement, which provisions are incorporated by reference herein.

Section 4.4 Exclusive Remedy. Except as provided in the Purchase Agreement and for rights expressly provided in Sections 2.4 and 6.13, the indemnification provisions of this Article IV shall be the sole and exclusive remedy with respect to the consummation of the transactions contemplated by this Agreement, regardless of whether claims arise in contract, tort, breach of warranty or any other legal or equitable theory.

ARTICLE V

Section 5.1 Notices. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be deemed given or made when personally delivered, when sent by facsimile transmission to the number below (with confirmation of successful transmission), four (4) business days after being when sent to the Parties at their respective addresses indicated below by registered or certified mail (return receipt requested and postage prepaid), one business day after being sent when sent for next business day delivery by an internationally recognized overnight mail courier service or when sent by email (with confirmation of receipt) addressed as follows:

(a)	If to Buyer, to:

[ADDRESS]
Facsimile: [●]
Attention:

with a copy, which shall not constitute notice, to:

Greenberg Traurig
Room 3125-3141
Central Plaza
381 Huaihai Zhong Road
Shanghai, China 200020
Facsimile:
Attention: George Qi

(b)	If to Xcerra, to:

Xcerra Corporation
825 University Avenue
Norwood, MA 02062
Facsimile: [●]
Attention: Mark Gallenberger

with copies, which shall not constitute notice, to:

Xcerra Corporation
825 University Avenue
Norwood, MA 02062
Facsimile: [●]
Attention: Colin Savoy

And

Procopio, Cory Hargreaves & Savitch, LLP
525 B Street, Suite 2200
San Diego, CA 92101
Fax: (619) 235-0398
Attention: William C. Belanger, Esq.

or to such other Person or address as either Party shall have specified by notice in writing to the other Party pursuant to this Section 5.1.

ARTICLE VI

Section 6.1 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE PURCHASE AGREEMENT.

Section 6.2 Relationship of the Parties. The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and Provider shall perform its obligations solely as an independent contractor for Recipient. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship, or a partnership or joint venture. Neither Party is an agent or employee of the other. Neither Party has authority to represent the other Party as to any matters, except as specifically authorized herein or in writing by the other Party from time to time.

Section 6.3 Assignment. Neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect.

Section 6.4 Confidentiality. With respect to any non-public confidential information disclosed by one Party to another Party for the purpose of this Agreement or otherwise accessible to such other Party during the performance of its obligations hereunder (any such information, the “Confidential Information”), the receiving Party agrees that it will use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business to prevent the disclosure or accessibility to others of the disclosing Party’s Confidential Information (but in no event less than a reasonable degree of skill and care) and will, and will cause its Affiliates and any third-party provider to, use such Confidential Information only for the purpose of performing its obligations under this Agreement. Neither Party shall, and neither Party shall permit its Affiliates or any third-party provider to, disclose, publish, release or otherwise make available to any Person the Confidential Information of the other

Party. The receiving Party shall limit dissemination of and access to the other Party’s Confidential Information to only such of its employees who have a need to know such information in connection with the performance of Services under this Agreement. Further, the receiving Party agrees that upon written notice from the disclosing Party, the receiving Party will promptly redeliver to the disclosing Party the Confidential Information of the disclosing Party without retaining any copies thereof; provided, that any portion of the Confidential Information which consists of analyses, compilations or studies shall be destroyed upon the disclosing Party’s request. Specifically excluded from the foregoing obligation is any and all information that (i) is independently developed by the receiving Party without reference to or reliance on the disclosing Party’s Confidential Information or breach of this Agreement or (ii) is already in the public domain at the time of disclosure or thereafter becomes publicly known other than as the result of a breach by the receiving Party (or third parties receiving through such Party) of its obligations under this Agreement or any other confidentiality obligation under another binding agreement between the Parties. Either Party may disclose the Confidential Information of the other Party solely to the extent that, upon the reasonable advice of counsel, such Confidential Information must be produced by the receiving Party as a matter of Law; provided, that in such case the receiving Party shall promptly notify the disclosing Party and, insofar as is permissible and reasonably practicable without placing the disclosing Party under violation of Law, give it an opportunity to appear and to object to such production before producing the requested information.

Section 6.5 Proprietary Information. All rights, title and interest in and to any software, technology, data or other proprietary information of the Harbor Electronics Business (“Proprietary Information”) shall remain exclusively with Buyer, and no rights therein are conveyed to Xcerra, its Affiliates or their respective directors, officers, employees, agents, independent contractors or consultants. Any deliverables or other work product specifically created by or on behalf of Buyer pursuant to this Agreement (“Work Product”) shall be deemed to be “work made for hire” under the copyright laws of the United States and shall be owned solely and exclusively by Buyer. To the extent any rights in or to such Work Product do not so vest in Buyer as a matter of Law, Xcerra hereby, on its behalf and on behalf of its Affiliates, irrevocably assigns to Buyer all such rights, including all intellectual property rights. All Work Product shall be deemed Proprietary Information and Confidential Information for purposes of this Agreement. Xcerra shall not, and shall cause its Affiliates not to, access, use or disclose to any third party any Proprietary Information without the prior written consent of Buyer.

Section 6.6 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 6.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and be enforceable only by the Parties and their respective permitted successors and permitted assigns, and shall not confer any rights or remedies upon any other Person.

Section 6.8 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement and all matters arising out of or relating to this Agreement (including this Agreement’s interpretation, construction, performance and enforcement) shall be construed and interpreted according to the Laws of the State of California, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. This Agreement shall be construed and interpreted in accordance with the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement shall have any force or effect in the interpretation hereof or in the determination of the intent of the Parties hereunder. Each Party stipulates that any dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the state or federal courts located in the state of California, and each Party consents to personal and subject matter jurisdiction and venue in any such court and waives and relinquishes all right to attack the suitability or convenience of any such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all Orders issued by the forum court will be binding and enforceable in all jurisdictions and countries. Without limiting any other means of service, each Party agrees that service of any process, summons, notice or document with respect to any Proceeding may be served on it in accordance with the notice provisions set forth in Section 5.1. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.9 Executed in Counterparts. This Agreement may be executed by facsimile signatures (including PDF, TIFF, JPEG, and BMP files) and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.10 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 6.11 Entire Agreement. This Agreement (including the Service Schedules and any other attachments to this Agreement) and the Purchase Agreement constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof, and there are no conditions to this Agreement that are not expressly stated in this Agreement.

Section 6.12 Amendments and Waivers. Except as set forth in Sections 1.1(a), 1.1(c) and 1.2, no modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by both Parties. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken or omitted shall be deemed to constitute a waiver by the Party taking or omitting such action of compliance with any covenants or agreements contained in this Agreement or any other document or instrument executed and delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 6.13 Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer or Xcerra were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to the terms hereof, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions and any other equitable relief to prevent breaches of this Agreement by the other Party, and to enforce specifically the terms and provisions of this Agreement in the state or federal courts located in the state of California, this being in addition to any other remedy to which such party is entitled at law or in equity. Buyer and Xcerra hereby waive (i) any defense in any action for an injunction, specific performance and other equitable relief that a remedy at law would be adequate and (ii) any requirements of applicable Law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

FASTTEST TECHNOLOGY INC.

By:
Name:
Title:

XCERRA CORPORATION

By:
Name:
Title:

EXHIBIT A-1

ECT US Providing Accounting Services to Fastprint Boards Business

Provider:	ECT US

Provider Contact:	Bradley Wallin

Recipient:	Fastprint Boards Business

Recipient Contact:	TBD

Description of Service:

Accounting services to the Fastprint Boards Business Santa Clara:

•       Transaction processing in new CCN in Glovia; AP, Payroll, AR, GL Journals

•       Month End close and reporting

•       Bank account and other balance sheet reconciliations

•       Cash disbursements

•       Commissions

•       Fixed Asset Maintenance

•       Sales and Use Tax

•       Customer Credit Limits Monitoring

•       Intercompany Invoicing

Service Period:	No longer than [6] months post-closing

Termination Notice Period:	[30 Days]

Fee Structure:	US$11,830 per month

EXHIBIT A-2

ECT LLC Hosts [Buyer’s] U.S. Employees

Provider:	Everett Charles Technologies LLC (ECT LLC)

Provider Contact:	Jill Barres (Director, HR), Xcerra Corporation, 825 University Avenue, Norwood, MA 02062

Recipient:	[Buyer]

Recipient Contact:	Lupe Mendoza (HR Specialist), 3021 Kenneth Street, Santa Clara, CA 95054

Description of Service:	ECT LLC hosts, pays the payroll, and maintains employee health, benefit and retirement plans to the U.S. transferred employees.

Service Period:	No longer than 90 days post-closing

Termination Notice Period:	30 days

Fee Structure:

The fee structure for all services, including those listed below, is actual costs plus 5%. Additional detail of the services is as follows:

Payroll – Actual costs include providing pay to employees from date of closing to date of transfer of employees (Service Period) to FastPrint payroll system.

Benefits – Self-insured plans – Actual costs include claims incurred from date of closing to date of transfer of employees (Service Period) to FastPrint benefit program, plus plan premiums based on monthly enrollment during this period. Actual claims costs and the Xcerra service fee will be billed after a 90 day run off period commencing at the end of the service period.

Fully-insured plans – Actual costs include plan premiums based on monthly enrollment during this period.

Short and Long Term Disability – Actual costs include plan premiums based on monthly enrollment during this period.

[Flexible Spending Account Plans – Actual costs and the Xcerra service fee associated with providing this plan to employees will be billed after a 90 day run off period commencing at the end of the calendar year.] [NTD: XCRA still reviewing language with broker. Subject to further changes.]

Life Insurance, AD&D, Business Travel, EAP and other Company provided and supplemental plans – Actual costs include plan premiums based on monthly enrollment during this period.

401(k) Retirement Plan- Actual costs include overhead costs over the course of the Service Period, plus costs associated with providing the employer match.

EXHIBIT A-3

Multitest Electronic Systems (Penang) Sdn. Bhd. Sublets Part of Facility in Malaysia to Fastprint’s Designee in Malaysia

Provider:	Multitest Electronic Systems (Penang) Sdn. Bhd. (MT Msia)

Provider Contact:	[ ], MT Msia, Plot 152, Bayan Lepas Ftz, Jalan Sultan Azlan Shah, Phase 1, 11900 Bayan Lepas, Pulau Pinang, Malaysia

Recipient:	Fastprint’s Designee in Malaysia

Recipient Contact:	[ ]

Description of Service:	Maintain current facility usage for the Harbor Business, including: 1. Sub-lease to Fastprint’s designee in Malaysia of the space occupied by MT Msia 2. Electricity & Utilities

Service Period:	90 days

Termination Notice Period:	30 days

Fee Structure:	$1,800 USD per month until termination.

EXHIBIT A-4

Multitest Electronics Systems (Philippines) Corporation Sublets Part of Facility in Philippines to Fastprint’s Designee in the Philippines

Provider:	Multitest Electronics Systems (Philippines) Corporation (MT Philippines)

Provider Contact:	[ ], Multitest Electronic Systems (Philippines), Units 1203/4, Alabang Business Tower, 1216 Acacia Avenue Madrigal, Business Park, Alabang, Muninlupa City, Philippines

Recipient:	Fastprint’s Designee in the Philippines

Recipient Contact:	[ ]

Description of Service:	Maintain current facility usage for the Harbor Business, including: 1. Sub-lease to Fastprint’s Designee in the Philippines of the space occupied by MT Philippines 2. Electricity & Utilities

Service Period:	Through the lease expiration in June 2016. Parties will enter into separate lease agreements after the current lease terminates.

Termination Notice Period:	N/A – either will have a separate lease or will participate until the end of the existing lease

Fee Structure:	$1,100 USD per month until termination

EXHIBIT A-5

China MIS Services

Provider:	Xcerra Corp. – Penang, Malaysia

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. in Penang currently host all the IT infrastructure for ‘FastsPrint’ employees on this site. The service requirement includes

•       IT servers and associated hardware connecting the employees to FastPrint

•       IT support on site

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$400 USD per month until termination.

EXHIBIT A-6

El Dorado Hills, CA MIS Services

Provider:	Xcerra Corp. – I.T.

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. will supply all services listed below: Santa Clara I.T. (FastPrint) will handle all local Helpdesk, server and network support

•       IT servers and associated hardware connecting the employees to FastPrint

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$1500 USD per month until termination.

EXHIBIT A-7

Germany MIS hosting

Provider:	Xcerra Corp. – Munich, Germany

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. in Munich, Germany currently host all the IT infrastructure for ‘FastsPrint’ employees on this site. The service requirement includes

•       IT servers and associated hardware connecting the employees to FastPrint

•       IT support on site

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$100 USD per month until termination.

EXHIBIT A-8

Minnesota MIS Services

Provider:	Xcerra Corp. –I.T.

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. in Norwood & Fontana currently host all the IT infrastructure for ‘FastsPrint’ employees on this site. The service requirement includes

•       IT servers and associated hardware connecting the employees to FastPrint

•       IT support on site

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$500 USD per month until termination.

EXHIBIT A-9

Penang Malaysia MIS hosting

Provider:	Xcerra Corp. – Penang, Malaysia

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. in Penang currently host all the IT infrastructure for ‘FastsPrint’ employees on this site. The service requirement includes

•       IT servers and associated hardware connecting the employees to FastPrint

•       IT support on site

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	500 USD per month until termination.

EXHIBIT A-10

Philippines MIS hosting

Provider:	Xcerra Corp. – Penang, Malaysia

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. in Penang currently host all the IT infrastructure for ‘FastsPrint’ employees on this site. The service requirement includes

•       IT servers and associated hardware connecting the employees to FastPrint

•       IT support on site

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$500 USD per month until termination.

EXHIBIT A-11

Phoenix, AZ MIS Services

Provider:	Xcerra Corp. – I.T.

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. will supply all services listed below: Santa Clara I.T. (FastPrint) will handle all local Helpdesk, server and network support

•       IT servers and associated hardware connecting the employees to FastPrint

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$1500 USD per month until termination.

EXHIBIT A-12

Santa Clara, CA MIS Services

Provider:	Xcerra Corp. – Milpitas, CA

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. will supply assistance the following aspects of support: Santa Clara I.T. (FastPrint) will handle all local Helpdesk, server and network support

•       IT business system support, includes Notes, ProCIM, and business system transitions.

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$4000 USD per month until termination.

EXHIBIT A-13

Singapore MIS hosting

Provider:	Xcerra Corp. – Singapore

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. in Singapore currently host all the IT infrastructure for ‘FastsPrint’ employees on this site. The service requirement includes

•       IT servers and associated hardware connecting the employees to FastPrint

•       IT support on site

•       Network connectivity: Internet and intra-office data connectivity as well as voice services.

•       Logically separate data stores and AD management

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$100 USD per month until termination.

EXHIBIT A-14

United Kingdom MIS hosting

Provider:	Xcerra Corp. – Munich, Germany

Provider Contact:	Xcerra – Frank Emerson (V.P. of I.T.)

Recipient:	FastPrint Corp.

Recipient Contact:	TBD

Description of Service:

Xcerra I.T. in Germany will continue to supply I.T. as they do today. Services include:

•       IT servers and associated hardware connecting the employees to FastPrint

•       Remote IT support on site

•       Network connectivity: Remote access and intra-office data connectivity.

Service Period:	No longer than 6 months post-closing

Termination Notice Period:	30 days

Fee Structure:	$500 USD per month until termination.